Exhibit 2.1

DATED	4 September 2012

(1) SCH Distribution Limited;

SCH SAS

and SCH Nederland BV

- and -

(2) Tech Data Europe GmbH

- and -

(3) Specialist Computer Holdings plc

AGREEMENT

relating to

the acquisition of the IT distribution business of

the SCC Group

DLA Piper UK LLP

Victoria Square House

Victoria Square

Birmingham

B2 4DL

United Kingdom

Tel:  +44 (0) 8700 111 111

Fax: +44 (0) 121 262 5794

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	SALE AND PURCHASE OF SHARES	2

3.	CONSIDERATION	3

4.	CONDITION AND PRE-COMPLETION MATTERS	6

5.	EXCHANGE AND COMPLETION	8

6.	WARRANTIES	8

7.	SELLER LIMITATIONS	10

8.	INDEMNITIES AND OTHER PAYMENTS	10

9.	RESTRICTIVE COVENANTS	11

10.	VENDOR RECEIVABLES AND ACCOUNTS PAYABLE	13

11.	SELLERS’ REPRESENTATIVE (AND PURCHASER’S REPRESENTATIVE)	15

12.	SCH GUARANTEE	16

13.	RELEASE OF GUARANTEES	18

14.	CONFIDENTIALITY AND ANNOUNCEMENTS	18

15.	ASSIGNMENT AND SUCCESSORS	19

16.	COSTS AND EXPENSES	19

17.	PAYMENTS	20

18.	CONTRACTS	20

19.	ENTIRE AGREEMENT	21

20.	EFFECT OF TERMINATION	21

21.	EFFECT OF COMPLETION AND FURTHER ASSURANCE	21

22.	SEVERANCE	22

23.	VARIATION	22

24.	WAIVER AND CUMULATIVE REMEDIES	22

25.	COUNTERPARTS	23

26.	NOTICES	23

27.	GOVERNING LAW, JURISDICTION AND LANGUAGE	24

SCHEDULE 1: DEFINITIONS AND INTERPRETATION		26

SCHEDULE 2:		43

	The Sellers and the Retention	43

SCHEDULE 3: INFORMATION		44

	Part 1: The Target Companies	44

	Part 2: UK and NL Subsidiaries	48

SCHEDULE 4: GENERAL WARRANTIES		50

Agreed Form documents

1.	SCC Contract

2.	Transitional Services Agreement

3.	Retention Account Agreement

4.	UK Transfer Agreement

5.	NL Demerger Documentation

6.	Sample stocktake procedure

7.	Applied House Assignment

8.	Lyndon Place Licence to Occupy

9.	Colombes Sub-leases

10.	Bodegraven Lease

11.	Langley Licence to Occupy

12.	French Tax Exit Agreements

THIS AGREEMENT is made on 4 September 2012	4 September

BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in schedule 2 (together “Sellers”, and each a “Seller”);

(2)	TECH DATA EUROPE GMBH of Kistlerhofstrasse 75, 81379 München, Germany) registered with the commercial register of Munich under registered number 123866 (the “Purchaser”); and

(3)	SPECIALIST COMPUTER HOLDINGS PLC, a company incorporated and registered in England and Wales with number 04279856 which has its registered office at James House, Warwick Road, Birmingham, West Midlands B11 2LE (“SCH”).

BACKGROUND:

A	Specialist Distribution Group (SDG) Limited (“UK Target”), ETC Metrologie SARL (“French Target 1”), Best’Ware France SA (“French Target 2”) ETC Africa SAS (“French Target 3”) (French Target 1 and French Target 2 and French Target 3 together being the “French Targets” and together the “French Target Group”) a new company (“NL Target”) to be incorporated (and anticipated to be named SDG BV) pursuant to the NL Demerger Documentation (as defined in this agreement) for the purpose of accepting (inter alia) the transfer to it of the shares in ETC BV (“NL Subsidiary”) (together the “NL Target Group”) are (and in the case of NL Target and French Target 3 will be) private companies limited by shares. Further information relating to the Target Group Companies (as defined in schedule 1) are set out in parts 1 and 2 of schedule 2, the UK Target Subsidiary and the NL Subsidiary are set out in parts 1 and 2 of schedule 3.

B	SCH Distribution Limited (“UK Seller”) owns the UK Target Shares, SCH SAS (“French Seller”) owns the French Target Shares, and SCH Nederland B.V. (“NL Seller”) will own the NL Target Shares immediately prior to Completion.

C	The UK Seller has agreed to sell and the Purchaser has agreed to purchase the UK Target Shares, the French Seller has agreed to sell and the Purchaser has agreed to purchase the French Target Shares and the NL Seller has agreed to sell and transfer and the Purchaser has agreed to purchase and accept the NL Target Shares.

D	SCH is a holding company of the Sellers and has agreed to (i) procure that each Seller sells the Shares held by it; and (ii) guarantee the obligations of the Sellers under this agreement.

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	Each word and expression used in this agreement shall have the meaning (if any) given to it in, and shall be interpreted in accordance with the provisions of, schedule 1.

1.2	This agreement incorporates the schedules to it.

2.	SALE AND PURCHASE OF SHARES

2.1	Subject to the terms of this agreement:

2.1.1	SCH shall procure the sale of, and the Purchaser shall purchase the Shares;

2.1.2	the UK Seller shall sell and the Purchaser shall purchase the UK Target Shares;

2.1.3	the French Seller shall sell and the Purchaser shall purchase the French Target Shares; and

2.1.4	the NL Seller shall sell and transfer and the Purchaser shall purchase and accept the NL Target Shares,

with effect from Completion.

2.2	The Shares shall be sold with full title guarantee, free from all Encumbrances and together with all rights of any nature that attach to them at Completion.

2.3	The Purchaser shall be entitled prior to Completion by providing notice in writing to the Sellers’ Representative and provided always that upon provision of such notice the warranties set out in clause 6.3 of this agreement shall be deemed to be given by the Purchaser in relation to each of the UK Nominated Purchaser, the French Nominated Purchaser and the NL Nominated Purchaser (as defined below as are so appointed):

2.3.1	to nominate an Affiliate to purchase the UK Target Shares (“UK Nominated Purchaser”) and upon such nomination the UK Nominated Purchaser shall, as from and including the Completion Date, be deemed to be the Purchaser of the UK Target Shares for all purposes under this agreement;

2.3.2	to nominate an Affiliate to purchase the French Target Shares (“French Nominated Purchaser”) and upon such nomination the French Nominated Purchaser shall, as from and including the Completion Date, be deemed to be the Purchaser of the French Target Shares for all purposes under this agreement;

2.3.3	to nominate an Affiliate to purchase the NL Target Shares (“NL Nominated Purchaser”) and upon such nomination the NL Nominated Purchaser shall, as from and including the Completion Date, be deemed to be the Purchaser of the NL Target Shares for all purposes under this agreement;

(the UK Nominated Purchaser, the French Nominated Purchaser and the NL Nominated Purchaser together “the Nominated Purchasers” and each a “Nominated Purchaser”) and all references to the Purchaser or Purchasers in this agreement shall be construed accordingly.

2.4	For the purposes of clause 2.5, “Purchaser Guaranteed Obligations” means all present and future obligations, commitments, undertakings, warranties, indemnities, covenants and liabilities of or given by or deemed assumed by all or any of the UK Nominated Purchaser, the French Nominated Purchaser and/or the NL Nominated Purchaser under this agreement as a consequence of the operation of clause 2.3 or otherwise.

2.5	In consideration of the Sellers and SCH entering into this agreement, Tech Data Europe GmbH irrevocably and unconditionally:

2.5.1	guarantees to the Sellers the due and punctual performance and observance by each of the UK Nominated Purchaser, French Nominated Purchaser and the NL Nominated Purchaser of the Purchaser Guaranteed Obligations;

2.5.2	undertakes to the Sellers and SCH that, if and whenever any of the UK Nominated Purchaser, the French Nominated Purchaser and/or the NL Nominated Purchaser defaults for any reason in the performance of any Purchaser Guaranteed Obligation, Tech Data Europe GmbH shall, upon written notice from Seller’s Representative immediately perform (or procure the performance of) and satisfy (or procure the satisfaction of) such Purchaser Guaranteed Obligation in the manner set out in this agreement as if it were the principal obligor, and so that the same benefits shall be conferred on the Sellers as would have been conferred on it had such Purchaser Guaranteed Obligation been duly performed and satisfied by the UK Nominated Purchaser, the French Nominated Purchaser and/or the NL Nominated Purchaser;

2.5.3	agrees, as an independent and primary obligation, to indemnify and keep indemnified the Sellers against all losses (of whatever nature), costs, claims, demands, expenses and other liabilities which it reasonably incurs or suffers from time to time arising out of or in connection with any failure of the UK Nominated Purchaser, the French Nominated Purchaser and/or the NL Nominated Purchaser to comply with any Purchaser Guaranteed Obligation (for any reason whatsoever including illegality, invalidity or unenforceability of the Purchaser Guaranteed Obligation against the UK Nominated Purchaser, the French Nominated Purchaser and/or the NL Nominated Purchaser) Guaranteed Obligation, including all payments, legal and other costs and expenses reasonably incurred as a consequence of or which would not have arisen but for any such failure or circumstance; and

2.5.4	agrees that the obligations of Tech Data Europe GmbH under this agreement shall not be affected by any act, omission, matter or thing which but for this clause 2.5 would reduce, release, or prejudice any of its obligations under this agreement (without limitation and whether or not known to any of the Sellers or the Purchaser) including (i) any incapacity or lack of power, authority or legal personality of or dissolution of the relevant Nominated Purchaser or any other person; or (ii) any change in the constitution, status or control of a Nominated Purchaser; or (iii) any insolvency, liquidation, administration or other equivalent or similar proceedings in any jurisdiction.

3.	CONSIDERATION

3.1	The total aggregate consideration payable for the Shares shall be:

3.1.1	£220,000,000; plus

3.1.2	Actual Cash less Actual Indebtedness; plus

3.1.3	Actual Intercompany Receivables less Actual Intercompany Payables; plus

3.1.4	Actual Working Capital less Normalised Working Capital,

(the “Consideration”) as further adjusted pursuant to clauses 3.7, 3.8 and 5.6.

3.2	The Consideration shall be apportioned between the Sellers as set out in part 1 of schedule 13.

3.3	On Completion, the Purchaser shall pay, or procure the payment of, by way of consideration (and on account of the Consideration):

3.3.1	an amount equal to (in aggregate):

3.3.1.1	£220,000,000 less the Retention; plus

3.3.1.2	Estimated Cash less Estimated Indebtedness; plus

3.3.1.3	Estimated Intercompany Receivables less Estimated Intercompany Payables; plus

3.3.1.4	Estimated Working Capital less Normalised Working Capital,

(the “Completion Payment”) to the Nominated Account; and

3.3.2	the Retention into the Retention Account.

3.4	The Completion Payment shall be paid in cash at Completion and apportioned between the Sellers as set out in part 2 of schedule 13.

3.5	The Retention:

3.5.1	shall be apportioned between the Sellers as set out in column (3) of schedule 2; and

3.5.2	shall be dealt with in accordance with schedule 10 and the terms of the Retention Account Agreement.

3.6	Within 10 Business Days of the agreement, deemed agreement or determination of the Completion Accounts, in accordance with the provisions of schedule 9:

3.6.1	if the aggregate of:

3.6.1.1	Actual Working Capital; plus

3.6.1.2	Actual Cash less Actual Indebtedness; plus

3.6.1.3	Actual Intercompany Receivables less Actual Intercompany Payables,

exceeds the aggregate of:

3.6.1.4	Estimated Working Capital; plus

3.6.1.5	Estimated Cash less Estimated Indebtedness; plus

3.6.1.6	Estimated Intercompany Receivables less Estimated Intercompany Payables,

then the Purchaser shall pay the amount of such excess (“Excess”) in cash to the Sellers, and apportioned between the Sellers as set out in part 3 of schedule 13; or

3.6.2	if the aggregate of:

3.6.2.1	Actual Working Capital; plus

3.6.2.2	Actual Cash less Actual Indebtedness; plus

3.6.2.3	Actual Intercompany Receivables less Actual Intercompany Payables (“the Actual Net Balances”),

is less than the aggregate of:

3.6.2.4	Estimated Working Capital; plus

3.6.2.5	Estimated Cash less Estimated Indebtedness; plus

3.6.2.6	Estimated Intercompany Receivables less Estimated Intercompany Payables (“the Estimated Net Balances”),

then the Sellers shall pay the amount of such shortfall (“Shortfall”) in cash to the Purchaser in the proportions set out in part 3 of schedule 13.

3.7	Within 10 Business Days of agreement, deemed agreement or determination of the Completion Accounts in accordance with schedule 9:

3.7.1	each of the UK Seller, the French Seller and the NL Seller shall procure the payment by the relevant members of the Retained Group to the relevant members of the Target Group of the a sum equal to the amount by which any individual Estimated Net Balances are less than the Actual Net Balances and which such amounts have not already been paid in the ordinary course; and

3.7.2	the Purchaser shall procure the payment by the relevant Target Group Companies to the relevant members of the Retained Group of a sum equal to the amount by which any Estimated Net Balances are more than the Actual Net Balances and which such amounts have not already been paid in the ordinary course.

3.8	Within 10 Business Days of the agreement, deemed agreement or determination of the VR Adjustment, the AI Adjustment and the AR Adjustment in accordance with the provisions of part 6 of schedule 9:

3.8.1	if the VR Adjustment states that the DVR Sum exceeds 103% of the value of Distributed Vendor Receivables (net of relevant provisions) stated in the Completion Accounts then the Purchaser will pay to each of the Sellers the proportionate amount of such excess over 103% respectively due to them on a £ of £ (or € for €) basis; and

3.8.2	if the VR Adjustment states that the DVR Sum is lower than 97% of the Distributed Vendor Receivables (net of relevant provisions) stated in the Completion Accounts the Sellers will pay to the Purchasers the proportionate amount of such shortfall below 97% respectively due from them on a £ for £ (or € for €) basis;

3.8.3	if the AI Adjustment and/or the AR Adjustment states that there is, in the case of the AI Adjustment, an AI Loss or in the case of an AR Adjustment an AR Loss the Sellers shall pay to the Purchaser the proportionate amount of such AI Loss or AR Loss due from them on a £ for £ (or € for €) basis.

3.9	In the event of a payment of a DVR Sum pursuant to clause 3.7.2 above, then on the dates falling three calendar months and six calendar months respectively after the payment of such DVR Sum (each a “DVR Payment Date”) the Purchaser shall deliver a statement identifying any payments received from Distributed Vendors (as defined in schedule 9) after the Calculation Date (as defined in section 1 of part 6 of schedule 9) but prior to the relevant DVR Payment Date which would, if they had been received prior to the Calculation Date diminish the DVR Sum paid by the Sellers and shall account to the Sellers within 5 Business Days of the relevant DVR Payment Date for any such payment received.

4.	CONDITION AND PRE-COMPLETION MATTERS

4.1	Completion is conditional upon the Condition being satisfied or waived (as appropriate) by the Longstop Time.

4.2	The Purchaser shall (at its own cost):

4.2.1	use its reasonable endeavours to procure (so far as it is able) that the Condition is satisfied as soon as practically possible and, in any event, by the Longstop Time;

4.2.2	keep the Sellers’ Representative informed to the extent possible of progress made in satisfying the Condition, including providing the Sellers’ Solicitors with the details of such progress, in writing, at least once every five Business Days following Exchange;

4.2.3	keep the Sellers’ Solicitors fully and promptly informed of the relevant developments in relation to the Condition, in particular receipt by the Purchaser of any notification of delay, approval, any further information requests or correspondence from the Commission and/or any Competent Authority.

4.3	In particular, the Purchaser shall (subject to clause 4.4):

4.3.1	make a full, complete and accurate merger filing at its own cost with the Commission, with respect to the matters contemplated by this agreement (“EU Filing”) within five Business Days after receiving the approval to do so from the Commission during the pre-notification process;

4.3.2	in the event of a referral (“Commission Referral”) by the Commission of all or part of the Acquisition to a Competent Authority (or request by a Competent Authority or otherwise), at its own cost, have primary responsibility for obtaining any consent, approval or action of any Competent Authority, required to complete this agreement (and shall take all steps reasonably necessary for that purpose, including making appropriate submissions, notifications and filings) (“Competent Authority Approval”);

4.3.3	in the event of a Commission Referral:

4.3.3.1	keep the Sellers’ Solicitors fully and promptly informed of the relevant developments in relation to the Commission Referral; and

4.3.3.2	consult with the Sellers’ Solicitors with respect to the Commission Referral (in particular any submission, notification or filing required in relation to the Commission Referral) and give due consideration and take reasonable account of the representations and views of the Sellers’ Representative with respect to any submission, notification or filing required in relation to the Commission Referral; and

4.3.4	respond promptly to any requests for additional information and/or documentation that may be requested by the Commission or the relevant Competent Authority (and in any event within 2 Business Days of any such request, save that where the Purchaser requires information and/or documentation from the Sellers or any member of the Seller Group to satisfy any such request, the Purchaser shall be obliged to provide such information and/or documentation to the Commission or the relevant Competent Authority within 2 Business Days of receipt of the same from the Sellers).

4.4	The Sellers shall (to the extent such information and/or documentation is in the Sellers possession or under the Sellers control):

4.4.1	provide to the Purchaser, as soon as reasonably practicable, any information or documentation that may be reasonably required by the Purchaser for the EU Filing and/or the Competent Authority Approval;

4.4.2	satisfy, as soon as reasonably practicable, any requests for additional information and/or documentation made by the Commission or the relevant Competent Authority;

4.4.3	in their capacity as Sellers co-operate with and assist the Purchaser to procure the satisfaction of the Condition and in particular assist the Purchaser in answering any questions raised by the Commission and/or any Competition Authority without undue delay before, during and after the (pre-) notification proceedings; and

4.4.4	unless requested by the Commission avoid any separate contact with the Commission and/or any Competent Authority and, if contact with the Commission and/or any Competent Authority is to occur, ensure that it will inform the Purchaser of any contact with the Commission and/or any Competent Authority (possibly in advance) and provide copies of all exchanges and information given to the Commission and/or any Competent Authority.

4.5	In the event that the Condition has not been satisfied or waived (as appropriate) by the Longstop Time (for whatever reason) the parties shall consult in good faith with each other to discuss amendments necessary with a view to satisfying the Condition. Should the parties not agree on such amendments, the parties (without prejudice to any right or remedy the Sellers may have in the event of a breach by the Purchaser of any of the provisions set out in clauses 4.2 and 4.3 and without prejudice to any right or remedy the Purchaser may have in the event of a breach by the Sellers of any of the provisions set out in clause 4.4) shall each have the right to terminate and withdraw from this agreement by giving notice to the other (in writing), within 2 Business Days after the Longstop Date.

4.6	The provisions of parts 2 and 3 of schedule 8 shall govern the period to Completion and the Purchaser’s alternative right to terminate this agreement before Completion.

4.7	Provided that the parties comply with their respective obligations under this clause 4 and parts 2 and 3 of schedule 8, they shall have no liability to each other as a consequence of the Condition not being satisfied on or prior to the Longstop Time.

4.8	In the event of any sum otherwise becoming due to a member of the Retained Group by a Target Group Company pursuant to a document giving effect to the Restructuring, no such sum shall be payable to the extent that the Purchaser has a right to any claim, right or remedy under this agreement in relation to the matter giving rise to such payment requirement.

5.	EXCHANGE AND COMPLETION

5.1	On Exchange:

5.1.1	the Sellers shall comply with the obligations set out in part 1 of schedule 7; and

5.1.2	the Purchaser shall comply with the obligations set out in part 2 of schedule 7.

5.2	Completion of the sale and purchase of the Shares shall take place at the offices of the Purchaser’s Solicitors on the Completion Date.

5.3	On Completion:

5.3.1	the Sellers shall comply with the obligations set out in part 3 of schedule 7; and

5.3.2	the Purchaser shall comply with the obligations set out in part 4 of schedule 7.

5.4	Without prejudice to the Purchaser’s rights set out in schedule 8, if Completion does not take place on the Completion Date because one or more of the Sellers is in breach of clause 5.3.1, the Purchaser may by notice to the Sellers:

5.4.1	proceed to Completion to the extent reasonably practicable; or

5.4.2	postpone Completion to a date not more than fifteen Business Days after the Completion Date.

5.5	If the Purchaser postpones Completion to another date in accordance with clause 5.4.2, the provisions of this clause 5 shall apply as if that other date is the Completion Date.

5.6	If Completion does not take place on the Target Completion Date the Purchaser shall pay to the Sellers an amount equal to the Daily Rate for each day from the Target Completion Date to the date of Completion (inclusive) unless the cause of the delay directly results from any of the Sellers’ failure to comply with its obligations pursuant to the terms of this agreement and/or the Purchaser elects to postpone Completion in accordance with the provisions of this clause 5 or schedule 8.

6.	WARRANTIES

6.1

6.1.1	UK Seller warrants to the Purchaser, as at the date of this agreement, in the terms set out in schedule 4 and part 2 of schedule 5, in respect of the UK Target Group only;

6.1.2	French Seller warrants to the Purchaser, as at the date of this agreement, in the terms set out in schedule 4 and part 2 of schedule 5, in respect of the French Targets only; and

6.1.3	NL Seller warrants to the Purchaser, as at the date of this agreement, in the terms set out in schedule 4 and part 2 of schedule 5, in respect of the NL Target Group only.

6.2	Each of the Warranties is separate and independent and, unless otherwise expressly provided, shall not be limited or restricted by reference to or inference from any other terms of this agreement or any other Warranty.

6.3	The Purchaser warrants to each of the Sellers that as at the date of this agreement:

6.3.1	it is a private limited company/corporation duly incorporated and validly existing under the laws of Germany;

6.3.2	it has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform the Acquisition Documents;

6.3.3	the Acquisition Documents constitute, or will when executed, valid and binding obligations on it in accordance with their respective terms; and

6.3.4	the execution and delivery of and the performance by the Purchaser of its obligations under the Acquisition Documents will not result in a breach of any provision of its constitutional documents and/or result in a breach of, or constitute a default under, any:

6.3.4.1	agreement licence or other instrument;

6.3.4.2	order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound; or

6.3.4.3	applicable laws or regulations in any relevant jurisdiction,

which is material in the context of the transactions contemplated by the Acquisition Documents.

6.4	Unless otherwise specified, where any Warranty refers to the knowledge or awareness or belief (or similar expression) of a Seller, such knowledge or awareness or belief of the relevant Seller shall be limited to the constructive knowledge (being the knowledge an individual ought to have having regard to the position that individual holds in the Seller’s Group), the actual knowledge and actual awareness of:

6.4.1	in relation to the UK Seller, Steven Paul Rigby, Paul Eccleston, Nigel Gilpin, Manny dos Santos and Peter Whitfield;

6.4.2	in relation to the French Seller, Steven Paul Rigby, Nigel Gilpin, Manny dos Santos, Paul Eccleston, Richard Poirier, Rene-Luc Caillaud, Bruno Barat and Jöel Pera;

6.4.3	in relation to the NL Seller, Steven Paul Rigby, Nigel Gilpin, Manny dos Santos, Paul Eccleston, Rob Borgstede and Henk Snijders,

having made proper enquiries into the subject matter of that Warranty.

6.5	The Warranties will be brought down and accordingly deemed to be repeated (as more fully described below in this clause 6.5) immediately before Completion by reference to the facts and circumstances existing at Completion. For this purpose only, where in a Warranty there is an express or implied reference to the “date of this agreement” or an equivalent term, that reference is to be construed as a reference to the “date of Completion”. Save for the Warranties in paragraphs 1.4, 1.5 and 1.6 of schedule 4 which shall repeated for all purposes under this agreement, all other Warranties deemed repeated pursuant to this clause 6.5 shall only be so repeated for the purposes of the Purchaser’s termination rights in paragraph 4.1.1 of part 2 of schedule 8.

7.	SELLER LIMITATIONS

7.1	Except as provided in clause 7.2, the liability of the Sellers in respect of:

7.1.1	any General Warranty Claim shall be limited as set out in schedule 6; and

7.1.2	any Tax Claim shall be limited as set out in schedule 6 and part 4 of schedule 5,

but where there is any inconsistency between the provisions of schedule 6 or part 4 of schedule 5 and any other provision of this agreement, the latter shall prevail.

7.2	Nothing in this agreement shall operate to exclude or limit any liability of a Seller or any remedy available to the Purchaser in relation to (i) any General Warranty Claim or Tax Claim that arises or is delayed as a result of the fraud, fraudulent concealment, wilful misconduct or wilful omission on the part of the relevant Seller or (ii) save as expressly stated in this Agreement any Purchaser Indemnified Matters.

7.3	Unless otherwise expressly provided in this agreement, any representation, covenant, undertaking, warranty, indemnity or other obligation given or assumed by more than one Seller in this agreement is given or assumed severally.

8.	INDEMNITIES AND OTHER PAYMENTS

8.1	The Sellers undertake to the Purchaser that they shall, immediately on any demand by the Purchaser from time to time, pay to the Purchaser (on an After-Tax Basis, as defined in part 1 of schedule 5) an amount equal to all direct or indirect losses (of whatever nature), costs, claims, demands, expenses and other liabilities which the Purchaser or any Target Group Company incurs or suffers from time to time arising out of or in connection with the Purchaser Indemnified Matters (including all payments, legal and other costs and expenses reasonably incurred as a consequence of the Purchaser Indemnified Matters but excluding any losses costs claims demands or expenses or liabilities in respect of Tax).

8.2	The Purchaser undertakes to each Seller that it shall, immediately on any demand by such Seller from time to time, pay to such Seller (on an After-Tax Basis (as defined in part 1 of schedule 5) an amount equal to all direct or indirect losses (of whatever nature), costs, claims, demands, expenses and other liabilities which such Seller incurs or suffers from time to time arising out of or in connection with the Seller Indemnified Matters (including all payments, legal and other costs and expenses incurred as a consequence of the Seller Indemnified Matters).

8.3	The Sellers undertake to the Purchaser and the Purchaser undertakes to the Sellers that in respect of all intercompany balances created in the period from the Completion Accounts

Date to the Completion Date they shall be settled by the debtor company in the ordinary course of business and in any event no later than 20 Business Days after the relevant balance was created.

8.4	The Sellers undertake to the Purchasers that in the event that the Sellers have failed to comply with their obligations as set out in paragraph 11 of schedule 14 to this agreement by the date falling one month after the Completion Date, they shall pay to the Purchaser:

8.4.1	the sum of £100,000 on such date;

8.4.2	an additional sum of £400,000 on the date falling two months thereafter (“First Quarter Date”) and the sum of £500,000 on each Quarter Date following the First Quarter Date should their obligations as set out in paragraph 11 of schedule 14 of this agreement remain outstanding on such dates.

9.	RESTRICTIVE COVENANTS

9.1	Each Seller and SCH severally covenants with the Purchaser and each Target Group Company that it shall not (and will procure that no member of the Retained Group shall) at any time after Completion:

9.1.1	without prejudice to any rights relating to passing off or trade mark infringement (or similar rights in any territory), in connection with any activity whatsoever, use or procure or cause or permit the use of any Restricted Name; or

9.1.2	do or say anything which it ought reasonably to have known was likely to damage the goodwill or reputation of the Business.

9.2	Each Seller and SCH severally covenants with the Purchaser and each Target Group Company that it shall not (and will procure that no member of the Retained Group shall):

9.2.1	for a period of 18 months after the Completion Date solicit or entice away or endeavour to solicit or entice away any person who was, at the Completion Date:

9.2.1.1	a director of any Target Group Company or any other member of the Seller Group in relation to the Business; or

9.2.1.2	employed by any Target Group Company or any other member of the Group in relation to the Business in a sales, marketing or financial function or other managerial role at a basic annual salary in excess of £40,000 (or Euro equivalent where appropriate);

9.2.2	for a period of three years after the Completion Date, be engaged concerned or interested in any business in competition with the Business within any territory in which the Business was carried on at the Completion Date;

9.2.3	for a period of three years after the Completion Date canvas solicit, approach or intentionally cause to be canvassed, solicited or approached any Relevant Customer in relation to the wholesale sale or supply of Relevant Products or Services;

9.2.4	for a period of three years after the Completion Date deal or contract with any Relevant Customer in relation to the wholesale sale or supply of Relevant Products or Services;

9.2.5	for a period of three years after the Completion Date, interfere with or seek to interfere with the continuance of supplies to any Target Group Company from any supplier who has been supplying goods or services relating to the Business at any time during the 12 month period prior to the Completion Date if such interference causes that supplier to cease supplying or materially reduce its supply of those goods or services.

9.3	Each of the covenants contained in clauses 9.1 and 9.2 shall constitute an entirely separate and independent restriction on SCH, each Seller and each member of the Retained Group.

9.4	Nothing in clauses 9.1 and 9.2 shall prohibit the MENA Entities or SDG Maroc from using the Restricted Names for a period of 6 months post Completion or prohibit:

MENA

9.4.1	BW Algeria carrying out the BW Algeria Business in Algeria after the Completion Date;

9.4.2	SDG Dubai carrying the SDG Dubai Business in Dubai UAE, Kuwait, Qatar, Oman, Bahrain, Saudi Arabia, Iraq, Yemen, Afghanistan after the Completion Date;

9.4.3	BW Morocco carrying out the BW Morocco Business in Morocco and Tunisia after the Completion Date;

9.4.4	SDG Morocco carrying out the SDG Morocco Business in Morocco after the Completion Date.

9.5	Nothing in clauses 9.1 and 9.2 shall prohibit SCH, the Sellers or any member of the Retained Group (either on its own behalf or jointly with another person, directly or indirectly from:

Non-Restricted Activities

9.5.1	acquiring (whether by means of a share or asset purchase) as part of a larger acquisition any interest in any business which is the same as or similar to any business comprised within the Business as at the Completion Date or at any time during the period of 12 months preceding the Completion Date (“Competitive Business”), provided that:

9.5.1.1	the acquisition of such Competitive Business is not a principal reason for such acquisition; and

9.5.1.2	the Competitive Business does not represent either:

(a)	10 per cent or more of the total consolidated turnover of the company or group or business, or the business or assets (by reference in each case to the last available accounts for that company, group or business) being acquired where the total consolidated turnover of that Competitive Business within the company or group or business, or the business assets (by reference in each case to the last available accounts for that company, group or business) being acquired is equal to or greater than £5,000,000; or

(b)	50 per cent or more of the total consolidated turnover of the company or group or business, or the business or assets (by reference in each case to the last available accounts for that company, group or business) being acquired where the total consolidated turnover of the Competitive Business within the company or group or business, or the business or assets (by reference in each cast to the last available accounts for that company, group or business) being acquired is less than £5,000,000;

General

9.5.2	carrying on business as value added reseller of IT products and/or services;

9.5.3	holding shares or stock quoted or dealt in on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000) so long as not more than five per cent of the shares or stock in issue so quoted or dealt in of any class of any such company (other than the Purchaser) is so held by the Retained Group in aggregate;

9.5.4	performing their obligations and exercising their rights under this agreement, the SCC Contract, the Transitional Services Agreements and/or under any other agreement that they may enter into with the Purchaser or another member of the Purchaser Group;

9.5.5	employing any person whose employment with the Purchaser or any other member of the Purchaser Group is terminated after Completion; or

9.5.6	advertising generally for staff.

9.6	Save to the extent that the amounts paid as liquidated damages pursuant to this clause 9.6 shall be taken into account in calculating any other damages that may be due to the Purchaser in respect of any breach of clauses 9.2.2 to 9.2.5 the provisions of this clause 9.6 shall be without prejudice to the Purchaser’s other rights and remedies under this agreement or otherwise. If any Seller or SCH intentionally breaches any provision of clauses 9.2.2 to 9.2.5 and fails to cease the action or actions giving rise to such breach or remedy such breach, within 30 days of receipt of written notice from a Purchaser giving details of the breach, such party shall pay the Purchaser on demand £1,000,000 as liquidated damages. The parties confirm that these sums represent a genuine pre-estimate of the Purchaser’s loss in connection with such breaches. The parties agree that breaches of clauses 9.2.2 to 9.2.5 (inclusive) which arise from the same particular set of circumstances (such as, but not limited to, the supply to multiple customers of product the subject of a contract with a distributed vendor) shall constitute one breach for the purposes of any liquidated damages payment pursuant to this clause 9.6.

10.	VENDOR RECEIVABLES AND ACCOUNTS PAYABLE

10.1

Any monies received by any Seller or any member of the Retained Group, after Completion, from any debtor, which relates directly to (a) a Vendor Receivable; or (b) a debt or other sum owing to any Target Group Companies, in each case relating directly to the Business (“Relevant Business Receivables”), shall (save to the extent it comprises value added tax (or foreign equivalent) for which a member of the Retained Group is required to account to a Tax Authority) be paid to the relevant Target Group Company on the 1st and the 15th of every month after Completion (or if that date is not a Business Day the first Business Day following that date), (the “Payment Dates” and each a “Payment Date”), if and provided that cleared funds have been received at least 10 Business Days prior to the relevant Payment Date, and the relevant Seller or relevant member of the Retained Group shall hold all Relevant Business Receivables (save for the aforementioned value added tax (or foreign equivalent)) paid to it on trust for the relevant Target Group Company until they are so paid.

10.2	Any monies received by any Target Group Company or any member of the Purchaser Group, after Completion, from any debtor, which relates directly to a debt or other sum owing to any member of the Retained Group relating directly to the SCC Business (which for the purpose of this clause shall mean the business of the Retained Group as carried on from time to time) (“Relevant SCC Business Receivables”), shall (save to the extent it comprises value added tax (or foreign equivalent) for which a member of the Purchaser Group is required to account to a Tax Authority) be paid to the relevant member of the Retained Group on the Payment Dates, if and provided that cleared funds have been received at least 10 Business Days prior to the relevant Payment Date, and the relevant Target Group Company or relevant member of the Purchaser Group shall hold all Relevant SCC Business Receivables (save for the aforementioned value added tax (or foreign equivalent)) paid to it on trust for the relevant member of the Retained Group until they are so paid.

10.3	For the purposes of clauses 10.1 and 10.2:

10.3.1	the Sellers shall, for a period of six months following Completion prepare and submit to the Purchaser on each Payment Date, an aggregated written statement of the Relevant Business Receivables collected since the last Payment Date; and

10.3.2	the Purchaser shall (or shall procure that the Target Group Companies shall), for a period of six months following Completion prepare and submit to the Sellers’ Representative on each Payment Date, an aggregated written statement of the Relevant SCC Business Receivables collected since the last Payment Date.

10.4	In the event any Seller or any member of the Retained Group pays, after Completion, any creditor balance, which relates directly to any Target Group Company (“Target Group Creditor”), the Purchaser shall (or shall procure that the relevant Target Group Company shall) pay an amount equal to the Target Group Creditor on the Payment Dates, if and provided that the relevant Seller or relevant member of the Retained Group has notified the Purchaser of such payment at least 10 Business Days prior to the Relevant Payment Date and subject to such notice being supported by such information as clearly identifies the Target Group Creditor as being payable by a Target Group Company.

10.5	In the event any Target Group Company or any member of the Purchaser Group pays, after Completion, any creditor balance, which relates directly to any Seller or any member of the Retained Group (“Seller Creditor”), the relevant Seller or relevant member of the Retained Group shall (save where a Seller Creditor has been taken into account in the calculation of Actual Working Capital or Actual Indebtedness) pay an amount equal to the Seller Creditor on the Payment Dates, if and provided that the relevant Target Group Company or relevant member of the Purchaser Group has notified the relevant Seller of such payment at least 10 Business Days prior to the Relevant Payment Date and subject to such notice being supported by such information as clearly identifies the Seller Creditor as being payable by a Seller or member of the Retained Group.

10.6	For the purposes of clauses 10.4 and 10.5:

10.6.1	the Sellers shall, for a period of six months following Completion, prepare and submit to the Purchaser on each Payment Date an aggregated written statement of the Target Group Creditors paid since the last Payment Date; and

10.6.2	the Purchaser shall (or shall procure that the Target Group Company shall), for a period of six months following Completion, prepare and submit to the Sellers’ Representative on each Payment Date, an aggregated written statement of the Seller Creditors paid since the last Payment Date.

11.	SELLERS’ REPRESENTATIVE (AND PURCHASER’S REPRESENTATIVE)

11.1	Subject to clause 11.3, each Seller irrevocably appoints the Sellers’ Representative as its agent:

11.1.1	to negotiate, agree and/or determine the adjustment (if any) to the Consideration to be made in accordance with clause 2.5 (Consideration) and schedule 9 (Completion Accounts);

11.1.2	to negotiate, compromise, agree and settle any Acquisition Dispute with the Purchaser on its behalf; and

11.1.3	to act on its behalf in relation to any matter which this agreement expressly provides to be agreed or done by the Sellers’ Representative.

11.2	Without prejudice to clause 11.1, each Seller irrevocably agrees that any Notice, consent or agreement, election, demand or other action to be given, made or taken by such Seller (whether individually or with others) under or in connection with this agreement may be given, made or taken on its behalf by the Sellers’ Representative.

11.3	If, for any reason, the Sellers’ Representative ceases to be able to act for the purposes of this clause 10, the Sellers shall as soon as reasonably practicable:

11.3.1	(subject to this clause 11.3) irrevocably appoint a substitute Sellers’ Representative with a postal address in the United Kingdom; and

11.3.2	notify the Purchaser of the name, relevant contact (where appropriate) and postal and email addresses of the substitute Sellers’ Representative.

Such appointment and notice shall be effective on the fifteenth Business Day after the date on which the notice given pursuant to clause 11.3.2 is deemed to have been served or delivered in accordance with clause 26.

11.4	If, on any occasion, there is no Sellers’ Representative:

11.4.1	the Purchaser shall be entitled to deal with the Sellers directly;

11.4.2	(except in schedule 1 and in this clause 10) references in this agreement to the Sellers’ Representative shall be construed accordingly; and

11.4.3	for the purposes of clause 26.3, the relevant contact (where appropriate) and postal and email addresses of the Sellers shall be as set out in column (2) of schedule 2.

11.5	The Purchaser may appoint a person to act as its representative in like manner as the appointment of the Sellers’ Representative under this clause 11 (any such person being the Purchaser’s Representative). Upon such appointment the provisions of clauses 11.1 to 11.4 (inclusive) shall apply mutatis mutandis as if references to the Sellers were to references to the Purchaser and vice versa. In the event of the appointment of such a Purchaser’s Representative, references to the Purchaser in schedule 9 shall be construed accordingly where consistent with the circumstances.

12.	SCH GUARANTEE

12.1	In this clause 12, “Guaranteed Obligations” means all present and future obligations, of the Sellers or any other member of the Seller Group to pay monies to the Purchaser or any member of the Purchaser Group arising pursuant to (including as a result of a breach of) a provision of this agreement.

12.2	SCH irrevocably and unconditionally:

12.2.1	guarantees to the Purchaser the due and punctual performance and observance by each of the Sellers of the Guaranteed Obligations;

12.2.2	undertakes to the Purchaser that, if and whenever any Seller defaults for any reason in the performance of any Guaranteed Obligation, SCH shall immediately on demand perform (or procure the performance of) and satisfy (or procure the satisfaction of) such Guaranteed Obligation (for any reason whatsoever including illegality, invalidity or unenforceability of the Guaranteed Obligations against a Seller), in the manner set out in this agreement as if it were the principal obligor, and so that the same benefits shall be conferred on the Purchaser as would have been conferred on it had such Guaranteed Obligation been duly performed and satisfied by the relevant Seller; and

12.2.3	agrees, as an independent and primary obligation, to indemnify and keep indemnified the Purchaser against all losses which it incurs or suffers from time to time arising out of or in connection with any failure of any Seller to comply with any Guaranteed Obligation (for any reason whatsoever including illegality, invalidity or unenforceability of the Guaranteed Obligations against a Seller), including all payments, legal and other costs and expenses reasonably incurred as a consequence of and/or which would not have arisen but for any such failure or circumstance.

12.3	If any discharge or release granted or arrangement entered into by the Purchaser (whether in respect of the obligations of a Seller or SCH, any security for those obligations or otherwise) is made by the Purchaser in whole or in part on the basis of any payment, security or other disposition by the relevant Seller (or SCH) which is avoided or must be restored in insolvency, liquidation, administration or otherwise, then the liability of SCH under this clause 12 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

12.4	The obligations of SCH under this clause 12 shall not be affected by any act, omission, matter or thing which, but for this clause 12, would reduce, release or prejudice any of its obligations under this clause 12, (without limitation and whether or not known to the Sellers or the Purchaser) including:

12.4.1	any variation of this agreement;

12.4.2	any incapacity or lack of power, authority or legal personality of or dissolution of any of the Sellers or any other person;

12.4.3	any insolvency, liquidation, administration or other equivalent or similar proceedings;

12.4.4	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any of the Sellers or any other person, or any non-presentation or non-observance of any formality or other requirement in respect of any instrument, or any failure to realise the full value of any security; or

12.4.5	the release of any of the Sellers or any other person under the terms of any composition or arrangement with any creditor.

12.5	The Purchaser will not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of the Guarantor under this clause or by law:

12.5.1	to enforce or seek to enforce any claim, right or remedy against the relevant Seller or any other person; or

12.5.2	to make or file any claim or proof in connection with the insolvency of the relevant Seller or any other person; or

12.5.3	to take any action or obtain judgment in any court against the relevant Seller or any other person.

12.6	The total amount recoverable from SCH in respect of all the Guaranteed Obligations shall not be greater than the liability of the Sellers in respect of all claims under this agreement giving rise to the Guaranteed Obligations.

12.7	The obligations of the Guarantor will constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever, and in particular will not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Sellers under this agreement and will continue in full force and effect until final payment in full of all amounts owing by the Sellers in total satisfaction of all the actual and contingent obligations of the Sellers under this agreement.

12.8	The Guarantor agrees that whilst any amounts are owed by any Seller under this agreement the Guarantor will not exercise any rights which the Guarantor may at any time have by reason of performance by it of its obligations under this clause:

12.8.1	to be indemnified by the Sellers;

12.8.2	to take the benefit (in whole or in part) and whether by way of subrogation or otherwise of any rights of the Purchaser under this agreement or of any other security taken in connection with this agreement by the Purchaser; or

12.8.3	to claim or prove in liquidation or other insolvency proceedings of the relevant Seller or any co-surety in competition with the Purchaser.

12.9	The Guarantor undertakes that, in the event of any claim being made against the Guarantor, the Guarantor will not make any claim against any Target Group Company or any director or employee of any Target Group Company on which or on whom the relevant Seller or the Guarantor may have relied before agreeing to any term of this agreement or authorising any statement in the Disclosure Letter, the VDR or the VA Reports.

13.	RELEASE OF GUARANTEES

13.1	The Sellers will procure that on Completion each Target Group Company is released from any guarantee, indemnity or counter-indemnity of any Target Group Company to any third party in respect of a liability or obligation of any person other than that Target Group Company. The Sellers undertake to indemnify the Purchaser and the Target Group Companies against all amounts paid by the Purchaser to any third party pursuant to any such obligation or liability (and all costs incurred in connection with such obligation or liability) arising after the date of this agreement.

13.2	The Purchaser undertakes to the Sellers that as soon as reasonably practicable following Completion the Purchaser will use all reasonable endeavours to obtain the release of each Seller from any guarantee, indemnity or counter-indemnity given by such Seller to any third party in respect of a liability of any Target Group Company and of which full particulars are set out in document number 2.1.5.3.1.3 of the VDR in the Disclosure Letter. Pending such release, the Purchaser undertakes to indemnify the relevant Seller against all amounts paid by such Seller to any third party pursuant to any such obligation (and all costs incurred in connection with such obligation) arising after the date of this agreement.

14.	CONFIDENTIALITY AND ANNOUNCEMENTS

14.1	The confidentiality agreement entered into between the Sellers and the Purchaser and dated 31 January 2012 shall remain in full force and effect until, but shall terminate on, Completion.

14.2	Subject to clause 14.4, no party shall at any time issue any press release, circular or other publicity (nor permit any person connected with it to issue any press release, circular or other publicity) relating to the existence or provisions of this agreement or any other Acquisition Document or the sale of the Shares.

14.3	Subject to clause 14.4, each of the Sellers and the Guarantor undertakes to the Purchasers and each Target Group Company that they will not and will procure that no member of the Seller Group will, at any time after Exchange:

14.3.1	disclose any Confidential Information to any person except to those authorised by the relevant Target Group Company to know;

14.3.2	use any Confidential Information for their own purposes or for any purposes other than those of the relevant Target Group Company; or

14.3.3	cause or permit any unauthorised disclosure of any Confidential Information.

14.4	Clause 14.2 and 14.3 shall not apply:

14.4.1	to the announcements to Vendors, customers, employees and any regulatory authorities in the Agreed Form; or

14.4.2	if and to the extent that an announcement is required:

14.4.2.1	by Law; or

14.4.2.2	by any Authority or securities exchange to which the relevant party (or person connected with it) is subject or submits, wherever situated, whether or not the requirement for disclosure has the force of law, provided that, in each case, such announcement shall only be made after consultation (so far as reasonably practicable) as to the timing and content of such announcement with the Sellers’ Representative or the Purchaser (as the case may be); and

14.4.3	if the announcement is made with the prior written consent of the Sellers’ Representative or the Purchaser (as the case may be).

15.	ASSIGNMENT AND SUCCESSORS

15.1	In this clause 15, any reference to a party’s “rights under this agreement” includes all or any benefits or rights of that party under this agreement, including (in the case of the Purchaser) the Warranties (together with any cause of action arising out of or in connection with any Warranty).

15.2	Unless otherwise expressly provided in this agreement, no party may assign, transfer, grant any Encumbrance over, declare any trust over or deal in any way with its rights under this agreement without the prior consent of:

15.2.1	(in the case of any such dealing by any Seller) the relevant Purchaser; or

15.2.2	(in the case of any such dealing by any Purchaser) the relevant Seller and SCH.

15.3	A party may disclose information that it is otherwise required to keep confidential under clause 14 to a proposed assignee or any other person with whom it is dealing as permitted by this clause 15, provided that:

15.3.1	such disclosure is reasonably required for the purposes of the proposed assignment, transfer, grant, declaration or dealing; and

15.3.2	the disclosing party:

15.3.2.1	ensures that the person to whom the information is to be disclosed is made aware of the provisions of clauses 14 and 15.4 before such disclosure is made; and

15.3.2.2	uses reasonable endeavours to procure that such person complies with the provisions of clauses 14 and 15.4 as if they were that disclosing party.

15.4	This agreement shall be binding on and continue for the benefit of the successors and assignees (as the case may be) of each party.

16.	COSTS AND EXPENSES

Unless otherwise expressly provided in this agreement, each party shall bear its own costs and expenses incurred in relation to the negotiation, preparation, execution and implementation of this agreement.

17.	PAYMENTS

17.1	Any payment to be made to any Seller under this agreement shall be effected by transfer of immediately available funds through a UK clearing bank to the Nominated Account.

17.2	Any payment to be made to a Purchaser under this agreement shall be effected by transfer of immediately available funds through a UK clearing bank to the account of such Purchaser notified to the relevant Seller or SCH (as appropriate) for this purpose.

17.3	Where this agreement requires a payment to be made on a particular date, any notice to be given pursuant to clause 17.2 must be deemed to have been served or delivered in accordance with clause 26 not less than three Business Days before that date.

18.	CONTRACTS

18.1	Subject to the provisions of this clause 18 and to the extent that a Target Group Company does not have the benefit of and/or is not party to any Vendor Contract as at the Completion Date in accordance with paragraph 2 of schedule 14 (“Non-Transferred Vendor Contract”), the relevant Target Group Company will with effect from the Completion Date assume the obligations of the relevant member of the Seller Group, and become entitled to the benefits of such member of the Seller Group, under such Non-Transferred Vendor Contract and such member of the Seller Group shall be deemed to hereby assign to the relevant Target Group Company with effect from the Completion Date all its rights and interest under such Non-Transferred Vendor Contract which are capable of assignment without the consent of other parties (and the Sellers shall procure, with the co-operation of the Purchaser, that all such steps as are required to give effect to such assignment are undertaken). The Purchaser shall procure that any amount received by a Target Group Company under the Non-Transferred Vendor Contract in respect of VAT (or foreign equivalent) for which a member of the Seller Group is liable to account to a Tax Authority is paid to the relevant member of the Seller Group as soon as reasonably practicable after receipt.

18.2	If a Non-Transferred Vendor Contract cannot be transferred without the consent of a third party the Sellers will, at their own expense, as requested by the Purchaser use all reasonable endeavours (with the co-operation of the Purchaser) to procure such consent or novation, and unless and until then:

18.2.1	the Sellers will procure that the relevant member of the Seller Group will hold the benefit of such Non-Transferred Vendor Contracts upon trust for the relevant Target Group Company absolutely and will account to the relevant Target Group Company in full for any sums or any other benefits received by the relevant member of the Seller Group in relation thereto (save for any amounts in respect of VAT (or foreign equivalents) for which a member of the Seller Group has to account to a Tax Authority); and

18.2.2	the Purchaser will procure that the relevant Target Group Company will, as the agent of the relevant member of the Seller Group, perform all the obligations of the relevant member of the Seller Group under such Non-Transferred Vendor Contract for the period from the Completion Date subject to such cooperation from the Sellers and the Seller Group as is reasonably requested by the Purchaser.

19.	ENTIRE AGREEMENT

19.1	In this clause 19 (and schedule 6 (Seller Limitations)), “Pre-Contractual Statement” means any representation, statement, assurance, covenant, undertaking or warranty (whether contractual or otherwise) made or given before the date of this agreement.

19.2	The Acquisition Documents supersede and extinguish all previous agreements, arrangements and understandings between, or Pre-Contractual Statements given by, the parties relating to the subject matter of the Acquisition Documents (or any of them).

19.3	The Acquisition Documents (as varied in accordance with their terms) constitute the entire agreement and understanding between the parties in respect of the subject matter of the Acquisition Documents (or any of them).

19.4	Each party acknowledges and represents to the others that it has not been induced to enter into this agreement or any other Acquisition Document by any Pre-Contractual Statement given by any person (whether a party to this agreement or not), other than the Pre-Contractual Statements set out in the Acquisition Documents (or any of them).

19.5	No party shall be liable to the others in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way for any Pre-Contractual Statement that is not set out in this agreement or any other Acquisition Document.

19.6	No party shall be liable to the others in tort (negligence) or under the Misrepresentation Act 1967 or in any other way in respect of any statement made in this agreement or any other Acquisition Document.

19.7	This clause 19 shall not exclude or limit any liability arising as a result of any fraud, fraudulent misstatement or wilful misstatement.

20.	EFFECT OF TERMINATION

20.1	If this agreement terminates under clause 4, or is terminated by the Purchaser pursuant to clause 5.4 or schedule 8 then each party’s further rights, obligations and liabilities under this agreement shall cease immediately on termination, except for:

20.1.1	each party’s accrued rights, obligations and liabilities as at the date of termination; and

20.1.2	each party’s continuing rights, obligations and liabilities under clause 1 (Definitions and interpretation), clause 11 (Sellers’ Representative), clause 12 (SCH Guarantee), clause 14 (Confidentiality and announcements), clause 16 (Costs and expenses), clause 19 (Entire agreement), this clause 20 (Effect of termination), clause 23 (Variation), clause 24 (Waiver and cumulative remedies), clause 25 (Counterparts), clause 26 (Notices) and clause 27 (Governing law, jurisdiction and language).

21.	EFFECT OF COMPLETION AND FURTHER ASSURANCE

21.1	Each provision of this agreement which is not fully performed at Completion (but which remains capable of performance) shall remain in full force and effect despite Completion, and, in particular, the rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion;

21.2	The Sellers and the Purchaser shall (each at their own expense) promptly execute and deliver, or procure the delivery of, all such documents, and do or so far as it is able, procure the doing of, all such acts and things, as the Sellers or the Purchaser (as the case may be) may reasonably require for the purpose of giving full effect to the provisions of this agreement or any other Acquisition Document.

22.	SEVERANCE

22.1	If any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

22.1.1	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

22.1.2	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this agreement.

22.2	If any illegal, invalid or unenforceable provision of this agreement would be legal, valid or enforceable if some part or parts of it were deleted, such provision shall apply with the minimum deletion(s) necessary to make it legal, valid or enforceable.

23.	VARIATION

No variation of this agreement shall be valid unless it is in writing and signed by or on behalf of the Sellers’ Representative, SCH and the Purchaser.

24.	WAIVER AND CUMULATIVE REMEDIES

24.1	The rights and remedies of each party under or in respect of this agreement may be waived only by express notice. Any waiver shall apply only to the person to whom it is addressed and in the instance and for the purpose for which it is given.

24.2	Subject to the provisions of schedule 6, no right or remedy under or in respect of this agreement shall be precluded, waived or impaired by:

24.2.1	any failure to exercise or delay in exercising it;

24.2.2	any single or partial exercise of it;

24.2.3	any earlier waiver of it, whether in whole or in part; or

24.2.4	any failure to exercise, delay in exercising, single or partial exercise of or waiver of any other such right or remedy.

24.3	Where a party waives a right or remedy in relation to one party, or takes or fails to take or delays in taking any action against that party, such waiver, action, failure or delay shall not preclude, waive or impair its rights or remedies against any other party.

24.4	Unless otherwise expressly provided in this agreement, the rights and remedies under this agreement are in addition to, and do not exclude, any rights or remedies provided by Law or in equity.

25.	COUNTERPARTS

25.1	This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

25.2	Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute one and the same agreement.

26.	NOTICES

26.1	Any notice or other communication to be given or made to a party under this agreement (“Notice”):

26.1.1	shall be in writing and in English;

26.1.2	shall be sent to the postal or email address and for the attention of the person specified in:

26.1.2.1	in the case of a Notice to any Seller or SCH, clause 26.3.1; or

26.1.2.2	in the case of a Notice to the Purchaser, clause 26.3.2,

or such other address or person as each party may notify to the others in accordance with clause 26.6; and

26.1.3	may be served on or delivered to the relevant party:

26.1.3.1	personally or by hand delivery;

26.1.3.2	by special (or other recorded) delivery post; or

26.1.3.3	subject to clause 26.2, by email.

26.2	When a Notice is served on or delivered to a party (“Recipient”) by email, the party serving or delivering the Notice (“Sender”) must deliver a copy of such Notice to the Recipient in accordance with the provisions of clauses 26.1.3.1 and 26.4.1 or clauses 26.1.3.2 and 26.4.2 by 5.00 pm on the fifth Business Day after the date on which the original Notice is deemed to have been served or delivered in accordance with clause 26.4.3. Failure by the Sender to deliver such copy Notice to the Recipient shall not invalidate the service or delivery of the original Notice (or delay the time of deemed service or delivery under clause 26.4.3).

26.3	The postal and email addresses of the parties for the purposes of clause 26.1.2 are:

26.3.1	Sellers and SCH:

Sellers’ Representative:	Manny dos Santos
Address:	James House
Warwick Road
Birmingham
B11 2LE
Email:	Manny.DosSantos@sch-group.com

26.3.2	Purchaser

For the attention of:	Norbert Sourek
Address:	Tech Data Europe GmbH,
Kistlerhofstrasse 75, 81379 Munchen, Germany
Email:	Norbert. Sourek
@techdata.eu

and Alain Amsellem

Address:	5 Avenue de l’Europe, Bussy St Georges,
77611 Marime La Vallee Cedex 3

Email:	alain.amsellem@techdata.fr

26.4	Any Notice which has been served or delivered in accordance with clause 26.1 shall be deemed to have been served or delivered:

26.4.1	if served or delivered personally or by hand, at the time of service or delivery;

26.4.2	if posted, at 10.00 am on the second Business Day after the date of posting unless there is evidence of earlier receipt; or

26.4.3	if sent by email, at the time the email is sent,

provided that if, under clauses 26.4.1 or 26.4.3, any Notice would be deemed to have been served or delivered after 5.00 pm on a Business Day and before 9.00 am on the next Business Day, such Notice shall be deemed to have been served or delivered at 9.00 am on the second of such Business Days.

26.5	In proving service or delivery of a Notice, it shall be sufficient to prove that the party receiving the Notice (“Recipient”) has acknowledged the Notice or:

26.5.1	that service or delivery personally or by hand was made;

26.5.2	in the case of posting, that the envelope containing the Notice was properly addressed and posted by special (or other recorded) delivery post; or

26.5.3	in the case of an email, that the email was properly addressed and sent to the email address of the Recipient for the purposes of clause 26.1.2 (a confirmation setting out each Recipient to whom the email was sent being proof of service).

26.6	A party may notify the other parties of a change to its name, postal or email address or relevant contact for the purposes of clause 26.1.2. Such notice shall be effective on the fifth Business Day after the date on which such notice is deemed to have been served or delivered in accordance with this clause 26, or such later date as may be specified in the notice.

27.	GOVERNING LAW, JURISDICTION AND LANGUAGE

27.1	This agreement and any Acquisition Dispute are governed by and shall be construed in accordance with English Law.

27.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any Acquisition Dispute.

27.3	Each party irrevocably agrees that the courts of England and Wales are the most appropriate and convenient courts to settle Acquisition Disputes, and accordingly, no party will argue to the contrary. Further each party irrevocably agrees that a judgment in any legal action or proceedings brought in the courts of England and Wales in relation to an Acquisition Dispute shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

SCHEDULE 1: DEFINITIONS AND INTERPRETATION

1.	Definitions

In this agreement:

“AI Adjustment” means the inventory adjustment calculation to be prepared, agreed, deemed agreed or determined in accordance with section 3 of part 6 of schedule 9;

“AI Loss” means the real loss on allocated inventory as derived from the AI Adjustment as more fully described in section 3 of part 6 of schedule 9;

“AR Adjustment” means the accounts receivable adjustment calculation to be prepared, agreed, deemed agreed or determined in accordance with section 4 of part 6 of schedule 9;

“AR Loss” means the real loss on accounts receivable as derived from the AR Adjustment as more fully described in section 4 of part 6 of schedule 9;

“Accounts” means the audited financial statements of each Target Group Company (excluding the members of the NL Target Group but including the audited financial statements of the NL Seller) as at and for the financial year ended on the Accounts Date comprising its balance sheet and profit and loss account and the directors and auditors’ reports and notes to them;

“Accounts Date” means 31 March 2011;

“Acquisition” has the meaning given in paragraph 1.1.1 of part 1 of schedule 8;

“Acquisition Dispute” means any dispute or claim arising out of or in connection with this agreement, its subject matter or formation (including any non-contractual dispute or claim);

“Acquisition Documents” means this agreement, the Disclosure Letter, documents in the Agreed Form and any other documents to be delivered on Exchange and Completion (as set out in schedule 7);

“Actual Cash” means the aggregate of UK Actual Cash, French Actual Cash and NL Actual Cash;

“Actual Indebtedness” means the aggregate of UK Actual Indebtedness, French Actual Indebtedness and NL Actual Indebtedness;

“Actual Intercompany Payables” means the aggregate of UK Actual Intercompany Payables, French Actual Intercompany Payables and NL Actual Intercompany Payables;

“Actual Intercompany Receivables” means the aggregate of UK Actual Intercompany Receivables, French Actual Intercompany Receivables and NL Actual Intercompany Receivables;

“Actual Working Capital” means the aggregate of UK Actual Working Capital, French Actual Working Capital and NL Actual Working Capital;

“Affiliate” means with respect to any specified person or entity, any person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the entity specified. For the purposes of this definition “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting equity interest, by contract, or otherwise;

“Agreed Form”, in relation to a document, means the form approved and for identification purposes initialled by (or on behalf of) the Sellers and the Purchaser;

“Anti-corruption Laws” means any and all statutes, statutory instruments, bye-laws, orders, directives, treaties, decrees and laws which relate to anti-bribery and/or anti-corruption to the extent they were applicable to the relevant Target Company;

“Applied House Assignment” means the assignment of the premises situated in Warrington and better described in part 1 of schedule 12 in the Agreed Form;

“Associated Person” means a person (including an employee or subsidiary) who performs or has performed services for or on behalf of any member of the Sellers Group;

“Authority” means any supra-national, national or sub-national authority, commission, department, agency, regulator or regulatory body in any relevant jurisdiction;

“Bank” means HSBC Bank plc;

“Bodegraven Lease” means the lease of offices at the NL Leasehold Property in the Agreed Form to be entered into on Completion between the NL Seller and NL Subsidiary;

“Break Fee” means £1,000,000 (gross);

“Bribery Act” means the Bribery Act 2010;

“Business” means the business of wholesale distribution of IT products and services carried on by any member of the Seller Group (so as to include the Target Group Companies), under the Restricted Names or otherwise at any time up to and including the Completion Date;

“Business Day” means a day other than a Saturday or Sunday on which banks are open for general business in London;

“Business Employees” means all persons employed by the Target Group Companies immediately prior to Exchange, paragraph 12.1.1 of the Disclosure Letter specifying the same;

“Business IP” means the Owned IP and all other Intellectual Property owned and/or used by the Target Group Companies in, or in connection with, the Business;

“BW Algeria” means Best Ware Algeria SA, a company incorporated in Algeria with registered number 9018784 Alger;

“BW Algeria Business” means the business carried out by BW Algeria as at the Completion Date;

“BW Morocco” means Best Ware Maroc SA, a company incorporated in Morocco with trade registration number 192015;

“BW Morocco Business” means the business carried on by BW Morocco as at the Completion Date;

“Cash” means cash as detailed and set out in the Completion Accounts Mapping;

“CITA” means the Dutch Corporate Income Tax Act (Wet op de Vennootschapsbelasting 1969);

“Claim” means any General Warranty Claim or Tax Claim, but excludes any Specific Tax Covenant Claim (as defined in part 1 of schedule 5);

“Colombes Sub-Leases” means subleases of the premises better described in part 2 of schedule 12 in the Agreed Form;

“Commission” has the meaning given in paragraph 1.1.1 of part 1 of schedule 8;

“Competent Authority” means the UK Office of Fair Trading, the French Authorité de la Concurrence, the Netherlands Competition Authority or any other national competition authority with jurisdiction to apply merger control Laws;

“Competition Laws” means all competition, state aid, anti-trust or anti-restrictive trade practice or merger control Laws in all relevant jurisdictions (including Articles 101, 102 and 106 to 109 of the Treaty on the Functioning of the European Union, sections 2 and 18 of the Competition Act 1998, section 188 of the Enterprise Act 2002 and Council Regulation 139/2004/EC on the control of concentrations between undertakings);

“Completion” means completion of the sale, purchase and transfer of the Shares in accordance with this agreement;

“Completion Accounts” means the accounts to be prepared and agreed, deemed agreed or determined in accordance with schedule 9;

“Completion Accounts Date” means 31 October 2012 unless Completion has not taken place by 30 November 2012 in which instance it shall be 30 November 2012 or such other month end as the parties shall agree in writing between them;

“Completion Accounts Mapping” means the completion accounts mapping or proforma set out in part 3 of schedule 9;

“Completion Date” means, provided that the Condition has been satisfied or waived at least three Business Days prior to such date (“Completion Proviso”), 1 November 2012 (“Target Completion Date”), or if the Completion Proviso is not satisfied on the Target Completion Date three Business Days after the date on which the Condition has been satisfied;

“Completion Payment” has the meaning given in clause 3.3;

“Condition” means the condition set out in part 1 of schedule 8;

“Confidential Information” means all information not publicly known, used in or otherwise relating to the business, customers, or financial or other affairs of any Target Group Company or member of the Purchaser Group including information relating to:

(a)	trade secrets, know-how, ideas and IT Systems;

(b)	future projects, business development or planning, commercial relationships and negotiations; and

(c)	the marketing of goods or services including customer names and lists, sales targets and statistics;

“Consideration” means the consideration for the Shares set out in clause 2.5;

“Contract” means any agreement or commitment whether conditional or unconditional and whether by deed, under hand, oral or otherwise, and any arrangement or understanding, in each case whether legally binding or not;

“Daily Rate” means for each Business Day, during the month of November 2012 the sum of £38,000 and thereafter from 3 to 14 December 2012 the sum of £103,000 from 17 to 21 December 2012 the sum of £207,000 and from 24 to 31 December 2012 the sum of £344,000;

“Data Protection Laws” means all Laws relating to processing of personal data in all relevant jurisdictions (including the Data Protection Act 1998 and the EU Data Protection Directive (95/46 EC));

“Disclosed” means facts, matters or other information fairly disclosed to the Purchaser in the Disclosure Letter and/or the VDR and/or the VA Reports in such a manner and with such detail so as to enable the Purchaser to make an informed assessment of the fact, matter or information concerned;

“Disclosed Schemes” means the UK Disclosed Schemes, the French Disclosed Scheme and the NL Disclosed Schemes;

“Disclosure Letter” means the letter of the same date as this agreement from the Sellers to the Purchaser relating to the Warranties, together with any documents annexed to it;

“Disputed Retention Claim” means any Retention Claim that is not a Settled Retention Claim;

“DVR Sum” means the value of distributed vendor receivables collected by the Target Group Companies in the 120 day period commencing on the Completion Date derived from the DVR Adjustment as more fully described in section 2 of part 6 of schedule 9;

“Employees” means the Business Employees and the Transferring Employees;

“Encumbrance” means any mortgage, charge, pledge, lien, deposit by way of security, bill of sale, option, assignment, right to acquire, right of pre-emption in favour of a third party;

“Environment” means all or any part of the air (including the air within buildings man-made or natural structures above or below ground), water and land.

“Environmental Laws” means all Laws relating to the protection, prevention of pollution or remediation, of the Environment;

“Estimated Cash” means the aggregate of UK Estimated Cash, French Estimated Cash and NL Estimated Cash;

“Estimated Indebtedness” means the aggregate of UK Estimated Indebtedness, French Estimated Indebtedness and NL Estimated Indebtedness;

“Estimated Intercompany Payables” means the aggregate of the UK Estimated Intercompany Payables, the French Estimated Intercompany Payables and the NL Intercompany Payables;

“Estimated Intercompany Receivables” means the aggregate of the UK Estimated Intercompany Receivables, the French Estimated Intercompany Receivables and the NL Intercompany Receivables;

“Estimation Mechanics” means a good faith estimate by the Sellers by way of adjustment of the September 2012 management accounts to reflect seasonality in the following month and the impact of the policy hierarchy set out in part 1 of schedule 9 in order to deliver the figures for Estimated Cash, Estimated Indebtedness, Estimated Intercompany Payables, Estimated Intercompany Receivables and Estimated Working Capital in accordance with part 3 of schedule 7;

“Estimated Working Capital” means the aggregate of UK Estimated Working Capital, French Estimated Working Capital and NL Estimated Working Capital;

“Exchange” means the date of execution of this agreement;

“First Quarter Date” shall have the meaning given to that term in clause 8.4;

“French Actual Cash” means the actual adjusted Cash of the French Targets as at the close of business on the Completion Accounts Date as shown and derived from the Completion Accounts;

“French Actual Indebtedness” means the actual adjusted Indebtedness of the French Targets as at the close of business on the Completion Accounts Date, as shown and derived from the Completion Accounts;

“French Actual Intercompany Payables” means the actual Intercompany Payables of the French Targets as at close of business on the Completion Accounts Date, as shown and derived from the Completion Accounts;

“French Actual Intercompany Receivables” means the actual Intercompany Receivables of the French Targets as at close of business on the Completion Accounts Date, as shown and derived from the Completion Accounts;

“French Actual Working Capital” means the actual Working Capital of the French Targets as at close of business on the Completion Accounts Date, as shown and derived from the Completion Accounts;

“French Disclosed Scheme” means:

(a)	the State Basic Pension Scheme (“Régime general de la sécurité socialé”) pursuant to which all employees and the French Target sector are required to pay social security contributions to the Social Security Authority (URSSAF); and

(b)	the Compulsory Complementary Pension Scheme (“Régimes de retraite complémentaire”) pursuant to which the French Targets and employees are required to paid social contributions to the national compulsory complementary pension scheme (“AGIRC” and “ARRCO”) managed by Complementary Pension Bodies (“Instituions de Retraite Complémentaire”);

“French Estimated Cash” means the cash estimate (stated in €) relating to the French Targets calculated by reference to the Estimation Mechanics and delivered to the Purchaser by the Sellers not less than 10 days prior to the Completion Date;

“French Estimated Indebtedness” means the indebtedness estimate (stated in €) relating to the French Targets calculated by reference to the Estimation Mechanics and delivered to the Purchaser by the Sellers not less than 10 days prior to the Completion Date;

“French Estimated Intercompany Payables” means the estimated Intercompany Payables (stated in €) relating to the French Targets calculated by reference to the Estimation Mechanics and delivered to the Purchaser by the Sellers not less than 10 days prior to the Completion Date;

“French Estimated Intercompany Receivables” means the estimated Intercompany Receivables (stated in €) relating to the French Targets calculated by reference to the Estimation Mechanics and delivered to the Purchaser by the Sellers not less than 10 days prior to the Completion Date;

“French Estimated Working Capital” means the working capital estimate (stated in €) relating to the French Targets calculated by reference to the Estimation Mechanics and delivered to the Purchaser by the Sellers not less than 10 days prior to the Completion Date;

“French Leasehold Property” means the French leasehold property detailed in part 2 of schedule 12;

“French Nominated Purchaser” shall have the meaning given to that term in clause 2.3;

“French Target 1 Shares” means the 409,500 shares of €16 each in the capital of the French Target 1;

“French Target 2 Shares” means the 2,500 shares of €15,2449 each in the capital of the French Target 2;

“French Target 3 Shares” means the entire issued share capital of French Target 3;

“French Target Shares” means the French Target 1 Shares, the French Target 2 Shares and the French Target 3 Shares;

“French Transfer Agreement” means the agreement in the form of the UK Transfer Agreement, to the extent that the same is applicable in the circumstances and permitted by law, so as to reflect as fairly as possible the provisions of such agreement, to be entered into prior to Completion for the transfer of certain assets from SCC SA to the French Target Group;

“General Warranties” means the warranties given by the Sellers pursuant to clause 6.1, other than the Tax Warranties;

“General Warranty Claim” means any claim for or in respect of any breach of the General Warranties;

“Governmental Authority” means any governmental, regulatory or administrative authority, whether national, international, federal, local or otherwise, including any court, tribunal or judicial or arbitral body of competent jurisdiction;

“Gross Trading Profit” means revenues less product costs, plus funds less customer rebates;

“Health and Safety Laws” means all Laws in all relevant jurisdictions insofar as they relate to the health and safety of those who work for the Target Group Companies;

“HP Africa Contract” means the distribution agreement between (1) French Target 1 and (2) Hewlett Packard Europe B.V. which permits French Target 1 to distribute permitted goods in Sub-Saharan Africa (for the avoidance of doubt, goods are principally distributed through five (5) separate dealers into Algeria);

“IFRS” means International Financial Reporting Standards;

“Indebtedness” shall mean indebtedness as detailed and set out in the Completion Accounts Mapping;

“Intercompany Payables” means intercompany payables as detailed and set out in the Completion Accounts Mapping;

“Intercompany Receivables” means intercompany receivables as detailed and set out in the Completion Accounts Mapping;

“Inventory” means the inventory of each Target Group Company including components, finished goods and consumables;

“IP” means:

(a)	copyright and related rights, moral rights, database rights, trade marks and service marks, trade names, business names, brand names, get-up, logos, domain names and URLs (in each case, whether or not registered); and

(b)	all rights or forms of protection having equivalent or similar effect in any jurisdiction;

“Judgment” means any judgment, order, decree, award, demand, ruling, injunction or decision from any court, tribunal or arbitrator;

“Key Customer” means any customer of any Target Group Company which (together with its connected persons) in the financial year ended on the Management Accounts Date accounted for, or in the current financial year is likely to account for more than 5 per cent of the turnover of such Target Group Company;

“Key Customer Contract” means any current contract or arrangement entered into by any Target Group Company with a Key Customer;

“Key Vendor” means HP, IBM, Lenovo, Citrix and VMware;

“Key Vendor Accreditation” means any accreditation or qualification issued by a Key Vendor to any Employee;

“Key Vendor Contract” means any Vendor Contract for the distribution of such Key Vendor’s products;

“Langley Licence to Occupy” means the licence to occupy ground floor premises at Unit 6B, Langley Business Centre as better described in part 1 of schedule 12 in the Agreed Form;

“Leases” means the leases for the UK Leasehold Property, the French Leasehold Property and the NL Leasehold Property;

“Longstop Time” means 12:00pm GMT on 30 November 2012 or, in the event of a Commission Referral, 12:00pm GMT on 31 January 2013, or such later time and date as may be agreed in writing between the Sellers’ Representative and the Purchaser;

“Lyndon Place Licence to Occupy” means the licence to occupy the West Wing of the premises better described in part 1 of schedule 12 in the Agreed Form;

“Management Accounts” means the unaudited management accounts in the Agreed Form, comprising the unaudited profit and loss accounts of each Target Group Company (and/or in the case of the members of the NL Target Group, the business to be comprised in such companies by Completion) for in the case of the 31 March 2012 management accounts a 12 month period and in the case of the 30 June 2012 management accounts a three month period ending on the relevant Management Accounts Date;

“Management Accounts Dates” means 31 March 2012 and 30 June 2012;

“MENA Claim” means a Disputed Retention Claim arising from paragraph 11 of schedule 14 to this agreement;

“MENA Entities” means BW Algeria, BW Morocco and SDG Dubai and references to “MENA Entity” shall be construed accordingly;

“NL Actual Cash” means the actual adjusted cash of the NL Target Group as at the close of business on the Completion Accounts Date as shown and derived from the Completion Accounts;

“NL Actual Indebtedness” means the actual adjusted Indebtedness of the NL Target Group as at the close of business on the Completion Accounts Date, as shown and derived from the Completion Accounts;

“NL Actual Intercompany Payables” means the actual Intercompany Payables of the NL Target Group as at the close of business on the Completion Accounts Date, as shown and derived from the Completion Accounts;

“NL Actual Intercompany Receivables” means the actual Intercompany Receivables of the NL Target Group as at the close of business on the Completion Accounts Date, as shown and derived from the Completion Accounts;

“NL Actual Working Capital” means the actual Working Capital of the NL Target Group as at the close of business on the Completion Accounts Date, as shown and derived from the Completion Accounts;

“NL Demerger Documentation” means the documentation in the Agreed Form (in terms of outline structure) to implement the incorporation of the NL Seller and the demerger of the Business in Holland including the transfer of the shares of the NL Subsidiary to the NL Seller and the transfer of assets (including the shares of NL Subsidiary) to the NL Target by the NL Seller;

“NL Disclosed Schemes” means the pension schemes with policy numbers GN527/5232, GN4377, GN4934, GN4194 and D1178 as entered into by the NL Seller for the benefit of one or more of the employees currently employed by the NL Seller and seconded to the NL Subsidiary and which employees will transfer to the NL Target;

“NL Estimated Cash” means the cash estimate (stated in €) relating to the NL Target Group calculated by reference to the Estimation Mechanics and delivered to the Purchaser by the Sellers not less than 10 days prior to the Completion Date;

“NL Estimated Indebtedness” means the indebtedness estimate (stated in €) relating to the NL Target Group calculated by reference to the Estimation Mechanics and delivered to the Purchaser by the Sellers not less than 10 days prior to the Completion Date;

“NL Estimated Intercompany Payables” means the estimated Intercompany Payables (stated in €) relating to the NL Target Group calculated by reference to the Estimation Mechanics and delivered to the Purchaser by the Sellers not less than 10 days prior to the Completion Date;

“NL Estimated Intercompany Receivables” means the estimated Intercompany Receivables (stated in €) relating to the NL Target Group calculated by reference to the Estimation Mechanics and delivered to the Purchaser by the Sellers not less than 10 days prior to the Completion Date;

“NL Estimated Working Capital” means the working capital estimate (stated in €) relating to the NL Target Group calculated by reference to the Estimation Mechanics and delivered to the Purchaser by the Sellers not less than 10 days prior to the Completion Date;

“NL Lease” means the agreement in the Agreed Form to be entered into on Completion between the NL Subsidiary and NL Seller in relation to the NL Leasehold Property;

“NL Leasehold Property” means the NL Leasehold Property detailed in part 3 of schedule 12;

“NL Nominated Purchaser” shall have the meaning given to that term in clause 2.3;

“NL Subsidiary” means ETC B.V.;

“NL Target Group” means NL Target and NL Subsidiary and “NL Target Group Company” shall mean either of them;

“NL Target Shares” means the ordinary shares of €1.00 each in the capital of the NL Target to be held by NL Seller upon completion of the NL Demerger Documentation;

“Nominated Account” means the DLA Piper UK LLP Client Account, National Westminster Bank, 1 Philips Place, Birmingham B3 2PP with sort code 60:02:55; Account Number 67409148;

“Nominated Purchaser” and “Nominated Purchasers” shall have the meanings given to those terms in clause 2.3;

“Non-Transferred Vendor Contract” shall have the meaning given to that term in clause 18.1;

“Normalised Working Capital” means £85,000,000 being the aggregate of the normalised working capital for the UK Target Group of £29,790,000, for the French Targets of €26,433,000 and for the NL Target Group of €38,052,300;

“Notice” has the meaning given to it in clause 26.1;

“Owned IP” means all IP exclusively owned by any Target Group Company;

“Organisational Documents” means articles of association (or comparable documents) in respect of a Target Group Company;

“Other Creditors” means accruals and other creditors, including but not limited to, accrued expenses and other short term liabilities of a trading nature;

“Other Debtors” means prepayments and other debtors, including but not limited to, prepaid expenses, deferred charges and other current assets of a trading nature;

“Paragraph 11 Notice” has the meaning given to it in paragraph 4.2 of part 2 of schedule 8;

“Planning Laws” means all Laws relating to planning matters;

“Pre-Completion Transfer Agreements” means the “UK Transfer Agreement” and the “French Transfer Agreement”;

“Principal Vendor Contracts” means the jurisdiction and product specific hardware and software contracts with the following Vendors: HP, IBM, Lenovo, Citrix, Symantec, VMware, Wyse, Huawei, IGEL, Veeam, Google, Good, Appsense, Redhat, Novell and Microsoft, Samsung, Acer, Toshiba and Fujitsu;

“Property” means the UK Leasehold Property, the French Leasehold Property and the NL Leasehold Property;

“Purchaser Group” means the Purchaser, any parent undertaking of the Purchaser for the time being, and any undertaking which, in relation to the Purchaser and/or any such parent undertaking, is a subsidiary undertaking for the time being, including each Target Group Company with effect from Completion (and references to a “member of the Purchaser Group” shall be construed accordingly);

“Purchaser Indemnified Matters” means the matters set out in part 1 of schedule 11;

“Purchaser’s Representative” means such person or persons appointed by the Purchaser in accordance with clause 11.5, acting individually or together;

“Purchaser’s Solicitors” means Eversheds LLP of One Wood Street, London, EC2V 7WS;

“Quarter Date” each date falling upon intervals of three months following the First Quarter Date which, by way of example, in the case of a First Quarter Date of 1 February, would mean each 1 May, 1 August and 1 November thereafter;

“Related Person” means an employee, officer, director, shareholder or partner of any member of the Seller, any member of his or her immediate family or any of their respective Affiliates;

“Release Date” means 12 months following Completion;

“Relevant Companies” means in relation to a part of the Property, that Target Group Company or member of the Retained Group which is detailed in schedule 12 as being the occupier of the relevant Property;

“Relevant Customer” means any person who at any time during the period of 12 months preceding the Completion Date was:

(a)	negotiating with any member of the Seller Group for the supply by any member of the Seller Group of goods or services relating to the Business; or

(b)	a client or customer of the Business;

“Relevant Products or Services” means products or services which are competitive with or of the type supplied by any member of the Seller Group in relation to the Business at any time during the period of 12 months prior to the Completion Date;

“Restricted Name” means any name or names identical or similar to “SDG”, “ETC”, “ETC Metrologie”, “Metrologie”, “Best’Ware”, “IQ-SYS”, “Interchange”, “Interface” and “ISI” or any colourable imitation of such words or which include the following words in the sequence they appear “Specialist Distribution Group”, “Enhancement Technologies Corporation” or “Interface Solutions International” which, for the avoidance of doubt, shall include the company names of each Target Group Company and the company names of any other members of the Seller Group which contain any of the aforementioned words, names, identical or similar names;

“Restructuring” means the transfer of assets relating to the Business by the members of the Retained Group to the Target Group Companies prior to Completion and other steps and transactions more fully set out in schedule 14;

“Retained Group” means the Seller Group excluding the Target Group Companies (and references to a member of the “Retained Group” shall be construed accordingly);

“Retention” means initially the sum of either £11,000,000 or in the event that the Sellers obligations set out in paragraph 11 of schedule 14 to this agreement have not been fully satisfied at Completion and the Purchaser notifying the Sellers (by way of a Paragraph 11 Notice) that it will proceed to Completion but that it has a bona fide claim in respect of such breach of paragraph 11 of schedule 14, the sum of £16,000,000 and, on payment of such sum into the Retention Account, the amount held in the Retention Account for the time being (including any sums credited for interest) after the deduction of any bank charges, fees, costs and expenses debited to the Retention Account;

“Retention Account” means an interest bearing deposit account with the Bank in the joint names of the Retention Account Agents to be operated in accordance with schedule 10 and the Retention Account Agreement;

“Retention Account Agents” means the Purchaser’s Solicitors and the Sellers’ Solicitors;

“Retention Account Agreement” means the joint letter of instruction from the Purchaser and the Sellers to the Retention Account Agents in relation to the Retention Account in the Agreed Form;

“Retention Claim” means a General Warranty Claim, a Tax Claim or a claim in relation to a Purchaser Indemnified Matter which has been notified to the Sellers before the Release Date;

“Sample Stocktake” means the partial stocktake in the UK and France to be carried out in accordance with paragraphs 3.2 and 4 of part 3 of schedule 7, paragraph 4 of part 4 of schedule 7 and the Sample Stocktake procedure in the Agreed Form;

“SCC Contract” means the agreement in the Agreed Form to be entered into on Completion between Specialist Computer Holdings PLC, and Tech Data Europe GmbH for the supply by the Target Group Companies and the Purchaser Group of certain products to the Retained Group;

“SDG Dubai” means SDG FZE, a company incorporated in Dubai with registered number 141616 and licence number 124569;

“SDG Dubai Business” meaning the business carried out by SDG Dubai as at the Completion Date;

“SDG Morocco” means SDG SA a company incorporated in Morocco with company registry number 222327;

“SDG Morocco Business” means the business carried on by SDG Morocco as at the Completion Date;

“Seller Group” means the Sellers, any parent undertaking of any of the Sellers for the time being, and any undertaking which, in relation to the Sellers and/or any such parent undertaking, is a subsidiary undertaking for the time being, so that the Target Group Companies shall be deemed to be members of the Seller Group for the period ending immediately prior to Completion (and references to “a member of the Seller Group” shall be construed accordingly);

“Seller Indemnified Matters” means the matters set out in part 2 of schedule 11;

“Sellers’ Representative” means Manny dos Santos (or such other persons appointed by the Sellers in accordance with clause 11.3), acting individually or together;

“Sellers’ Solicitors” means DLA Piper UK LLP of Victoria Square House, Victoria Square, Birmingham B2 4DL;

“Settled Retention Claim” means a Retention Claim or part of a Retention Claim which:

(a)	is agreed in writing between the Purchaser and the Sellers’ Representative; or

(b)	is finally determined by an English court of competent jurisdiction and, in relation to which, all rights of appeal have been exhausted or are debarred by the passage of time; or

(c)	the Purchaser has confirmed in writing to the Sellers or the Sellers’ Representative has been withdrawn or abandoned; or

(d)	is deemed to be withdrawn in accordance with paragraph 2.2 of schedule 6,

and, where paragraph (c) or (d) applies, the value of that Settled Retention Claim shall be deemed to be nil;

“Shares” means the UK Target Shares, the French Target Shares and the NL Target Shares;

“Small Claim” means an individual General Warranty Claim in relation to which the liability of the Sellers (excluding interest and costs) does not exceed £100,000, all General Warranty Claims arising from the same set of circumstances being treated as one individual claim;

“Target Group Companies” means the UK Target Group, the French Targets and the NL Target Group, “Target Group Company” means any of them and “Target Group” means all of them;

“Tax” has the meaning given to it in part 1 of schedule 5;

“Tax Authority” has the meaning given to it in part 1 of schedule 5;

“Tax Claim” means any claim for or in respect of any breach of the Tax Warranties or under the Tax Covenant;

“Tax Covenant” means any covenant set out in paragraph 1 of part 3 of schedule 5;

“Tax Liability” shall have the meaning given to that term in schedule 5;

“Tax Warranties” means the warranties contained in part 2 of schedule 5;

“Transitional Services Agreement” means the agreements in the Agreed Form to be entered into on Completion between the Sellers, certain members of the Retained Group (1) and the Target Group Companies (2) pursuant to which certain transitional services are to be provided by the Sellers and certain members of the Retained Group to the Target Group Companies;

“Transferring Employees” means those persons employed by the Retained Group immediately prior to Exchange, who are specified in the Disclosure Letter as those employees who the Purchaser and the Sellers have agreed are to transfer to the Target Group Companies prior to or on Completion pursuant to or as a result of the Pre-Completion Transfer Agreements or otherwise;

“UK Actual Cash” means the actual adjusted cash of the Target Group as at the close of business on the Completion Accounts Date, as shown and derived from the Completion Accounts;

“UK Actual Indebtedness” means the actual adjusted Indebtedness of the UK Target Group as at the close of business on the Completion Accounts Date, as shown and derived from the Completion Accounts;

“UK Actual Intercompany Payables” means the actual Intercompany Payables of the UK Target Group as at the close of business on the Completion Accounts Date, as shown and derived from the Completion Accounts;

“UK Actual Intercompany Receivables” means the actual Intercompany Receivables of the UK Target Group as at the close of business on the Completion Accounts Date, as shown and derived from the Completion Accounts;

“UK Actual Working Capital” means the actual Working Capital of the UK Target Group as at the close of business on the Completion Accounts Date, as shown and derived from the Completion Accounts;

“UK Disclosed Schemes” means the standard contribution pension plan provided by Standard Life Assurance Company to Specialist Computer Holdings Limited and its associated companies and referred to as the Group Personal Pension Plan, and;

“UK Estimated Cash” means the cash estimate relating to the UK Target Group calculated by reference to the Estimation Mechanics and delivered to the Purchaser by the Sellers not less than 10 days prior to the Completion Date;

“UK Estimated Indebtedness” means the indebtedness estimate relating to the UK Target Group calculated by reference to the Estimation Mechanics and delivered to the Purchaser by the Sellers not less than 10 days prior to the Completion Date;

“UK Estimated Intercompany Payables” means the estimated Intercompany Payables (stated in £) relating to the UK Target Group calculated by reference to the Estimation Mechanics and delivered to the Purchaser by the Sellers not less than 10 days prior to the Completion Date;

“UK Estimated Intercompany Receivables” means the estimated Intercompany Receivables (stated in £) relating to the UK Target Group calculated by reference to the Estimation Mechanics and delivered to the Purchaser by the Sellers not less than 10 days prior to the Completion Date;

“UK Estimated Working Capital” means the working capital estimate relating to the UK Target Group calculated by reference to the Estimation Mechanics and delivered to the Purchasers by the Sellers not less than 10 days prior to the Completion Date;

“UK GAAP” has the meaning given in paragraph 1.1 of part 1 of schedule 9;

“UK Leasehold Property” means the UK Leasehold Property detailed in part 1 of schedule 12;

“UK Nominated Purchaser” shall have the meaning given to that term in clause 2.3;

“UK Target Group” means the UK Target and the UK Target Subsidiary;

“UK Target Shares” means the 51,100 ordinary shares of £1.00 each in the capital of the UK Target;

“UK Target Subsidiary” means ISI Distribution Limited;

“UK Transfer Agreement” means the agreement in the Agreed Form to be entered into prior to Completion for the transfer of certain assets from Specialist Computer Holdings UK Plc and Specialist Computer Centres plc to the UK Target Group;

“VA Reports” means the vendor assistance reports prepared by PwC and dated 3 September 2012, including: Vendor Assistance Report Volume 1, Volume 1.1 - Group Q4 Trading Update, Volume 1.2 - Group Q4 Working Capital Update, Volume 2 - UK, Volume 2.1 - UK Q4 Trading Update, Volume 2.2 - UK Q4 Working Capital Update, Volume 3a - France aggregated, Volume 3.1 - France Q4 Trading Update, Volume 3.2 - France Q4 Working Capital Update, Volume 3b - Best’Ware and ETC France trading analysis, Volume 4 - Netherlands, Volume 4.1 - NL Q4 trading update, and Volume 4.2 - NL Q4 Working Capital Update;

“VDR” means the information and documents contained in the electronic data room maintained by Merrill Corporation, as listed in the index in the Agreed Form, which information and documentation have been copied onto a CD-Rom delivered to the Purchaser’s Solicitors immediately before the signing of this agreement;

“Vendor” means any current vendor of any Target Group Company (or any member of the Retained Group in respect of the Business);

“Vendor Analysis” means the unaudited trading performance of each Target Group Company per Vendor category for the 12 month period(s) ended on the Management Accounts Dates (as defined and presented in the VA Reports);

“Vendor Contract” means any current contract or arrangement entered into by any Target Group Company (or any member of the Retained Group in respect of the Business) with a Vendor;

“Vendor Contract Claim” means any claim, action or demand by a Vendor against any member of the Purchaser Group, which has or is reasonably likely to give rise to a Claim;

“Vendor Receivable” means any amount owing by any Vendor to any Target Group Company (or any member of the Retained Group in respect of the Business) in relation to the Business;

“VR Adjustment” means the distributed vendor receivables adjustment calculation to be prepared, agreed, deemed agreed or determined in accordance with section 2 of part 6 of schedule 9;

“Warranties” means the General Warranties and the Tax Warranties;

“Warranty Claim” means any claim for or in respect of any breach of the Warranties; and

“Working Capital” shall mean working capital as detailed and set out in the Completion Accounts Mapping.

2.	Interpretation

2.1	In this agreement (unless the context requires otherwise):

2.1.1	the terms “company”, “body corporate”, “subsidiary”, “holding company”, “undertaking”, “subsidiary undertaking”, “parent undertaking”, “debenture”, “paid up” and “officer” have the meanings given to them in the Companies Act 2006; but, for the purposes of section 1159(1) of the Companies Act 2006, a company shall be treated as a member of another company if any shares in that other company are registered in the name of either (a) a person by way of security (where the company has provided the security) or (b) a person as nominee for the company;

2.1.2	the term “group” in relation to a body corporate, means the body corporate, any other body corporate which is its holding company or subsidiary, and any other body corporate which is a subsidiary of that holding company;

2.1.3	a person shall be deemed to be connected with another if that person is so connected within the meaning of section 1122 CTA 2010; and

2.1.4	“including”, “includes” or “in particular” means including, includes or in particular without limitation.

2.2	In this agreement (unless the context requires otherwise), any reference to:

2.2.1	any party comprising more than one person includes each person constituting that party;

2.2.2	any gender includes all genders, the singular includes the plural (and vice versa), and persons includes individuals, bodies corporate, unincorporated associations, partnerships and Authorities (whether or not any of them have a separate legal personality);

2.2.3	any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

2.2.4	any time of day or date is to that time or date in the United Kingdom;

2.2.5	“Law” or “Laws” includes all applicable laws (whether civil, criminal or administrative), common laws or civil codes, statutes, subordinate legislation, treaties, regulations, directives, statutory agreements and bye-laws in any jurisdiction, in each case for the time being in force (whether before, on or after the date of this agreement, except to the extent that any Law made after the date of this agreement would increase or extend the liability of any party under the Warranties);

2.2.6	a specific Law or provision of a Law includes:

2.2.6.1	that Law or provision as amended or re-enacted;

2.2.6.2	any Law which that Law or provision re-enacts (with or without modification); and

2.2.6.3	any Law made under it,

in each case for the time being in force (whether before, on or after the date of this agreement, except to the extent that any amendment, re-enactment or Law made after the date of this agreement would increase or extend the liability of any party under the Warranties);

2.2.7	writing or written includes any method of representing or reproducing words in a legible form.

2.3	In this agreement (unless the context requires otherwise), any reference:

2.3.1	to a clause or schedule is to a clause of or schedule to this agreement;

2.3.2	to a part or paragraph is to a part or paragraph of a schedule to this agreement;

2.3.3	within a schedule to a part is to a part of that schedule; and

2.3.4	within a part of a schedule to a paragraph is to a paragraph of that part of that schedule.

2.4	The contents list, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this agreement.

2.5	In the event of French Target 1 being converted before Completion as described in paragraph 3.1.2 of part 2 of schedule 8, references to “French Target 1” and “French Target 1 Shares” shall be construed as taking into account such conversion.

SCHEDULE 2:

The Sellers and the Retention

(1) Name	(2) Address		Retention - inclusive of MENA Retention in [ ]

SCH Distribution Limited	Address:	James House Warwick Road Birmingham West Midlands B11 2LE	£5,100,000

SCH SAS	Address:	James House Warwick Road Birmingham West Midlands B11 2LE	£3,200,000 [£8,200,000 inclusive of MENA]

SCH Nederland B.V.	Address:	Tolnasingel 2 2411 PV Bodegraven Netherlands	£2,700,000

SCHEDULE 3: INFORMATION

Part 1: The Target Companies

(a)	UK Target

Company name:	Specialist Distribution Group (SDG) Ltd

Registered number:	01769690

Date of incorporation:	14 November 1983

Place of incorporation:	England and Wales

Registered office:	James House Warwick Road Birmingham West Midlands B11 2LE

Issued share capital:	Class:	Number of shares:	Denomination

	Ordinary	51,100	£1.00

Shareholder	Name and address		Number and class of shares

	SCH Distribution Limited James House Warwick Road Birmingham West Midlands B11 2LE		51,100 ordinary shares

Full names of directors:	Sir Peter Rigby Mr Paul Eccleston Mr James Peter Rigby Mrs Patricia Ann Rigby Mr Steven Paul Rigby

Full name of secretary:	Mr Owen George Williams

Accounting reference date:	31 March

Auditors:	Deloitte LLP

Charges:	1. Fixed charge on purchased debts which fail to vest in favour of HSBC Invoice Finance (UK) Ltd dated 04/11/2011.

2. Legal assignment in favour of HSBC Bank Plc dated 04/11/2011.

3. Fixed charge on book debts in favour of HSBC Bank Plc dated 04/11/2011.

(b)	French Targets

Company name:	ETC Metrologie SARL

Registered number:	435 039 227 RCS Nanterre

Date of incorporation:	18 June 2001

Place of incorporation:	Registry of Commerce and Companies of Nanterre

Registered office:	142, avenue de Stalingrad, 92700 Colombes, France

Issued share capital:	Class:	Number of shares:	Denomination

Same class	409,500	€16

Shareholder:	Name and address	Number and class of shares

SCH SAS 96, rue des Trois Fontanots, 92000 Nanterre, France	409,500 same class

Full names of management:	Function	Full name

Managing Director	Sir Peter Rigby

Managing Director	Mr Steven Paul Rigby

Full name of secretary:	None

Accounting reference date:	31 March

Auditors:	Principal: Deloitte & Associés Alternate: BEAS

Charges:	None (according to recent liens certificate)

Company name:	Best’Ware France

Registered number:	424 986 347 RCS Nanterre

Date of incorporation:	9 November 1999

Place of incorporation:	Registry of Commerce and Companies of Nanterre

Registered office:	142, avenue de Stalingrad, 92700 Colombes, France

Issued share capital:	Class:	Number of shares:	Denomination

Same class	2,500	€15,2449

Shareholder:	Name and address	Number and class of shares

SCH SAS 96, rue des Trois Fontanots, 92000 Nanterre, France	2,494

Sir Peter Rigby Eastcote Hall, Barston in Eastcote SH, West Midlands, B92 05P	1

Mr James Peter Rigby The Bell House, Old Warwick Road, Rowington, Warwickshire CV35 7BT	1

Mr Steven Paul Rigby The Limes, Banbury Road, Ettington, Stratford upon Avon, CV37 7NP	1

SCH Leasing Services 91, rue Salvador Allende, 92000 Nanterre, France	1

ETC Metrologie 142, avenue de Stalingrad, 92700 Colombes, France	1

Globaldis Distribution 91, rue Salvador Allende, 92000 Nanterre, France]	1

Full names of management:	Function	Full name

	Chairman and General Manager	Mr Steven Paul Rigby

	Director	Sir Peter Rigby

	Director	Mr James Peter Rigby

Full name of secretary:	None

Accounting reference date:	31 March

Auditors:	Principal: Deloitte & Associés Alternate: BEAS

Charges:	Two pledges on Best’Ware France SA’s assets for an amount of €32,524.02 to the benefit of De Lage Landen Leasing

Company name:	ETC Africa SAS

Registered number:	To be incorporated

Date of incorporation:	To be incorporated

Place of incorporation:	To be incorporated

Registered office:	6, Place de la Madeleine 75008 Paris

Issued share capital:	Class:	Number of shares:	Denomination

N/A	1	€1.00

Shareholder:	Name and address	Number and class of shares

SCH SAS	1

Full names of management:	Function	Full name

President	Steven Rigby

Full name of secretary:	N/A

Accounting reference date:	31 March

Auditors:	Principal: Deloitte & Associés Alternate: BEAS

Charges:	None

Part 2: UK and NL Subsidiaries

Company name:	ISI Distribution Ltd

Registered number:	02478802

Date of incorporation:	8 March 1990

Place of incorporation:	England & Wales

Registered office:	James House Warwick Road Birmingham West Midlands B11 2LE

Issued share capital:	Class:	Number of shares:	Denomination

	Ordinary	1,100	£1.00

Shareholder:	Name and address		Number and class of shares

	Specialist Distribution Group (SDG) Ltd James House Warwick Road Birmingham West Midlands B11 2LE		1,100 ordinary shares

Full names of directors:	Sir Peter Rigby Mr Paul Eccleston Mr James Peter Rigby

Full name of secretary:	None

Accounting reference date:	31 March

Auditors:	Deloitte LLP

Charges:	1. Fixed charge on purchased debts which fail to vest in favour of HSBC Invoice Finance (UK) Ltd dated 04/11/2011.

2. Legal assignment in favour of HSBC Bank Plc dated 04/11/2011.

3. Fixed charge on book debts in favour of HSBC Bank Plc dated 04/11/2011.

Company name:	ETC B.V.

Registered number:	55005772

Date of incorporation:	30 March 2012

Place of incorporation:	Bodegraven, The Netherlands

Registered office:	Tolnasingel 2, 2411PV Bodegraven, The Netherlands

Issued share capital:	Class:	Number of shares:	Denomination

	Common shares	18,400	€1

Shareholder:	Name and address		Number and class of shares

	ETC Nederland B.V. Tolnasingel 2, 2411PV Bodegraven The Netherlands		18,400

Full names of directors:	SCH Nederland B.V. Tolnasingel 2, 2411PV Bodegraven The Netherlands

Full name of secretary:	Not applicable

Accounting reference date:	31 March

Charges:	None.

SCHEDULE 4: GENERAL WARRANTIES

Definitions and Interpretation

For the purpose of this schedule 4:

1.	any reference to a Seller or Sellers shall refer to:

1.1	the UK Seller only in respect of the UK Seller;

1.2	the French Seller only in respect of the French Seller; and

1.3	the NL Seller only in respect of the NL Seller,

to the intent and effect that such reference in any Warranty is made or given by the relevant Seller in respect of itself only;

2.	any reference to a Target Group Company or member of the Target Group or the Target Group Companies shall be construed as including a reference to a member or members of the Seller Group but specifically restricted to the operation by such member or members of the Seller Group of the Business (as appropriate); and

3.	any reference to a Property shall mean:

3.1	with respect to the Warranties given by the UK Seller, the UK Leasehold Property;

3.2	with respect to the Warranties given by the French Seller, the French Leasehold Property; and

3.3	with respect to the Warranties given by the NL Seller, the NL Leasehold Property.

Warranties

1.	Capacity and ownership of shares

1.1	Each Seller and each of its Affiliates which is a party to an Acquisition Document is a company organised and validly existing under the laws of its jurisdiction of formation. Each Seller has all necessary corporate power and authority to enter into, execute and perform its obligations under this agreement and each Acquisition Document to which it is a party. This agreement and each Acquisition Document executed by each Seller is a legal, valid and binding obligation of that Seller in accordance with its terms.

1.2	Each Target Group Company is a company organised and validly existing under the laws of its jurisdiction of formation, to the extent the concept applies in the jurisdiction in which the Target Group Company is incorporated, is in good standing and has all necessary corporate or similar power and authority to carry on (including in respect of ownership and/or operation of assets) the Business as conducted by it at the date of this agreement. The information contained in schedule 3 is true and accurate in all respects in respect of each Target Group Company.

1.3	Each Seller has delivered to the Buyer, and the same are attached to the Disclosure Letter, correct and complete copies of the Organisational Documents, in each case as amended to the date of this agreement, of each Target Group Company. All such Organisational Documents are in full force and effect and there has been no breach of their respective provisions.

1.4	The Shares constitute the whole of the allotted and issued share capital of each of the respective Target Companies and have been properly allotted and issued. No Contract or arrangement (including any option) has been entered into which requires or may require any Target Group Company to issue any share or loan capital and no Target Group Company has issued any securities which are convertible into share or loan capital.

1.5	There is no Encumbrance on, over or affecting the Shares or any of them and there is no agreement or commitment to give or create any Encumbrance. At Completion, the Sellers will transfer or procure the transfer of good and valid legal title to all of the Shares to the Purchaser free from any Encumbrance.

1.6	Each Seller is entitled to sell and transfer the full legal and beneficial ownership in the respective Shares held by it to the Purchaser.

1.7	No Target Group Company has any interest, or has at any time during the period of three years ending on the date of this agreement had any interest in any shares, debentures or other securities issued by any undertaking (other than another Target Group Company as listed in schedule 3). No Target Group Company has entered into any contract or arrangement (including any option) which requires or may require such Target Group Company to acquire (in any manner whatsoever) or dispose of any interests in any undertaking or to make any further financial contributions in respect of the same.

1.8	The execution and performance of this agreement and any Acquisition Documents does not require any material consent of any Governmental Authority, except as may be necessary as a result of any facts or circumstances relating to the Purchaser or any member of the Purchaser’s Group.

1.9	The replies to enquiries received from the Purchasers and included in the VDR have been honestly provided and so far as the Sellers are aware are not materially inaccurate or misleading.

2.	Accounts, Management Accounts and Vendor Analysis

2.1	The Accounts give a true and fair view of the assets and liabilities and state of affairs of each of the Target Group Companies to which they relate as at the Accounts Date and the profits and losses for the financial period for each of the Target Group Companies to which they relate ended on the Accounts Date.

2.2	The Management Accounts:

2.2.1	have been prepared in accordance with policies and principles consistent with those adopted in the preparation of the monthly management accounts of the Target Group Companies (or the legal entities which operated the business in question) during the 12 months prior to the Accounts Date and those policies and principles were adopted in the Accounts.

2.2.2	in respect of the unaudited profit and loss account, state with reasonable accuracy the operating profit and loss of each of the Target Group Companies to which they relate for the relevant period(s) in respect of which they have been prepared ended on the Management Accounts Dates; and

2.2.3	have been prepared with reasonable accuracy from the books and records of each of the Target Group Companies to which they relate.

2.3	The Vendor Analysis states with material accuracy the trading performance (as defined in the VA Reports) per Vendor category of each of the Target Group Companies for the relevant specified period(s) ended on the Management Accounts Dates.

3.	Period since the Management Accounts Dates

In the period(s) commencing immediately after the Management Accounts Dates and expiring immediately prior to Exchange:

3.1	the Business has been carried on in the ordinary course;

3.2	no Target Group Company has acquired or disposed of or agreed to acquire or dispose of any business or material asset or assumed or acquired any material liability otherwise than in the ordinary course of business. For the purposes of this paragraph 3.2 reference to material shall mean an asset or liability with a value in excess of £250,000 (or Euro equivalent where appropriate) in respect of a single item or matter and £500,000 (or Euro equivalent where appropriate) in aggregate;

3.3	when compared with the results for the same month in the previous year there has been no material adverse change in the financial or trading position of any Target Group Company including any adverse change in respect of turnover, profits, margins of profitability, liabilities (actual or contingent) or expenses (direct or indirect) of the relevant Target Group Company;

3.4	no dividend or other payment which is, or could be treated as, a distribution (whether in cash, stock or in kind) to members has been declared, paid or made by any Target Group Company nor has any Target Group Company reduced its share capital;

3.5	no Target Group Company has (i) made any changes to the terms of employment of any of its employees or recruited additional employees which taken together could increase the total staff costs (including Retirement Scheme commitments) of the Group as a whole by more than £500,000 per annum or the remuneration of any one director or employee by more than £25,000 per annum or (ii) given or received notice to terminate the employment of any Key Employee; or done any of (i) or (ii) above where the same would take effect after the date of this agreement.

4.	Licences and consents

Each Target Group Company has obtained all licences, permissions, authorisations and consents required to own and operate its assets and for the proper carrying on of the Business (excluding for these purposes any authorisations, accreditations, qualifications, consents, permissions and approvals from any Business Seller) and all such licences, permissions, authorisations and consents are in full force and effect and so far as the Sellers are aware, there are no circumstances which indicate that any of such licences, permissions, authorisations or consents may be revoked or not renewed in the ordinary course of events.

5.	Insurance

5.1	A summary of the insurances maintained by the Seller Group at Exchange in respect of the Business (“Policies”) is attached to the Disclosure Letter and each of the Policies is currently in full force and effect. All premiums payable to date have been paid and so far as the Sellers are aware, there are no circumstances which might lead to the insurers avoiding any liabilities under them or premiums being increased.

5.2	No Target Group Company has done or omitted to do anything which has or might render any Policy taken out by it void or voidable.

5.3	There are no claims in excess of £100,000 outstanding pursuant to any Policy and so far as the Sellers are aware no circumstances exist which are likely to give rise to any such claim under any Policy.

6.	Records

All the accounting and financial records of the Target Group Companies are up to date in all respects, in their possession or under their control and have, at all times during the ownership of the Target Group Companies by the Sellers Group, been maintained in all respects as required by law.

7.	Assets

7.1	Each asset included in the Accounts or acquired by a Target Group Company since the Accounts Date (save for Inventory disposed of in the ordinary course of business) and each asset used by any Target Group Company or which is considered by any Target Group Company to be in its ownership:

7.1.1	is owned absolutely by the relevant Target Group Company free from any Encumbrance or any claim to, or Contract to grant, any Encumbrance; and

7.1.2	is in the possession of or under the control of the relevant Target Group Company.

8.	Receivables

No Target Group Company has made, or entered into any Contract to make, any loan to, or other arrangement with, any person as a result of which it is or may be owed any money, other than trade receivables incurred in the ordinary course of business and cash at bank.

9.	Debt Position

9.1	The amount borrowed by each Target Group Company from its bankers does not exceed the amount of the facility agreed with such bankers and the total amount borrowed by each Target Group Company from whatever source does not exceed any limitation on its borrowing contained in its organisational documents or in any Contract, debenture, loan stock deed or any other document.

9.2	No Target Group Company has procured or engaged (directly or indirectly) in any borrowing or financing not required to be reflected in its audited financial statements.

9.3	Details of (including sums outstanding thereunder) all overdrafts, loans or other financial facilities outstanding or available to each Target Group Company are set out in the Disclosure Letter and copies of all documents relating to those facilities are attached to the Disclosure Letter. Nothing has been done or omitted to be done which might affect or prejudice the continuance of any of those facilities in full force and effect; and no person who provides any of those facilities has given any indication that it may be withdrawn or its terms altered.

9.4	No indebtedness of any Target Group Company is due and payable and no security over any of the assets of any Target Group Company is now enforceable.

9.5	No person has given any guarantee of or security for any overdraft, loan, other financial facility granted to any Target Group Company or other liability of any Target Group Company and no Target Group Company is a party to, or liable under or subject to any Contract which is a guarantee, indemnity, surety, or form of comfort in respect of the obligations of a third party, under which any liability or contingent liability is outstanding.

10.	Intellectual Property

10.1	The Target Group Companies are the sole unencumbered legal and beneficial owners of the Owned IP and, are licensed to use all other Business IP.

10.2	Particulars of the Owned IP (including material particulars as to registration of such IP) and all other material Business IP are set out in the Disclosure Letter.

10.3	No Target Group Company has granted or entered into any agreement for the licensing or otherwise permitting or authorising the use or exploitation of the Business IP by third parties or which prevent, restrict or otherwise inhibit any Target Group Company’s freedom to use and exploit the Business IP in accordance with the nature of the rights available to it either as a result of ownership or licence as the case may be.

10.4	None of the Owned IP is the subject of any pending or threatened proceeding for opposition, cancellation, revocation or rectification and so far as the Sellers are aware there are no facts or matters in existence which might give rise to any such proceedings.

10.5	So far as the Sellers are aware, none of the Owned IP, is currently being infringed, challenged, opposed or misused by any third party and so far as the Sellers are aware there are no matters or circumstances which are likely to give rise to the same.

10.6	The Sellers have not received written notice that any IP licensed to it is currently being infringed, challenged, opposed or misused by any third party.

10.7	So far as the Sellers are aware, the use by the Target Group Companies of the Business IP does not infringe the IP of any third party.

10.8	The Business IP comprises all Intellectual Property as is necessary to enable the Target Group to conduct, and the Purchaser to continue to conduct after Completion, the Business and so far as the Sellers are aware, that use does not and has not conflicted with, infringed upon or otherwise violated any rights of any person.

11.	Data Protection

11.1	Each Target Company has registered with or notified the relevant Authority of the processing of personal data in compliance with Data Protection Laws.

11.2	Each Target Group Company has at all times complied with Data Protection Laws in all respects.

12.	Employees

12.1	The following are set out in the Disclosure Letter:

12.1.1	examples of all the contracts of employment and all handbooks, policies and procedures applicable to the Employees;

12.1.2	particulars of all material terms and conditions of employment and remuneration, benefits and emoluments (including any loan arrangements, bonus, commission, profit sharing, share and other share incentive schemes and collective or workforce agreements) applicable to the Employees;

12.1.3	copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives which affect the Employees;

12.1.4	a list of all Employees.

12.2	Adequate, suitable and up to date records relating to the Employees have been maintained in all material respects.

12.3	The Target Group Companies have accounted to the Tax Authorities for all Taxes, including, all social security premiums, in respect of the Employees (on account of their employment by the Target Group Companies), up to and including Exchange, as required by Law to be deducted (save in respect of the current payroll period).

12.4	All contracts of employment with any of the Employees are terminable by the Target Group Companies at any time on three months’ notice or less and no Target Group Company is contractually obliged to provide compensation as a consequence of the termination of any such contract save for unfair dismissal, wrongful dismissal or statutory redundancy;

12.5	Since the Management Accounts Date, no changes have been made or proposed in the terms and conditions of employment of any Employee.

12.6	No Target Group Company has agreed to any future contractual variation affecting any Employee to take effect on or after the date of this agreement.

12.7	No Employee with a basic salary in excess of £50,000 (or Euro equivalent where appropriate), has given or received notice to terminate their employment since the Accounts Date and no Employee is entitled to terminate such employment as a result of the parties entering into this agreement.

12.8	No Target Group Company is a party to any claim, dispute or legal proceedings issued by or on behalf of any Employee or any other person formerly employed in the Business.

12.9	No Target Group Company has incurred any liability in relation to any Employee which remains undischarged for breach of any employment contract or redundancy payments (statutory or otherwise) or in respect of compensation ordered under any employment related Laws.

12.10	With respect to labour relations:

12.10.1	no Target Group Company has recognised any trade union or any other organisation of employees or their representatives in respect of any of the Employees nor or any steps being taken by employees, workers or other representatives to ensure trade union recognition; and

12.10.2	no Target Group Company is involved or has in the 12 months prior to this agreement been involved in connection with the Business in any official industrial or trade dispute with any trade union or other organisation of employees or their representatives.

12.11	There are no amounts owing to any present or former officer, workers or employees of the Business, other than amounts representing remuneration accrued (but not yet due for payment) in the current pay period or for reimbursement of business expenses or accrued holiday pay for the current holiday year.

12.12	Each Target Group Company has, in relation to all present and former employees and workers of the Business, complied with all applicable Laws relating to employment and relations with employees and trade unions and has maintained adequate and suitable records, whether or not required to do so by Laws, regarding the service of each of its employees and has complied with all agreements for the time being having effect as regards such relations or the conditions of service of its employees (whether collectively or individually).

12.13	No Target Group Company has employed or engaged or made an offer to engage any person since the Accounts Date or where such employment or engagement would take effect after the date of this agreement.

12.14	No employee of any Target Group Company is subject to any disciplinary action or is engaged in any grievance procedure and there is no matter or fact which can be reasonably foreseen as likely to give rise to the same.

12.15	No Target Group Company operates, intends to operate or has operated any redundancy or redeployment scheme or arrangement, whether formal or informal, contractual or non-contractual, which provides for payments greater than those required by statute or for notice periods greater than those set out in contracts of employment.

13.	Pensions

13.1	Other than the Disclosed Schemes, there is not in operation, no proposal has been announced to enter into or establish, and the Target Group Companies do not contribute, are not bound to contribute either now or in the future to, any agreement, arrangement, scheme, custom or practice for the payment of any pensions, lump sums or other benefits on retirement, for or in respect of any of the Employees or former employees of the Target Group, or any dependant of such an employee or former employee.

13.2	The details of the Disclosed Schemes set out in the Disclosure Letter are complete and accurate in all material respects.

13.3	All contributions, premiums, levies, expenses and other sums due to the Disclosed Schemes have been paid on or before the date on which payment falls due.

13.4	So far as the Sellers are aware, the Disclosed Schemes have at all times been administered in accordance with all Laws.

13.5	No person has made or threatened any claim (other than a routine claim for benefits under the Disclosed Schemes) or complaint against any Target Group member or so far as the Sellers are aware against the administrator of the Disclosed Schemes or made any complaint or report to any Authority in respect of any act, event or omission arising out of or in connection with the Disclosed Schemes.

13.6	No Target Group Company has participated in a defined benefit occupational pension scheme in the UK, or has any actual or potential liability to or in respect of such a scheme.

13.7	In respect of the UK Disclosed Schemes:

13.7.1	each of the UK Disclosed Schemes is a registered pension scheme under the Finance Act 2004;

13.7.2	all benefits (other than lump sum benefits on death in service) payable under the UK Disclosed Schemes are money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993);

13.7.3	there are no circumstances which could result in any penalty for failure to comply with Part I of the Welfare Reform and Pensions Act 1999 or the Stakeholder Pension Schemes Regulations 2000 becoming payable by any UK Target Group member;

13.7.4	all death in service benefits (other than refunds of contributions with interest where appropriate) under the UK Disclosed Schemes are fully insured with an insurance company authorised under the Financial Services and Markets Act 2000 to effect and carry out contracts of long-term insurance;

13.7.5	none of the UK Target Group Companies has indemnified anyone in respect of any liabilities relating to the UK Disclosed Schemes;

13.7.6	no contribution notice or financial support direction or restoration order (as defined in sections 38 to 56 of the Pensions Act 2004) has been issued which refers to any of the UK Target Group Companies or to any director or employee of the UK Target Group Companies. No UK Target Group Company has sought clearance for any matter under section 42 or section 46 of the Pensions Act 2004, and no notification has been given by any UK Target Group Company of the UK Disclosed Schemes to the Pensions Regulator under section 69 of the Pensions Act 2004; and

13.7.7	so far as the Sellers are aware, none of the UK Target Group Companies’ employees have a right to enhanced benefits on redundancy or benefits on early retirement as a result of their employment having previously transferred under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

13.8	In respect of the French Targets:

13.8.1	the Employees of the French Targets are affiliated to the mandatory State basic and complementary pension schemes as provided by Laws; and

13.8.2	there are no supra-complementary pension schemes (“retraite chapeau”) in place within the French Targets.

13.9	In respect of the NL Disclosed Schemes:

13.9.1	except pursuant to the NL Disclosed Schemes, the members of the NL Target Group are not under any obligation or commitment (whether or not legally enforceable or written or unwritten or of an individual or collective nature) to pay, provide or contribute towards any collective or individual pension plan for or in respect of any (former) employee (or any spouse, child or dependant thereof) of the NL Target Group;

13.9.2	wherever possible under applicable legal requirements or practice, the NL Disclosed Schemes are approved by the relevant Taxation and other governmental and regulatory authorities and there is no ground on which such approval may cease to apply;

13.9.3	the NL Disclosed Schemes have at all times been operated in accordance with, and the NL Target Group has observed and performed all its obligations under the regulations of the NL Disclosed Schemes, the requirements of the relevant Taxation and other governmental and regulatory authorities in relation to the NL Disclosed Schemes and all applicable legal requirements, including but not limited to the Dutch Pensions Act and European Community Law, and no dispute has arisen or been threatened in connection with the NL Disclosed Schemes;

13.9.4	all employees and former employees of the NL Target Group that participate and have participated in the NL Disclosed Schemes do so on terms fully consistent with the regulations of the NL Disclosed Schemes;

13.9.5	an exemption from participation in any mandatory industry sector pension fund (“verplicht bedrlifstak pensioenfonds” or “Bpf”), whether or not on the basis of any collective agreement, applies and no contributions and/or payments in arrears are due in respect of applicability of any mandatory industry sector pension fund.

14.	Property

14.1	The Property comprises:

14.1.1	all the land and premises owned or occupied by the Target Group Companies; and

14.1.2	all the estate, interest, right and title whatsoever (including interests in the nature of options, rights of pre-emption or other contractual relationships) of any Target Group Company in respect of any land or premises.

14.2	The particulars of the Property set out in schedule 12 are complete and accurate.

14.3	So far as the Target Group Companies are aware, the Property is not subject to any liability for the payment of any outgoings other than national non domestic rates, water and sewerage services charges and insurance premiums, Taxes and rents and service charges under the Leases.

14.4	The Property is not subject to any agreement or right to acquire the same, nor any option, right of pre-emption or right of first refusal.

14.5	There are no outstanding demands or disputes affecting or in respect of the Property and so far as the Sellers are aware none is pending or threatened.

14.6	Neither the Sellers nor any Target Group Company has received any written notice alleging that the use of the Property is not the permitted or lawful use for the purposes of Planning Laws.

14.7	The rent reserved by the Leases and other outgoings due and payable under the terms of the Leases which have been demanded have been paid and the Target Group Companies have received no written notices of breach of the lessee’s covenants and the conditions in the Leases.

14.8	So far as the Sellers are aware, all licences, consents and approvals required from the landlords and any superior landlords under the Leases and from their respective mortgagee(s) (if any) (“Approvals”) have been obtained and, so far as the Sellers are aware the Sellers have received no notice that the lessee’s covenants and the conditions contained in the Approvals have been breached. Save for the Approvals, there are no collateral agreements, undertakings, waivers or concessions which are binding upon either the landlords or any Target Group Company in relation to the Leases.

14.9	No Target Group Company is a party to any uncompleted agreement to acquire or dispose of any interest in any real property (including the Real Estate).

14.10	Where a Target Group Company is owner of any part of the Property, the basis of such ownership is indicated in schedule 12 and that Target Group Company is solely entitled to it and has good and marketable title.

14.11	Save as otherwise stated in the Disclosure Letter, the Target Group Company is legally and beneficially solely entitled to the properties next to which its name appears in schedule 12 and has good and marketable title to those properties and (where appropriate) is in possession of title deeds.

14.12	Save as otherwise stated in the Disclosure Letter, any Target Group Company owning any property forming part of the Property is in actual occupation of the same on an exclusive basis.

14.13	There are no Encumbrances affecting the Real Estate and there is no agreement or commitment to create any such Encumbrances.

14.14	The Leases comprise all leases and subleases pursuant to which any Target Group Company occupies any of the Property.

14.15	In relation to each Lease there are no rent reviews under the Lease outstanding or exercisable by the lessor prior to the completion of this agreement.

15.	Environmental and health and safety

15.1	The Target Group Companies have not received any notice of enforcement, prohibition, improvement or remediation from any Authority alleging any material breach of Environmental Laws.

15.2	During the period of ownership of the Target Group Companies by the Sellers Group they have not received any written claim or proceedings from any third party alleging any material breach of Environmental Laws or Health & Safety Laws.

15.3	Each Target Group Company and its officers and employees comply and have at all times complied with all Environmental Laws and Health & Safety Laws and so far as the Sellers are aware, there are no circumstances which may give rise to any liability, obligation or duty under any Environmental Laws or Health & Safety Laws.

16.	Contracts

16.1	The Disclosure Letter makes reference (by way of identification) to the relevant document number in the VDR of:

16.1.1	all Principal Vendor Contracts and, to the extent the terms of any Principal Vendor Contract are comprised within a bespoke written contract or agreement, a copy of each Principal Vendor Contract, and to the extent that they are not, a summary of the key terms upon which the relevant Vendor contracts with the Target Group Company;

16.1.2	all Key Vendor Accreditations; and

16.1.3	all Key Customer Contracts and, to the extent the terms of any Key Customer Contract are comprised within a bespoke written contract or agreement, a copy of each Key Customer Contract, and to the extent that they are not, a summary of the key terms upon which the relevant Key Customer contracts with the Target Group Company.

16.2	The Disclosure Letter contains a copy of the Target Group Companies standard terms and conditions of supply.

16.3	No Target Group Company is a party to or liable under a Contract:

16.3.1	which is not in the ordinary course of business or not on arm’s length terms;

16.3.2	which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement;

16.3.3	under which such Target Group Company has sold or disposed of any company or business where it remains subject to any liability (whether contingent or otherwise);

16.3.4	which cannot be performed within its terms within 12 months after the date upon which it was entered into or cannot be terminated on less than 12 months’ notice;

16.3.5	which include any non-competition covenants restricting the Target Group Company from engaging in any business in any way whatsoever;

16.3.6	which grants any form of sole distribution rights on one party or the other;

16.3.7	which is loss making;

16.3.8	which contains onerous terms;

in each case unless set out in the Disclosure Letter.

16.4	No Target Group Company is in breach of any material obligation under any Vendor Contract or Key Customer Contract and, so far as the Sellers are aware, no other party is in breach of a material obligation under any such contract.

16.5	No Target Group Company has received written notice that it is in breach of any of its obligations under any Contract.

16.6	During the 12 months immediately preceding Exchange, no Vendor who had in that period accounted for 2 per cent or more of the revenue of any Target Group Company and no customer who had, in that period, accounted for more than 5 per cent or more of the turnover of any Target Group Company ceased or substantially reduced its trade with the relevant Target Group Company.

16.7	No Target Group Company has received written notice to terminate or written notice of an intention to terminate any Contract.

16.8	No agreement, transaction, practice or arrangement carried on or proposed to be carried on by any Target Group Company (or by any person for whose acts or defaults any Target Group Company is contractually or vicariously liable), whether unilaterally or with others, or to which any Target Group Company (or any such person) is a party:

16.8.1	so far as the Sellers are aware, is or has been the subject of an enquiry, investigation, reference or report pursuant to any applicable Laws relating to monopolies or mergers or markets;

16.8.2	is unenforceable or void (whether in whole or in part) or renders it or any other of the Target Group Companies liable to civil, criminal or administrative proceedings by virtue of any anti-trust, consumer protection or similar Laws or any undertakings given or orders made under such Laws;

and so far as the Sellers are aware, there are no circumstances indicating that any such enquiry, investigation, proceeding, reference or report relating to any such matter is likely to be made.

16.9	No Target Group Company has given any assurance or undertaking to, and has not been informed that it is subject to any act, decision, proceedings, enquiry, order, regulation or investigation by, and has not received any request for information from, any Governmental Authority (including any national competition authority, the European Commission and any sectoral regulator) under any anti-trust, consumer protection or similar Laws.

16.10	Except as contemplated by this agreement set out in the Disclosure Letter (a) no Related Person owes any amount to a Target Group Company; and (b) no Target Group Company owes any amount to, and no Target Group Company has committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person. No Related Person is involved in any business arrangement or relationship with any Target Group Company and no Related Person owns any property or right (whether tangible or intangible) used by any Target Group Company.

16.11	There are no ongoing contractual relationships in the ordinary course of trading between any Target Group Company and any of SDG Dubai and/or BW Morocco and/or BW Algeria.

16.12	Where any Contracts are contained in the VDR in an incomplete and/or unsigned form, they reflect with reasonable accuracy the terms consistently applied to such Contracts by the parties thereto.

17.	Litigation, offences and compliance with statutes

17.1	Otherwise than as claimant in the collection of debts arising in the ordinary course of business (none of which exceeds £100,000 (or Euro equivalent where appropriate) individually or £250,000 (or Euro equivalent where appropriate) in aggregate in respect of claims arising from the same matter), no Target Group Company is claimant, defendant or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress. So far as the Sellers are aware, no such proceedings are threatened or pending by or against any Target Group Company.

17.2	No Target Group Company is being prosecuted for any criminal offence and so far as the Sellers are aware no governmental or official investigation or inquiry concerning the business or officers of any Target Group Company and/or the Business is in progress or pending and so far as the Sellers are aware there are no circumstances which are likely to give rise to any such proceedings, investigation or inquiry.

17.3	No Target Group Company nor any of its officers, agents or employees (during the course of their duties in relation to the business of any Target Group Company) has committed or omitted to do any act or thing the commission or omission of which is in contravention of any Laws.

17.4	Each Target Group Company has at all times carried on its business and affairs in all respects in accordance with its Organisational Documents and all resolutions and agreements of its shareholders.

17.5	No Target Group Company has, and so far as the Sellers are aware (having made no enquiry of third parties) no Associated Person has:

17.5.1	done or omitted to do any act or thing which constitutes an offence under Anti-corruption Laws (or would have constituted such an offence if the relevant Anti-corruption Law had been in force at the relevant time);

17.5.2	done or omitted to do any act or thing which has caused any person to be in breach of any Anti-corruption Law;

17.5.3	so far as the Sellers are aware been, and are not, the subject of any investigation, enquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any offence or alleged offence under Anti-corruption Laws; or

17.5.4	been listed by any government agency as being debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for participation in government procurement programmes or other government contracts.

17.6	Each Target Group Company has in place procedures designed to prevent its Associated Persons from undertaking any of the conduct referred to in paragraph 20.6 and which would lead to that Target Group Company being in breach of section 7 of the Bribery Act.

17.7	Each Target Group Company has complied with its anti-bribery and anti-corruption policies copies of which are contained in the Disclosure Letter.

17.8	Each target Group Company has at all times complied with all applicable US and European import and export Laws.

18.	Restrictive agreements and competition

18.1	No Target Group Company has received any written notice, request or order from any authority, commission, government department, court or other public agency charged with the oversight or enforcement of any Competition Laws.

18.2	No Target Group Company has given any assurance or undertaking to any Authority in relation to any Competition Laws.

18.3	No Target Group Company has notified any agreements or other arrangements to the European Commission for negative clearance or an exemption under Article 81(3) of the Treaty establishing the European Community.

18.4	No Target Group Company has notified any agreement or other arrangement to any Authority having jurisdiction under any Competition Laws.

18.5	Each Target Group Company complies with and has at all times complied with applicable Competition Laws.

19.	Insolvency

19.1	No resolution has been passed nor meeting called to consider such resolution and no order has been made for the winding up of or for the appointment of a provisional liquidator to any Target Group Company.

19.2	No liquidator, administrator, receiver, receiver and manager, administrative receiver or similar officer has been appointed in relation to any Target Group Company nor, so far as the Sellers are aware, has any petition been presented or application been made for the appointment of such an officer in respect of any Target Group Company.

19.3	No action has been or is being taken to strike off any Target Group Company.

19.4	No Target Group Company has entered into any scheme of arrangement or voluntary arrangement with any of its creditors, is not insolvent or unable to pay its debts and, so far as the Sellers are aware, no petition has been presented or resolution passed for the winding up of any Target Group Company.

20.	Effects of this agreement

The execution of this agreement and the observance and performance of its provisions will not result in the creation, imposition, crystallisation or enforcement of any Encumbrance whatsoever on any of the material assets of any Target Group Company and will not result in a breach of any Principal Vendor Contract or Key Customer Contract, judgment, injunction, undertaking, decree or similar imposition to or by which any Target Group Company is party or bound, or entitle any person to terminate any Principal Contract or Key Customer Contract to which any Target Group Company is party.

SCHEDULE 5: TAX

Part 1: Definitions and Interpretation

1.	In this schedule 5 the following words and expressions shall (except where the context otherwise requires) have the following meanings:

“Accounts Relief” means any of:

(a)	a Relief which has been treated as an asset in the Completion Accounts; or

(b)	a Relief which has been taken into account in computing a provision for deferred tax which appears in the Completion Accounts (or has resulted in no provision for deferred tax being made in the Completion Accounts);

“Actual Tax Liability” means any liability of any Target Group Company to make a payment of Tax (whether or not any Target Group Company is primarily liable and whether or not the Tax is attributable to any other person or the relevant Target Group Company has any right of recovery against any other person);

“Claim for Tax” means any claim, notice, demand, assessment, self-assessment, letter or other document issued or any action taken by or on behalf of any Tax Authority or other person whether before or after the date of this agreement from which it appears that any Target Group Company has or may have a Tax Liability;

“Dutch Representative Member” the representative member of the Dutch VAT Group;

“Dutch VAT Group” means the group arrangement for VAT purposes pursuant to article 7, paragraph 4 of the Dutch VAT Act 1968 (Wet op de omzetbelasting 1968) of which the NL Subsidiary is a member as at the date of this agreement;

“Effective Tax Liability” means:

(a)	the non-availability in whole or in part of any Accounts Relief (other than as a result of a voluntary failure to utilise the relevant Accounts Relief after Completion or as a result of the effluxion of time);

(b)	the utilisation or set-off of any Post Completion Relief or any Accounts Relief against any Tax or against income, profit or gains in circumstances where but for such utilisation or set-off an Actual Tax Liability would have arisen in respect of which a Seller would have been liable to the Relevant Tax Purchaser under part 3 of this schedule 5;

“Event” means any act, omission, event or transaction and includes the receipt or accrual of any income, profit or gain, the declaration, making or payment of any distribution, membership of or ceasing to be a member of any group or partnership for Tax purposes, the sale and purchase of the Shares pursuant to this Agreement and Completion;

“Group Reallocation” means the reallocation of a profit, gain or loss (for Tax purposes) or of a Tax charge from one company to another;

“Group Relief” means any Relief which is capable of being surrendered or reallocated between persons for Tax purposes;

“non-availability” means loss, cancellation, reduction, non-availability or non-availability ab initio;

“NL Target Group” means the NL Target and NL Subsidiary;

“Post Completion Relief” means:

(a)	any Relief of any Target Group Company to the extent that it arises either (i) after the Completion Accounts Date but before Completion in the ordinary course of business of the Target Group Company or (ii) after Completion; and

(b)	any Relief of any member of the Purchaser Group (other than a Target Group Company) that arises at any time before or after Completion;

“Purchaser(s)” means the Purchaser and (to the extent there are any) the UK Nominated Purchaser, French Nominated Purchaser and NL Nominated Purchaser (and references in this schedule to a “Purchaser” shall mean any of the Purchaser(s));

“Relevant Group Companies” means:

(a)	in respect of the UK Seller, each member of the UK Target Group;

(b)	in respect of the French Seller, the French Targets;

(c)	in respect of the NL Seller, each member of the NL Target Group;

“Relevant Tax Purchaser” means:

(a)	in respect of the UK Seller, the UK Nominated Purchaser (or, if there is no UK Nominated Purchaser, Tech Data Europe GmbH);

(b)	in respect of the French Seller, the French Nominated Purchaser (or, if there is no French Nominated Purchaser, Tech Data Europe GmbH);

(c)	in respect of the NL Seller, the NL Nominated Purchaser (or, if there is no NL Nominated Purchaser, Tech Data Europe GmbH);

“Relief” means any loss, relief, allowance, credit, deduction or exemption relating to Tax or any right to repayment of Tax and also includes any deduction in computing income, profits or gains for the purposes of any Tax;

“Representative Member” means the representative member of the VAT Group;

“Retained Tax Returns” has the meaning given in paragraph 10.6 of part 4;

“Specific Tax Covenant Claim” means a claim pursuant to either paragraph 1.1.3 or 1.1.6 of part 3 of this schedule 5;

“Supply” means any supply, acquisition or importation (or deemed supply, acquisition or importation);

“Tax” or “Taxation” means any form of taxation, duty, impost, contribution (including French social security contributions), levy, fee, premium, charge or tariff in the nature of Tax, whether of the United Kingdom, the Netherlands, France or elsewhere, whether governmental, state, provincial, local government or municipal, and also includes any penalty, surcharge, addition, fine or interest payable to a Tax Authority in connection with any such taxation, duty, impost, contribution, levy or tariff or in connection with any requirement to account, record, file, compute or otherwise assess for any such taxation, duty, impost, contribution, levy or tariff;

“Tax Authority” means HM Revenue and Customs, the Dutch Belastingdienst, the French Tax Authority (Direction Générale des Finances Publiques (DGFIP)), the French Customs Authority (Direction des Douanes et Droits Indirects), any other French public bodies having authority to charge Tax or any other public authority or body, whether of the United Kingdom, France, the Netherlands or elsewhere and whether national or otherwise, having the power or authority to impose or assess Tax;

“Tax Liability” means any Actual Tax Liability or Effective Tax Liability;

“Tax Statute” means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax.

“VAT” means in relation to any jurisdiction within the European Community, the value added tax provided for in Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive or Directive 77/388/EEC together with legislation supplemental thereto and, in relation to any other jurisdiction, the equivalent Tax (if any) in that jurisdiction;

“VATA” means the Value Added Tax Act 1994; and

“VAT Group” means the VAT group of which Specialist Computer Holdings (UK) plc is the representative member at the date of this agreement.

2.	The value of an Effective Tax Liability shall be as follows:

2.1	where the Effective Tax Liability involves the non-availability of any Accounts Relief:

2.1.1	if the Accounts Relief was not or is not a right to repayment of Tax, the amount of Tax which would have been saved by the Target Group Company but for the non-availability of the Accounts Relief (on the basis of rates of Tax current at the date of Completion and assuming that the relevant Target Group Company had sufficient profits or was otherwise in a position actually to use the Accounts Relief), subject to a maximum cap equal to the value attributable to the Accounts Relief in the Completion Accounts; or

2.1.2	if the Accounts Relief was or is a right to repayment of Tax, the amount of the repayment which is not available;

2.2	where the Effective Tax Liability involves the utilisation or set-off of a Post Completion Relief or an Accounts Relief, the value of the Effective Tax Liability shall be the amount of Tax saved by such utilisation or set-off.

3.	The rule known as the ejusdem generis rule shall not apply and accordingly:

3.1	general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

3.2	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

4.	Any reference to a Tax Liability in respect of income, profits or gains earned, accrued or received shall include a Tax Liability in respect of income, profits or gains deemed (for the purposes of the Tax Statute in question) to have been earned, accrued or received for the relevant Tax purpose and any reference to a Tax Liability on the happening of any Event shall include a Tax Liability where such Event (for the purposes of the Tax Statute in question) is deemed to have occurred for the relevant Tax purpose.

5.	Any reference to any indemnity or covenant to pay (“Payment Obligation”) being given on an “After-Tax Basis” or expressed to be “calculated on an After-Tax Basis” means that, to the extent that the amount payable pursuant to such Payment Obligation (“Payment”) is subject to a deduction or withholding required by law in respect of Tax or is chargeable to any Tax in the hands of the recipient, such amount shall be increased so as to ensure that, after taking into account the amount of Tax required to be deducted or withheld from, and the Tax chargeable on, such amount (including on the increased amount) the recipient of the Payment is in the same position as it would have been in had no such deduction, withholding or Tax been payable. There shall be no obligation on a payer that is a Seller to make an increased payment as a result of this paragraph 5 to the extent the relevant Tax, deduction or withholding would not have arisen but for the assignment by a Purchaser of any of its rights under this agreement or would not have arisen had the relevant claim in respect of which the Payment is due been made by the relevant Seller’s Relevant Tax Purchaser.

6.	The recipient of an amount paid under paragraph 5 shall claim from the appropriate Tax Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double Taxation treaty) to which it is entitled either in respect of the matter giving rise to the Payment or in respect of the relevant deduction or withholding, or by reason of the Taxation charged, in respect of which a payment has been made pursuant to paragraph 5 and, for such purposes shall, within any applicable time limits, submit any claims, notices, returns or applications and send a copy thereof to the payer. If the recipient of such a payment receives a credit for or refund or reduction of any Tax payable by it or similar benefit it shall reimburse to the other party such part of such additional amounts paid as the recipient of the payment (acting reasonably) certifies to the other party will leave it (after such reimbursement) in no better and no worse position than it would have been if the other party had not been required to make such deduction or withholding or had no such Tax been charged.

Part 2: Tax Warranties

1.	Each Target Group Company has at all times in the last six years submitted to all relevant Tax Authorities by the requisite dates every computation, return and all information for the purpose of Tax required to be submitted by law and each such computation, return and information was true, complete and accurate in all material respects and none of them is or so far as the Sellers are aware is likely to be, the subject of any dispute with a Tax Authority.

2.	Each Target Group Company has duly and properly made all Tax claims, disclaimers, elections and surrenders and given all notices and consents in respect of Tax the making or giving of which was assumed to have been made for the purposes of the Accounts, all such claims, disclaimers, elections, surrenders, notices and consents have been accepted as valid by the relevant Tax Authority (or have not been challenged by the Tax Authority) and have not been revoked or otherwise withdrawn.

3.	Each Target Group Company has in the last six years discharged every liability to make a payment of Tax due from any Target Group Company where the date for payment of such Tax was on or before the date of this agreement and no Target Group Company has agreed with a Tax Authority to postpone the payment of any amount of Tax to a date after Completion (where such Tax was due to be paid prior to Completion).

4.	Each Target Group Company has in the last six years made all deductions, withholdings and retentions in respect of Tax required by law to be made by it in respect of any payment made or benefit provided on or before Completion and has accounted for all such deductions, withholdings and retentions to each relevant Tax Authority.

5.	No Target Group Company has in the last six years paid, or currently has any liability for, any material fine, penalty or surcharge in connection with Tax.

6.	Each Target Group Company has in the last six years maintained and has in its possession or under its control all material records and documentation that it is required by any Tax Statute to maintain and preserve.

7.	The Disclosure Letter contains details of any subsisting formal arrangement or agreement entered into by each Target Group Company with any Tax Authority (other than published extra-statutory concessions, statements of practice and statements of a similar nature) with regard to any of its Tax affairs insofar as such arrangement or agreement is reasonably likely to be prejudiced by the transaction contemplated by this Agreement.

8.	No Target Group Company has in the last six years, or over the last eight years in relation to any tax fraud or equivalent, been subject to any non-routine audit, investigation, discovery or access order by any Tax Authority and no Target Group Company has received any notice from a Tax Authority stating that such an audit, investigation, discovery or access order will be commenced after the date hereof or is otherwise aware that such an audit, investigation, discovery or access order is likely to be commenced.

9.	Any transaction for which consent or clearance was obtained by a Target Group Company from a Tax Authority in the last six years has been carried into effect in accordance with the terms of the relevant consent or clearance (or has not been carried out at all).

10.	Each Target Group Company is and has at all times in the last 6 years been resident for Tax purposes only in the jurisdiction in which it is incorporated and does not have a permanent establishment in any other jurisdiction.

11.	To the extent required by generally accepted accounting principles, provision or reserve was made in the Accounts in respect of every liability of a Target Group Company to make a payment of Tax for which the Target Group Company at the Accounts Date was liable.

12.	All documents to which any Target Group Company is a party and which is required in order for the Target Group Company to prove or register title to any particular asset owned by it at the date of this agreement have been duly stamped.

13.	There are no subsisting options, interests in securities or similar rights granted or otherwise made available to persons other than the Sellers in respect of shares in any Target Group Company.

14.	No Target Group Company has in the last 6 years entered into or been a party to any scheme, arrangement or transaction designed mainly or wholly or containing steps or stages designed mainly or wholly for the purpose of avoiding a liability of a Target Group Company to Tax.

15.	There is no outstanding form of charge securing payment of any Tax liabilities over any asset of any Target Group Company or over any of the Shares.

16.	No Target Group Company has in the last 6 years undertaken, or has agreed to undertake, any transaction or arrangement or provides services (whether in respect of tangible or intangible assets, goods, services, loan or other finance or otherwise) with any party (other than another Target Group Company) which is otherwise than on fully arm’s length terms in circumstances which could cause any Tax Authority to disregard such transaction or arrangement or require such transaction to be disregarded for any Tax purpose or to make or require to be made any adjustment to the terms on which such transaction or arrangement is treated as taking place.

17.	No Target Group Company is, or will become, liable to pay, or make reimbursement or indemnity in respect of, any Tax (or amounts corresponding to any Tax) primarily payable by or chargeable on any other person (other than a Target Group Company), whether in consequence of the failure by that person to discharge that Tax within any specified period or otherwise, where such Tax relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) for the relevant Tax purpose on or prior to Completion.

18.	Each Target Group Company:

18.1	is registered for VAT purposes and such registration is not subject to any conditions specific to the Target Group Company and is not registered or required to be registered for VAT in any other jurisdiction;

18.2	maintains complete, correct and up-to-date records to the extent required by legislation relating to VAT and is not in arrears with any payment or return under that legislation or in respect of Intrastats or excise or customs duties.

19.	The Disclosure Letter contains details of:

19.1	the identity of the members of all groups and consolidated groups for Tax purposes and fiscal unities of which any Target Group Company is a member;

19.2	any existing obligation of a Target Group Company to make a payment (or repayment) or to enter into or consent to any election or surrender pursuant to any agreement relating to Group Reallocation or the use of group relief to which the Target Group Company is, or has been, a party within the last six years; and

19.3	any arrangements for the payment of group Tax liabilities to which any Target Group Company is a party.

20.	All claims made by any Target Group Company in the last 6 years for Group Reallocation or group relief were valid when made and have been or will so far as the Sellers are aware be allowed by way of relief from or allowance or credit against Tax.

21.	Neither the execution nor completion of this Agreement will result in the clawback or disallowance of any Group Reallocation, group relief or Tax allowance previously given to a Target Group Company.

22.	The NL Target Group have not been part of any fiscal unity for Dutch corporate income tax purposes within the meaning of article 15 CITA.

Part 3: Tax Covenant

1.	Covenant

1.1	Subject to paragraph 1.2, each Seller severally covenants to pay to that Seller’s Relevant Tax Purchaser (on an After-Tax Basis) an amount equal to:

1.1.1	any Actual Tax Liability which arises as a result of an Event occurring or income, profits or gains earned, accrued or received on or before Completion;

1.1.2	the value of any Effective Tax Liability;

1.1.3	any Tax Liability or liability to Tax of a Purchaser or any member of the Purchaser Group (ignoring the availability or utilisation of any Relief to reduce or eliminate such liability to Tax of a Purchaser or any member of the Purchaser Group (other than a Target Group Company)) arising (whether through the application of any joint and several liability principles or otherwise) by reference to the non-payment of Tax by any of the Sellers or any person (other than a Target Group Company) which is or has been connected or associated with any of the Sellers, or with any Target Group Company (on or before Completion), for any relevant Tax purpose;

1.1.4	such amount as any Target Group Company is liable to pay or repay (other than to another Target Group Company) in respect of any surrender of Group Relief or any arrangement for the group payment of Tax entered into on or prior to Completion;

1.1.5	any liability of any Target Group Company to make a payment in respect of Tax to any person other than another Target Group Company which has arisen or arises as a result of or in connection with any Event which occurred on or before Completion, whether or not such liability has been discharged on or before Completion, under any indemnity, covenant, guarantee, right of reimbursement or charge entered into by the relevant Target Group Company on or before Completion;

1.1.6	any Tax Liability or liability to Tax of a Purchaser or any member of the Purchaser Group (ignoring the availability or utilisation of any Relief to reduce or eliminate such liability to Tax of a Purchaser or any member of the Purchaser Group (other than a Target Group Company)) (whether or not the relevant Target Group Company or member of the Purchaser Group is primarily so liable and whether or not the Tax is attributable to any other person and whether or not the relevant Target Group Company or member of the Purchaser Group has any right of recovery against any other person) arising at any time as a result of or in connection with the Restructuring;

1.1.7	the reasonable costs and expenses of the Relevant Tax Purchaser and/or any Target Group Company in connection with a successful claim under this part 3 of this schedule or any Tax Liability which is the subject of such successful claim.

1.2	No claim may be made by any Purchaser against a Seller under paragraph 1.1 in respect of any Tax Liability or other liability which relates to any Target Group Company other than that Seller’s Relevant Group Companies.

Part 4: Limitations and Procedure

1.	Limitations

The Sellers shall not be liable under any Tax Warranty or any claim under the Tax Covenant in respect of any liability to the extent that:

1.1	such liability has been provided for in the Completion Accounts (it being agreed that the Completion Accounts shall be treated as providing for a liability in respect of VAT if and to the extent that an amount in respect of such VAT is taken into account in the calculation of the Actual Intercompany Payables or the Actual Intercompany Receivables) or the payment or discharge of such liability has been taken into account in the Completion Accounts;

1.2	other than in the case of a Specific Tax Covenant Claim such liability arose as a result of any Event occurring (or income, profits or gains earned, accrued or received) in the ordinary course of the Target Group Company’s business between the Completion Accounts Date and Completion;

1.3	other than in the case of a Specific Tax Covenant Claim, the provision for Tax made in the Completion Accounts in relation to such liability is only insufficient by reason of any increase in the rates of Tax after the Completion Date with retrospective effect;

1.4	other than in the case of a Specific Tax Covenant Claim, such liability would not have arisen or been increased but for any change in legislation (primary or delegated), Accounting Standards or the published practice of a Tax Authority occurring after the date of this agreement;

1.5	such liability arises or is increased as a result of any voluntary act, transaction or omission of a Target Group Company or a Purchaser after Completion which a Purchaser or Target Group Company was aware or, other than in the case of a Specific Tax Covenant Claim, ought reasonably to have been aware would give rise to or increase the liability in question, otherwise than any voluntary act, transaction or omission:

1.5.1	in the ordinary course of business of the relevant Target Group Company as carried on at Completion; or

1.5.2	pursuant to a legally binding obligation incurred by the Target Group Company on or before Completion; or

1.5.3	required by any law or Accounting Standards in force on or before Completion; or

1.5.4	carried out at the written request of the Sellers;

1.6	the liability arises or is increased by reason of a voluntary disclaimer, revocation or revision by any Target Group Company after Completion of any Relief validly claimed by any Target Group Company before or on Completion, save to the extent such disclaimer, revocation or revision has been taken into account in preparing the Completion Accounts;

1.7	the liability would not have arisen or been increased but for a voluntary failure by a Purchaser or any Target Group Company after Completion to make any election, give any notice or claim any Relief, the making, giving or claiming of which could validly be made after Completion and which was taken into account in determining the amount of any provision or reserve for Tax in the Completion Accounts and which either a Purchaser is actually aware of or is notified to a Purchaser in writing at least 20 Business Days before the last date on which such election, notice or claim may be made, given or claimed;

1.8	the liability arises or is increased by virtue of any change after Completion in the bases, methods or policies of accounting of any Target Group Company, except where such change is necessary to comply with law or Accounting Standards in force at the date of this agreement or, in the case of a Specific Tax Covenant Claim, none of the Purchasers or the Target Group Companies were aware that such change would give rise to the liability in question;

1.9	the liability arises in respect of an amount of income, profit or gain actually earned, accrued or received by any Target Group Company before Completion and retained by the relevant Target Group Company at Completion that was not reflected in the Completion Accounts;

1.10	the liability arises due to the fact that any instalment of corporation tax paid before Completion is insufficient, insofar as such underpayment would not have been an underpayment but for a bona fide estimate made before Completion of the amount of income, profits or gains to be earned, accrued or received after Completion proving to be incorrect;

1.11	the liability is increased as a result of the failure by a Purchaser to comply (or delay in complying) with any of the provisions of this schedule;

1.12	any Relief, other than a Post Completion Relief or Accounts Relief, is available or is made available (for nil consideration) to the Target Group Company to set against or otherwise mitigate the liability;

1.13	such liability has been satisfied without cost to a Purchaser or any Target Group Company;

1.14	the liability arises or is increased as a consequence of a Target Group Company becoming associated with any company or companies at or following Completion; or

1.15	the liability is a liability to interest or penalties which would not have arisen but for the Target Group Company failing to make payment to the relevant Tax Authority of an amount of Tax equal to the payment made by a Seller to a Purchaser pursuant to any Tax Claim in respect of such Tax not later than five Business Days following the date such payment is made by the Seller.

2.	The Sellers shall not be liable in respect of any breach of the Warranties if and to the extent that the loss incurred is or has been included in any claim under the Tax Covenant which has been satisfied, nor shall the Sellers be liable in respect of a claim under the Tax Covenant if and to the extent that the amount claimed is or has been included in a claim for breach of the Warranties which has been satisfied. The Sellers shall not be liable in respect of any breach of the Tax Warranties or any claim under the Tax Covenant if and to the extent that the amount claimed is or has been included in a claim for breach of the Tax Warranties or under the Tax Covenant which has been satisfied (whether such claim was against the same Seller or a different one and whether or not the person bring the claim was the same Purchaser or a different one).

3.	The provisions of part 3 of schedule 11 (Purchaser Indemnified Matters) shall apply to any Specific Tax Covenant Claim as set out in that part and where there is any contradiction with the provisions of this schedule 5, the provisions of part 3 of schedule 11 shall prevail.

4.	Duration and extent

The Sellers shall not be liable in respect of any Tax Claim unless details of the Tax Claim have been notified in writing to the relevant Seller within seven years of Completion (and, for the avoidance of doubt, notification of a Claim for Tax in accordance with paragraph 5.1 of this Part shall not of itself constitute notice of a Tax Claim for the purposes of this paragraph 4 unless specific reference is made to this paragraph). Any Tax Claim which has been made against the Seller (and which has not been previously satisfied, settled or withdrawn) shall be deemed to have been withdrawn and shall become fully barred and unenforceable and no new Tax Claim may be made in respect of the same facts as those that gave rise to such Tax Claim unless legal proceedings in respect of such Tax Claim have commenced by both being issued and validly served within 12 months starting on the day of notification of the Tax Claim save that: (i) if the circumstances giving rise to the Tax Claim are such that the resulting loss suffered or which may be suffered is contingent then any such Tax Claim will instead be deemed to be withdrawn on the date falling 12 months after the contingent liability becomes an actual liability; or (ii) if the Tax Liability giving rise to the Tax Claim is not agreed with the Tax Authority and has not been determined by the Tax Authority then any such Tax Claim will instead be deemed to be withdrawn on the date falling 12 months from the date when written notification has been received by a Purchaser or the relevant Target Group Company from a Tax Authority confirming that the amount of the relevant Tax Liability is settled, agreed or determined such that the relevant Tax Authority does not in any way reserve its position.

5.	Conduct of claims

5.1	If a Purchaser or any Target Group Company becomes aware of any Claim for Tax which gives or may give rise to a Tax Claim, the relevant Purchaser shall or shall procure that the relevant Target Group Company shall give notice of the Claim for Tax to the Sellers’ Representative but such notice shall not be a condition precedent to the liability of the Sellers under this schedule 5.

5.2	If the Sellers’ Representative so requests in writing, the Purchasers shall or shall procure that the relevant Target Group Company shall supply the Sellers’ Representative with such available and relevant details, documentation, correspondence and information relating to the relevant Claim for Tax and shall (subject to paragraph 5.3) take such action as the Sellers’ Representative may reasonably request in writing to negotiate, avoid, dispute, resist, compromise, defend or appeal against the Claim for Tax and any adjudication in respect of the Claim for Tax provided that the Sellers shall first indemnify each Target Group Company and the relevant Purchaser to the reasonable satisfaction of the relevant Purchaser against any reasonable costs and expenses (including any additional Tax) which may be properly incurred as a consequence of any action taken in accordance with this paragraph 5.2.

5.3	If the Sellers’ Representative does not request a Purchaser or any Target Group Company to take action pursuant to paragraph 5.2, or the Sellers fail to indemnify the relevant Purchaser or the relevant Target Group Company concerned as provided in that paragraph, within 21 days of the said notice to the Sellers’ Representative, the Purchaser or relevant Target Group Company shall be free to pay or settle the Claim for Tax on such terms as they may in their absolute discretion think fit.

5.4	The Purchasers shall not be obliged to take or procure the taking of the following action pursuant to paragraph 5.2:

5.4.1	agreeing to the settlement or compromise of any Claim for Tax or any proposal for the same which is likely to materially adversely affect the business or future liability to Tax of any Target Group Company, the Purchasers or any member of the Purchaser Group unless the Sellers indemnify the relevant Purchaser, Target Group Company or the relevant members of the Purchaser Group to the relevant Purchaser’s reasonable satisfaction;

5.4.2	contesting any Claim for Tax before any court or tribunal (excluding the first appellate body) unless, at the expense of the Sellers, the Sellers’ Representative obtains the written opinion of Tax counsel of at least ten years’ call after disclosure of all relevant information and documents that contesting the Claim for Tax is reasonable in the circumstances;

5.4.3	complying with any unreasonable instruction of the Sellers’ Representative.

6.	Date for payment

6.1	Where a Tax Claim involves a Purchaser, any member of the Purchaser Group or any Target Group Company being under a liability to make a payment to any Tax Authority, the relevant Seller shall pay to the Relevant Tax Purchaser in cleared funds the amount for which the Seller is liable on or before the later of the tenth Business Day after demand is made for such payment and the fifth Business Day before the date on which the amount in question is payable to the relevant Tax Authority without any interest, penalty, fine or surcharge arising in respect of it.

6.2	Where a Tax Claim is made under the Tax Covenant in respect of the non-availability of a right to repayment of Tax, the relevant Seller shall pay to the Relevant Tax Purchaser in cleared funds the amount in question for which the Seller is liable on the later of the tenth Business Day after demand is made for such amount to be paid and the fifth Business Day after the date on which the Tax in question would have been repaid but for that non-availability.

6.3	Where a Tax Claim is made under the Tax Covenant in respect of the utilisation or set-off of a Relief, the relevant Seller shall pay to the Relevant Tax Purchaser in cleared funds the amount in question for which the Seller is liable on the later of the fifth Business Day after the date on which the Tax in question would have arisen but for such utilisation or set-off and the fifth Business Day after demand is made for such amount to be paid.

6.4	Where a Seller is liable to make any payment under any Tax Claim, the date for the payment of which is not determined under paragraphs 6.1, 6.2 or 6.3 of part 4 of this schedule 5, the Seller shall pay to the Relevant Tax Purchaser the amount in question for which the Seller is liable on the tenth Business Day after demand is made for such amount to be paid.

6.5	Any sum not paid by a Seller on a date determined under paragraphs 6.1, 6.2, 6.3 or 6.4 of part 4 of this schedule 5 (“due date”) shall bear interest at the rate of 1% per annum over the base rate of Barclays Bank plc from the due date up to and including the day of actual payment of such sum.

7.	Over provisions and corresponding benefit

7.1	If:

7.1.1	any provision for Tax (excluding deferred tax) in the Completion Accounts proves to be an over-provision;

7.1.2	any right to repayment of Tax treated as an asset in the Completion Accounts proves to be under-stated;

7.1.3	any repayment of Tax (where the Tax to which the repayment relates was originally paid prior to Completion) is received by a Target Group Company after Completion (excluding any repayment of Tax which was treated as an asset, or otherwise taken into account, in the Completion Accounts);

7.1.4	any Target Group Company or any member of the Purchaser Group receives an increased amount of any Relief as a result of the tax depreciation basis of the tangible and intangible assets (such as goodwill) of the NL Subsidiary increasing as a consequence of a revaluation ofcertain assets at the level of the NL Subsidiary pursuant to the demerger from ETC B.V. (currently named ETC Nederland B.V.) that took place on or around 29 March 2012 whereby the NL Subsidiary was incorporated; or

7.1.5	a payment by any of the Sellers in respect of any liability under a Tax Claim (or the liability which is the subject of the Tax Claim or the matter giving rise to such liability) results in a Target Group Company or a Purchaser or a member of the Purchaser Group receiving any Relief, (other than an Accounts Relief) which is utilised (including by way of obtaining a repayment of Tax) (“Corresponding Relief”), then an amount equal to such over-provision, under-statement, repayment, or the Tax saved by the Relief referred to in paragraph 7.1.4 or the Corresponding Relief (“Relevant Amount”) shall be dealt with in accordance with paragraph 7.2, provided that no account shall be taken of any over-provision, under-statement or repayment referred to in paragraphs 7.1.1 to 7.1.3 to the extent that it arises as a consequence of the utilisation of any Post Completion Relief or Accounts Relief or a change in legislation or the published practice of any Tax Authority first enacted or announced after Completion.

7.2	The Relevant Amount:

7.2.1	shall first be set off against any payment then due from a Seller under a Tax Claim;

7.2.2	to the extent there is an excess of the Relevant Amount after any application of it under paragraph 7.2.1, a refund shall be made to the Sellers of any previous payment or payments made by any of the Sellers under a Tax Claim (and which has not previously been refunded under this paragraph 7.2.2 or otherwise) up to the amount of such excess; and

7.2.3	to the extent that the excess referred to in paragraph 7.2.2 is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from a Seller under a Tax Claim.

7.3	The Sellers’ Representative may, at the expense of the Sellers, require the auditors for the time being of the relevant Target Group Company to certify the existence and quantum of any Relevant Amount and the date on which the Corresponding Relief is utilised and in the absence of manifest error, their decision shall be final and binding.

8.	Third party claims

8.1

If any Target Group Company or a Purchaser is entitled to recover from another person (excluding any other Target Group Company, any member of the Purchaser Group and any employee or director of a Target Group Company or of the Purchaser Group (unless, in the case of an employee or director, they have given an indemnity (or similar) in respect of the relevant liability)) or a Tax Authority a sum in respect of any liability to which a Tax Claim relates and which has been satisfied by any of the Sellers, the Purchasers shall give notice of such fact to the Sellers’ Representative and if the relevant Sellers indemnify the relevant Purchaser or as appropriate the relevant Target Group Company (to the relevant Purchaser’s reasonable satisfaction) against the reasonable costs of that Purchaser or as appropriate the relevant Target Group Company in connection with taking the following action, the Purchasers shall or shall procure that the relevant Target Group Company shall take such action as is reasonably requested by the Sellers’ Representative to enforce recovery against that person or Tax Authority.

8.2	In the event that a Purchaser or a Target Group Company recovers any sum referred to in paragraph 8.1 after taking any action at the request of the Sellers’ Representative under that paragraph (or otherwise), the Purchasers shall as soon as reasonably practicable account to the relevant Seller for the lesser of:

8.2.1	the sum recovered net of any Tax on the sum (or Tax that would have been payable on such sum but for a Post-Completion Relief) and the reasonable costs and expenses of recovering the same (to the extent such costs and expenses have not been reimbursed); and

8.2.2	any amount paid by the Sellers in respect of the liability giving rise to the relevant Tax Claim (net of any Tax on such amount or Tax that would have been payable on such sum but for a Post Completion Relief).

9.	Mitigation

9.1	If a Seller becomes liable to make any payment to a Relevant Tax Purchaser in respect of a Tax Claim, the Relevant Tax Purchaser shall, at the written direction of the Seller, procure that the relevant Target Group Company allows any Seller to:

9.1.1	surrender, or procure the surrender by any company (other than a Target Group Company or member of the Purchaser Group) of, Group Relief to the Target Group Company to the extent permitted by law but without any consideration being given for such surrender;

9.1.2	make, or procure the making by any company (other than a Target Group Company or member of the Purchaser Group) of, a Group Reallocation (in favour of the relevant Target Group Company) to the extent permitted by law but without any consideration being given for such Group Reallocation.

9.2	The Sellers’ liability in respect of a Tax Claim shall be reduced to the extent that the Tax Liability giving rise to the Tax Claim is reduced by the surrender of Group Relief or the making of a Group Reallocation pursuant to paragraph 9.1. If the Group Relief surrendered subsequently proves to be unavailable or the Group Reallocation is not effective (in whole or in part), the relevant Seller shall promptly make payment to the Relevant Tax Purchaser of an amount equal to the Tax Claim that has not been (but had intended to be) reduced by this paragraph.

10.	Tax returns

10.1	The Purchaser(s) shall procure that each Target Group Company prepares its Tax returns (other than the Retained Tax Returns) for each period (by reference to which Tax returns are prepared) ended on or before Completion and for the period current at Completion (“Returns”).

10.2	The Purchaser(s) shall deliver a draft of each Return to the Sellers’ Representative at least 20 Business Days prior to the date on which such Return is to be submitted to the relevant Tax Authority.

10.3	The Purchaser(s) shall procure that the relevant Returns are submitted to the Tax Authority having taken account of any reasonable comments of, and with such amendments having been made to the Returns as are reasonably requested by, the Sellers’ Representative.

10.4	The Purchaser(s) shall provide, and shall procure that each of the Target Group Companies shall provide, to the Sellers’ Representative (at the Sellers’ cost) such information and assistance as may reasonably be requested by the Sellers’ Representative for the purposes of dealing with the Tax affairs of any of the Sellers or any of their groups or for the purposes of preparing the Retained Tax Returns.

10.5	The Sellers shall provide, and shall procure that any relevant member of the Seller Group shall provide, to the Purchaser(s) (and at the cost of the Purchaser(s)) such information, documentation and assistance as may reasonably be requested by the Purchaser(s) and is necessary for the purposes of dealing with the Tax affairs of any of the Target Group Companies in respect of any period ended on or before Completion. The Purchaser(s) shall keep any information and documentation provided to them confidential.

10.6	The Sellers or their duly authorised agents or advisers shall (to the extent the same have not been submitted prior to Completion), at the expense of the Sellers, prepare and submit the corporation tax computations and returns (and their French equivalents) of each member of the UK Target Group and the French Targets (“Retained Tax Returns”) for the accounting period ended on 31 March 2012 (“Relevant Accounting Period”).

10.7	The Sellers shall deliver to the relevant Purchaser(s) for comments any Retained Tax Returns which they intend to be submitted to the Tax Authority no later than 20 Business Days before submission to the Tax Authority and shall take account of the reasonable comments of the relevant Purchaser and make such amendments to the Retained Tax Returns as the relevant Purchaser may reasonably require in writing.

10.8	The Purchaser(s) shall or shall procure that:

10.8.1	each Target Group Company properly authorises and signs the Retained Tax Returns;

10.8.2	each Target Group Company properly authorises and makes and signs or otherwise enters into all such elections, surrenders and claims and withdraws or disclaims such elections, surrenders and claims and gives such notices and signs such other documents as the Sellers shall reasonably require in relation to the Relevant Accounting Period in order to reflect the tax position of the relevant Target Group Company set out in the Retained Tax Returns (for the avoidance of doubt, such request automatically being deemed reasonable where the same are taken into account in the Completion Accounts).

10.9	The Sellers shall use all reasonable endeavours to prepare the Retained Tax Returns using reasonable care and within applicable time limits.

10.10	The Purchaser(s) shall not be obliged to procure the submission of any Retained Tax Return which the relevant Purchaser reasonably considered to not be true or lawful.

11.	Covenant by the Purchasers

11.1	The Purchaser(s) covenant with the Sellers to pay to the Sellers an amount equal to the following:

11.1.1	any liability or increased liability to Tax of any of the Sellers or any member of the Retained Group arising as a result of or by reference to the non-payment of Tax by a Target Group Company save that this paragraph 11.1.1 shall not apply in respect of any Tax for which any of the Sellers are liable to make (but have not yet made) payment to a Purchaser under this schedule or where the Sellers or any other person has recovered the Tax (or an amount in respect of such Tax) from the relevant Target Group Company under any relevant statutory provision (and each Seller shall procure that no such recovery is sought to the extent that payment has been made by the Purchaser(s) under this paragraph 11.1.1);

11.1.2	any liability or increased liability to Tax of any of the Sellers or any other member of the Retained Group which arises as a result of or in connection with any reduction or disallowance of Group Relief that would otherwise have been available to the relevant Seller member of the Retained Group where and to the extent that such reduction or disallowance arises in connection with:

11.1.2.1	any total or partial withdrawal of a claim for Group Relief (or on behalf of) a Target Group Company after Completion where such claim was submitted by the Target Group Company to a Tax Authority on or before Completion in respect of any accounting period ended on or before Completion; or

11.1.2.2	any total or partial disclaimer of capital allowances by (or on behalf of) a Target Group Company after Completion or any capital allowances available to the Target Group Company in respect of any accounting period ended on or before Completion;

11.1.3	the reasonable costs and expenses of the Sellers or the member of the Retained Group in connection with any liability referred to in paragraph 11.1.1 or 11.1.2 or in taking any action under this paragraph.

11.2	For the purposes of this paragraph, any reference to liability to Tax shall include any liability to make a payment of Tax which would have arisen but for the utilisation of any Relief.

11.3	Paragraph 6 of this part 4 of this schedule shall apply to claims under this paragraph 11 as it applies to claims under the Tax Covenant (with all necessary changes).

12.	VAT Group

12.1	If a member of the UK Target Group is a member of the VAT Group at Completion, the UK Seller and the Purchaser(s) shall cooperate to procure that as soon as practical after Completion an application is made for the relevant members of the UK Target Group (“VAT Group Members”) to be excluded from the VAT Group with effect from Completion (or such later date as close to Completion as possible as the relevant Tax Authority may allow).

12.2	Except where paragraph 12.3 applies, the Purchaser(s) undertake(s) to procure that the VAT Group Members contribute to the Representative Member an amount equal to such VAT for which the Representative Member is accountable as is properly attributable to Supplies made by the VAT Group Members while members of the VAT Group less such amount of deductible input tax as is properly attributable to those Supplies. The due date for payment of such contribution shall be the later of:

12.2.1	the fifth Business Day after the UK Seller or the Representative Member makes a demand for payment; and

12.2.2	the fifth Business Day before the last date on which the Representative Member is liable to account for such VAT to the relevant Tax Authority in order to avoid any related interest or penalty.

12.3	No contribution shall be required under paragraph 12.2 to the extent that:

12.3.1	the VAT Group Member made such contribution to the Representative Member on or before Completion; or

12.3.2	the Purchaser(s) would otherwise be able to make a valid Tax Claim in respect of the VAT otherwise giving rise to that contribution (unless such Tax Claim is satisfied by a Seller).

12.4	Except to the extent that such payment was made on or before Completion, the UK Seller shall procure payment by the Representative Member to the relevant VAT Group Member of an amount equal to such proportion of any repayment of VAT received by the Representative Member or of any credit obtained by the Representative Member by reference to an excess of deductible input tax over output tax that in each case is properly attributable to Supplies made to and by the VAT Group Member while a member of the VAT Group. The Seller shall procure that payment is made to the relevant VAT Group Member on or before the fifth Business Day following receipt of the repayment by, or set-off of the credit against a liability of, the Representative Member.

12.5	The Purchaser(s) shall procure that the VAT Group Members provide such information and assistance to the Representative Member as is reasonably necessary to enable the Representative Member to make the returns and provide the information required for VAT purposes in respect of the period for which any VAT Group Member was a member of the VAT Group.

12.6	If one of the NL Target Group is a member of the Dutch VAT Group at Completion, the NL Seller and the Purchaser(s) shall cooperate to procure that as soon as practical after Completion an application is made for the relevant member of the NL Target Group (“NL VAT Group Members”) to be excluded from the Dutch VAT Group with effect from Completion (or such later date as close to Completion as possible as the relevant Tax Authority may allow).

12.7	Except where paragraph 12.8 applies, the Purchaser(s) undertake(s) to procure that the NL VAT Group Members contribute to the Dutch Representative Member an amount equal to such VAT for which the Dutch Representative Member is accountable as is properly attributable to Supplies made by the NL VAT Group Members while members of the Dutch VAT Group less such amount of deductible input tax as is properly attributable to those Supplies. The due date for payment of such contribution shall be the later of:

12.7.1	the fifth Business Day after the NL Seller or the Dutch Representative Member makes a demand for payment; and

12.7.2	the fifth Business Day before the last date on which the Dutch Representative Member is liable to account for such VAT to the relevant Tax Authority in order to avoid any related interest or penalty.

12.8	No contribution shall be required under paragraph 12.7 to the extent that:

12.8.1	the NL VAT Group Member made such contribution to the Dutch Representative Member on or before Completion; or

12.8.2	the Purchaser(s) would otherwise be able to make a valid Tax Claim in respect of the VAT otherwise giving rise to that contribution (unless such Tax Claim is satisfied by a Seller).

12.9	Except to the extent that such payment was made on or before Completion, the NL Seller shall procure payment by the Dutch Representative Member to the relevant NL VAT Group Member of an amount equal to such proportion of any repayment of VAT received by the Dutch Representative Member or of any credit obtained by the Dutch Representative Member by reference to an excess of deductible input tax over output tax that in each case is properly attributable to Supplies made to and by the NL VAT Group Member while a member of the Dutch VAT Group. The Seller shall procure that payment is made to the relevant NL VAT Group Member on or before the fifth Business Day following receipt of the repayment by, or set-off of the credit against a liability of, the Dutch Representative Member.

12.10	The Purchaser(s) shall procure that the NL VAT Group Members provide such information and assistance to the Dutch Representative Member as is reasonably necessary to enable the Dutch Representative Member to make the returns and provide the information required for VAT purposes in respect of the period for which any NL VAT Group Member was a member of the Dutch VAT Group.

13.	NL Specific Provisions

13.1	If the NL Seller (or any other member of the Retained Group) pays or has paid (on the basis of article 43 of the Collection of States Taxes Act 1990 (Invorderingswet 1990) or otherwise) to a Dutch Tax Authority any Tax attributable to the NL Target Group which has been taken into account in the Completion Accounts (“Relevant NL Tax Liability”), then:

13.1.1	the NL Seller shall procure that details of the Tax paid to the Dutch Tax Authority attributable to the NL Target Group are given to the NL Target Group and/or the Purchaser; and

13.1.2	the Purchaser(s) shall procure that, as soon as practicable and in any event within 14 days of the date when the notice is given by the NL Seller, the NL Target Group will pay to the NL Seller an amount equal to the Relevant NL Tax Liability paid (save to the extent the NL Target Group have already paid such amount to the NL Seller prior to Completion).

14.	French Specific Provisions

14.1	If the French Seller (or any other member of the Retained Group) pays or has paid (on the basis of article 223 A and seq. of the French Tax Code or otherwise) to a French Tax Authority any Tax attributable to either of the French Targets which has been taken into account in the Completion Accounts (“Relevant FR Tax Liability”), then:

14.1.1	the French Seller shall procure that details of the Tax paid to the French Tax Authority attributable to the relevant French Target are given to the Purchaser; and

14.1.2	the Purchaser(s) shall procure that, as soon as practicable and in any event within 14 days of the date when notice is given by the French Seller, the relevant French Targets will pay to the French Seller an amount equal to the Relevant FR Tax Liability paid (save to the extent the other French Target has already paid such amount to the French Seller prior to Completion).

14.2	The French Seller and the Purchaser(s) acknowledge that the French Targets shall exit the tax consolidated group consisting of the French Seller and the French Targets (the “Seller Tax Consolidated Group”), such exit to be effective as of 1 April 2012. At the Completion Date, the French Seller and the French Targets shall enter into tax consolidation exit agreements (convention de sortie d’intégration fiscale) substantially in the form of the agreements provided in part 5 of this schedule.

15.	Miscellaneous

15.1	Any payment to a Purchaser under any Tax Claim shall be deemed (to the extent permitted by law) to be a reduction of the total consideration payable under this agreement for the relevant Shares.

15.2	The provisions of part 3 of this schedule 5 shall not apply until Completion.

15.3	In the event that any Tax Liability is assumed to be satisfied or reduced by the making or surrendering of any Group Reallocation or Group Relief in the Completion Accounts, the Purchaser(s) shall procure that the relevant Target Group Companies enter into any such claims and elections and other documents as are reasonably required by any of the Sellers and notified to the Purchaser(s) in writing at least 15 Business Days before such claim, election or other document is required to be made in order to give effect to the relevant making or surrendering of the Group Reallocation or Group Relief anticipated by the Completion Accounts (to the extent the same are permitted by law).

Part 5: Agreed Form Exit Agreements

CONVENTION DE SORTIE

Entre les soussignées:

La société SCH SAS, société par actions simplifiée au capital social de 28 079 350 Euros, dont le siège social est situé 96, rue des Trois Fontanot, 92000 Nanterre, France, immatriculée auprès du Registre du Commerce et des Sociétés de Nanterre sous le numéro 430 333 260, représentée par Sir Peter Rigby, dûment habilité par une procuration en date du 28 août 2012 accordée par Sir Peter Rigby, Président de SCH SAS.

ci-après dénommée “la Société mère”,

D’une part,

Et

La société ETC METROLOGIE, société à responsabilité limitée au capital de 6 552 000 EUR, dont le siège social est sis 142, avenue de Stalingrad, 92700 Colombes, immatriculée au R.C.S. de Nanterre sous le numéro 435 039 227, représentée par Sir Peter Rigby, agissant en qualité de Gérant, ci-après dénommée “la Filiale”,

D’autre part,

Préambule:

La Filiale et la Société SCH SAS (venant au droit de la société SCH France) à la présente convention ont signé, en date du 3 octobre 2005, une convention d’intégration fiscale (ci-après désignée comme la “Convention”) régissant leurs rapports dans le cadre de la détermination des résultats fiscaux du régime de groupe des sociétés régi par les dispositions des articles 223 A et suivants du Code Général des Impôts.

Les dispositions de l’article 6 de la Convention régissent les conditions de sortie du groupe d’intégration fiscale.

Il est envisagé la sortie de la Filiale du périmètre d’intégration fiscale à effet du premier jour de l’exercice fiscal en cours pour l’une des causes énoncées par les dispositions de l’article 223 S du C.G.I.

Article 1:

Chacune des parties, après avoir pris connaissance de l’ensemble des opérations effectuées entre elles ou des déclarations fiscales établies pour leur compte durant la période d’application du régime de groupe des sociétés, constate qu’aucun avantage ou autre évènement susceptible de donner lieu à indemnisation du fait de la sortie du périmètre d’application du régime de groupe de la Filiale n’est intervenu.

Article 2:

Dans le cadre de la détermination du résultat d’ensemble du Groupe ou de la répartition, au cours du même exercice ou dans le temps, de la charge fiscale y afférente entre sociétés, chacune des parties constate et décide qu’il n’y a pas lieu à quelconque indemnisation d’impôt sur les Sociétés, dû au fait de la sortie de la Filiale du périmètre d’intégration fiscale.

Article 3:

Les dispositions qui précèdent sont exclusives de celles qui résulteraient de la convention de garantie de passif signée à l’occasion de la cession de la Filiale, sauf en ce qui concerne toute problématique d’indemnisation d’Impôt sur les sociétés liée à la sortie du périmètre d’intégration fiscale pour laquelle les dispositions du présent accord prévaudront sur toute autre disposition pouvant exister entre les parties.

Article 4:

La Société SCH SAS confirme expressément par les présentes qu’elle se portera redevable des conséquences fiscales résultant de la sortie de la Filiale du périmètre d’intégration fiscale à effet du premier jour de l’exercice fiscal en cours à la date des présentes et ce, conformément aux dispositions des articles 223 F, 223 N-2, 223 R et 223 S du Code général des impôts et de l’article 46 quater-O ZJ de l’Annexe III à ce même code.

Article 5:

Le présent accord, qui a été porté à la connaissance de l’acquéreur de la Filiale, sera annexé aux documents de cession de la Filiale et les Parties confirment expressément que les présentes ont pour effet de mettre fin à l’application de la Convention au titre des exercices fiscaux ouverts à compter de la date de sortie de la Filiale du périmètre d’intégration fiscale.

Fait à Paris, le 30 août 2012, en deux exemplaires originaux.

SCH SAS	ETC METROLOGIE

Représentée par Sir Peter Rigby	Représentée par Sir Peter Rigby

CONVENTION DE SORTIE

Entre les soussignées:

La société SCH SAS, société par actions simplifiée au capital social de 28 079 350 Euros, dont le siège social est situé 96, rue des Trois Fontanot, 92000 Nanterre, France, immatriculée auprès du Registre du Commerce et des Sociétés de Nanterre sous le numéro 430 333 260, représentée par Sir Peter Rigby, dûment habilité par une procuration en date du 28 août 2012 accordée par Sir Peter Rigby, Président de SCH SAS.

ci-après dénommée “la Société mère”,

D’une part,

Et

La société BEST’WARE FRANCE, société anonyme au capital de 38 112,25 EUR, dont le siège social est sis 142, avenue de Stalingrad, 92700 Colombes, immatriculée au R.C.S. de Nanterre sous le numéro 424 986 347, représentée par Monsieur Steven Rigby, agissant en qualité de Directeur Général Délégué, ci-après dénommée “la Filiale”,

D’autre part,

Préambule:

La Filiale et la Société SCH SAS (venant au droit de la société SCH France) à la présente convention ont signé, en date du 3 octobre 2005, une convention d’intégration fiscale (ci-après désignée comme la “Convention”) régissant leurs rapports dans le cadre de la détermination des résultats fiscaux du régime de groupe des sociétés régi par les dispositions des articles 223 A et suivants du Code Général des Impôts.

Les dispositions de l’article 6 de la Convention régissent les conditions de sortie du groupe d’intégration fiscale.

Il est envisagé la sortie de la Filiale du périmètre d’intégration fiscale à effet du premier jour de l’exercice fiscal en cours pour l’une des causes énoncées par les dispositions de l’article 223 S du C.G.I.

Article 1:

Chacune des parties, après avoir pris connaissance de l’ensemble des opérations effectuées entre elles ou des déclarations fiscales établies pour leur compte durant la période d’application du régime de groupe des sociétés, constate qu’aucun avantage ou autre évènement susceptible de donner lieu à indemnisation du fait de la sortie du périmètre d’application du régime de groupe de la Filiale n’est intervenu.

Article 2:

Dans le cadre de la détermination du résultat d’ensemble du Groupe ou de la répartition, au cours du même exercice ou dans le temps, de la charge fiscale y afférente entre sociétés, chacune des parties constate et décide qu’il n’y a pas lieu à quelconque indemnisation d’impôt sur les Sociétés, dû au fait de la sortie de la Filiale du périmètre d’intégration fiscale.

Article 3:

Les dispositions qui précèdent sont exclusives de celles qui résulteraient de la convention de garantie de passif signée à l’occasion de la cession de la Filiale, sauf en ce qui concerne toute problématique d’indemnisation d’Impôt sur les sociétés liée à la sortie du périmètre d’intégration fiscale pour laquelle les dispositions du présent accord prévaudront sur toute autre disposition pouvant exister entre les parties.

Article 4:

La Société SCH SAS confirme expressément par les présentes qu’elle se portera redevable des conséquences fiscales résultant de la sortie de la Filiale du périmètre d’intégration fiscale à effet du premier jour de l’exercice fiscal en cours à la date des présentes et ce, conformément aux dispositions des articles 223 F, 223 N-2, 223 R et 223 S du Code général des impôts et de l’article 46 quater-O ZJ de l’Annexe III à ce même code.

Article 5:

Le présent accord, qui a été porté à la connaissance de l’acquéreur de la Filiale, sera annexé aux documents de cession de la Filiale et les Parties confirment expressément que les présentes ont pour effet de mettre fin à l’application de la Convention au titre des exercices fiscaux ouverts à compter de la date de sortie de la Filiale du périmètre d’intégration fiscale.

Fait à Paris, le 30 août 2012, en deux exemplaires originaux.

SCH SAS	BEST’WARE FRANCE

Représentée par Sir Peter Rigby	Représentée par Monsieur Steven Rigby

SCHEDULE 6: SELLER LIMITATIONS

1.	Monetary limits

1.1	The:

1.1.1	liability of each Seller in respect of any Claim shall not (subject to paragraph 1.1.2) exceed an amount equal to £75,000,000 (including interest and costs); and

1.1.2	aggregate liability of the Sellers in respect of all Claims shall not exceed an amount equal to £75,000,000 (including interest and costs).

1.2	The Sellers shall have no liability howsoever arising in respect of any Small Claim.

1.3	The Sellers shall not be liable for any General Warranty Claim unless and until the aggregate liability of the Sellers in respect of all General Warranty Claims (other than Small Claims) exceeds £1,500,000, in which case the Sellers shall (subject to paragraph 1.1) be liable for both the initial £1,500,000 and the excess.

2.	Time limits

2.1	The Sellers shall not be liable for any General Warranty Claim, unless the Purchaser has given notice to the Sellers of such General Warranty Claim (specifying full details of the matter or thing giving rise to such General Warranty Claim, and an estimate of the amount claimed) as soon as reasonably practicable after any member of the Purchaser Group becomes aware that the Purchaser has, is or is likely to have such claim, and in any event before 5.00 pm on the date falling 18 months after the date of Completion.

2.2	Any General Warranty Claim which has been made against the Sellers (and which has not been previously satisfied, settled or withdrawn) shall be deemed to have been withdrawn and shall become fully barred and unenforceable and no new General Warranty Claim may be made in respect of the same facts as those that gave rise to such withdrawn General Warranty Claim unless legal proceedings in respect of such General Warranty Claim have commenced by both being issued and validly served within nine months of notification of the General Warranty Claim to the Sellers pursuant to paragraph 2.1 of this schedule 6.

2.3	The Sellers shall not be liable to the extent that a General Warranty Claim notified in accordance with paragraph 2.1 is based on a liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable; but this paragraph shall not operate to avoid a General Warranty Claim in respect of a contingent liability notified in accordance with paragraph 2 provided that:

2.3.1	legal proceedings in respect of such General Warranty Claim have been commenced by being both issued and validly served on the Sellers within six months of the date on which such contingent liability becomes an actual liability; and

2.3.2	any such contingent liability shall have become an actual liability within six months of that Seller first being notified of the relevant Claim in accordance with paragraph 2.1.

3.	Disclosure

The Sellers shall not be liable for any General Warranty Claim or claim under the Tax Warranties to the extent that the matter or thing giving rise to such Warranty Claim has been Disclosed.

4.	Completion Accounts

The Sellers shall not be liable for any General Warranty Claim to the extent that provision, reserve or allowance in respect of the matter or thing giving rise to such General Warranty Claim has been made in the Completion Accounts.

5.	Limitations

5.1	No General Warranty Claim shall be admissible and no Seller shall be liable under any General Warranty Claim to the extent that:

5.1.1	such liability arises or is increased as a result of any change or changes in legislation, rule, regulation or interpretation of legislation occurring after the date of this agreement whether or not with retrospective effect;

5.1.2	such liability occurs or arises as a result of or is otherwise attributable wholly or partly to any voluntary act, transaction or omission of any Target Group Company or the Purchaser or any member of the Purchaser’s Group on or after the date of this agreement otherwise than;

5.1.2.1	in the ordinary course of business; or

5.1.2.2	pursuant to a legally binding commitment created on or before the date of this agreement by any Target Group Company.

5.1.3	such liability occurs or arises wholly or partly out of or as a result of any act, transaction or omission whatsoever specifically authorised in writing by the Purchaser or any member of the Purchaser’s Group; or

5.1.4	such claim by the Purchaser or the subject matter thereof has been or is made good or is otherwise compensated for (otherwise than by the Purchaser or any member of the Purchaser’s Group);

5.1.5	the liability is or would be recoverable by any Target Company had the Purchaser put in place insurance policies in respect of the Target Companies consistent with good industry practice.

6.	Claims handling: information and access

6.1	The Purchaser shall give notice to the Sellers containing reasonable details of any matter or thing of which any member of the Purchaser Group becomes aware that indicates that:

6.1.1	any claim, action or demand by a third party against any member of the Purchaser Group which has or is reasonably likely to give rise to a General Warranty Claim (“Defendant Claim”), has been, will or is likely to be made; or

6.1.2	any right which any member of the Purchaser Group has or becomes entitled to recover from any third party any sum in relation to any matter or thing that has given or is likely to give rise to a General Warranty Claim (“Recovery Claim”), exists or is likely to exist;

as soon as reasonably practicable.

6.2	The Purchaser shall (and shall procure that each other member of the Purchaser Group shall):

6.2.1	keep the Sellers’ Representative informed as soon as reasonably practicable of all material developments in relation to any matter or thing required to be notified pursuant to paragraphs 2.1 and 6.1;

6.2.2	preserve all documents, records, correspondence, accounts and other information whatsoever (in whatever form held) which are or may be relevant to any possible or actual General Warranty Claim, Defendant Claim or Recovery Claim (“Retained Information”);

6.2.3	during normal business hours and on reasonable notice, allow the Sellers and their agents to have access to, and to take copies (at the Sellers’ own expense) of, the Retained Information or any part of it; and

6.2.4	during normal business hours and on reasonable notice, make available to the Sellers such of its personnel who are in possession of Retained Information at the premises at which the relevant individual is employed (or, as reasonably required, to attend judicial proceedings) as the Sellers may reasonably require in the exercise of their rights under paragraphs 7 or 8, provided that nothing in this paragraph 6.2 shall oblige any member of the Purchaser Group to provide or allow access to any Retained Information that is reasonably regarded by the Purchaser and its legal advisers as legally privileged in relation to the possible or actual General Warranty Claim, Defendant Claim or Recovery Claim.

7.	Defendant Claims

7.1	The Purchaser shall procure that the Target Group Companies shall consult fairly with the Sellers in relation to any Defendant Claim, and deal with any Defendant Claim having given due consideration to the representations and views of the Sellers’ Representative.

7.2	In relation to any Vendor Contract Claim the Purchaser shall (and shall procure that each other member of the Purchaser Group involved shall):

7.2.1	as soon as reasonably possible after becoming aware of the same, notify the Sellers of a Vendor Contract Claim;

7.2.2	keep the Sellers fully informed of the progress of Vendor Contract Claims on a regular basis (and at least fortnightly);

7.2.3	consult with the Sellers and, if requested by Sellers, make joint representations to the other party to the Vendor Contract Claim in order to negotiate, avoid, dispute, resist, mitigate, compromise, settle or defend any Vendor Contract Claim;

7.2.4	give due consideration to the views of the Sellers’ Representative;

7.2.5	not settle any such claim for a period of six months from the notification of such claim to the Sellers without the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed); and

7.2.6	on reasonable notice from the Sellers Representative provide access to Target Group Company personnel with knowledge of the Vendor Contract Claim and make available to the Sellers all documents and correspondence relating to such claim as is reasonably requested in writing by the Sellers.

8.	Recovery Claims

8.1	The Purchaser shall (and shall procure that each other member of the Purchaser Group shall):

8.1.1	take all such actions as the Sellers may, in all the circumstances, reasonably request in writing to pursue any Recovery Claim (including to the extent the same is so reasonable, the institution of proceedings); and

8.1.2	otherwise take all such steps as are reasonable in all the circumstances to maximise any recovery in relation to any Recovery Claim; and

8.2	If any member of the Purchaser Group recovers any sum pursuant to a Recovery Claim before any Seller makes a payment in respect of the corresponding General Warranty Claim, the amount payable by the Sellers in respect of the corresponding General Warranty Claim shall be reduced by an amount equal to the sum recovered (less all reasonable external third party costs and expenses incurred by the Purchaser Group in obtaining such recovery (to the extent not already reimbursed by the Sellers pursuant to paragraph 7)).

8.3	If the Sellers have made a payment in respect of a General Warranty Claim (“Claim Payment”) and any member of the Purchaser Group subsequently recovers from some other person any sum in respect of any corresponding Recovery Claim, the Purchaser shall repay promptly to the Sellers an amount equal to the lesser of:

8.3.1	the sum recovered from the third party (less all reasonable external third party costs and expenses incurred by the Purchaser Group in obtaining such recovery); and

8.3.2	the amount of the Claim Payment.

8.4	If any repayment is made to any Seller pursuant to paragraph 8.2, an amount equal to such repayment shall be deemed never to have been paid by the relevant Seller for the purposes of calculating the liability of the relevant Seller under paragraphs 1.1 and 1.3.

9.	No double recovery

The Sellers shall not be liable to pay damages or other compensation or reimbursement more than once in respect of the same loss, liability or damage.

10.	Set off

The Purchaser shall not and no member of the Purchaser Group shall be entitled to assert, set off, counterclaim against any member of the Retained Group as a result of any Claim or claim made pursuant to this agreement in order to justify withholding payment of any amount otherwise due and payable by the Purchaser, any member of the Target Group or any member of the Purchaser Group under the terms of the SCC Contract (whether in whole or in part).

11.	Miscellaneous

11.1	For the avoidance of doubt, any reference within this schedule 6 to the Sellers or a Seller shall also be deemed to include SCH.

11.2	Any payment by the Sellers or the Target Group Companies in respect of a Claim or a Purchaser Indemnified Matter or a Specific Tax Covenant Claim or a claim under this agreement shall be deemed to be a reduction of the Consideration.

11.3	Nothing in this schedule 6 will in any way restrict or limit the Purchaser’s or the relevant Target Group Company’s common law duty to mitigate its loss.

11.4	No Warranty Claim (other than a claim under the Tax Warranties) may be made in respect of any matter relating to Tax.

12.	Knowledge

The Sellers shall not be liable for any General Warranty Claim or claim arising under the Tax Warranties in respect of any claim or matter to the extent that the Sellers can demonstrate that the Purchaser had actual knowledge of facts, matters or circumstances that would give rise to an actionable General Warranty Claim or claim arising under the Tax Warranties in circumstances where the facts matters or circumstances were such as to enable the Purchaser to make an informed assessment of them.

SCHEDULE 7: EXCHANGE AND COMPLETION OBLIGATIONS

Part 1: Sellers’ obligations on Exchange

1.	Documents, etc to be delivered

The Sellers shall deliver or procure to be delivered to the Purchaser:

1.1	copies of all the agreements and documents in the Agreed Form, initialled by the Sellers’ Solicitors; and

1.2	the duly signed Disclosure Letter;

1.3	a copy of this agreement duly executed by the Seller and SCH;

Authorities

1.4	as evidence of the authority of any person signing this agreement on behalf of a Seller or SCH, a copy of the minutes of a meeting of the board of directors of such entities (authorising execution of this agreement), certified as a true copy of the original by the Sellers’ Solicitors.

Part 2: Purchaser’s obligations on Exchange

1.	Documents, etc to be delivered

The Purchaser shall deliver or procure to be delivered to the Sellers:

1.1	copies of all the agreements and documents in the Agreed Form, duly initialled by the Purchaser’s Solicitors; and

1.2	a copy of the Disclosure Letter receipted by the Purchaser;

1.3	a copy of this agreement duly executed by the Purchaser;

Authorities

1.4	as evidence of the authority of any person signing this agreement on behalf of the Purchaser, a copy of the minutes of a meeting of its board of directors (authorising execution of this agreement), certified as a true copy of the original by the Purchaser’s Solicitors.

Part 3: Sellers’ obligations on and prior to Completion

1.	Documents, etc to be delivered

The Sellers shall deliver or procure to be delivered to the Purchaser:

1.1	a duly executed copy of the SCC Contract;

1.2	a duly executed copy of the Transitional Services Agreement;

1.3	a duly executed copy of the Bodegraven Lease; and

1.4	a duly executed Retention Account Agreement;

1.5	the duly executed French Tax Exit Agreements;

1.6	copies of the executed NL Demerger Documentation;

1.7	copies of the executed Pre-Completion Transfer Agreements

Title to Shares and shares in other Target Group Companies

1.8	duly executed transfers of the Shares in favour of the Purchaser or its nominee(s) which for:

1.8.1	the UK Target Shares shall be in the form of a stock transfer form;

1.8.2	the French Target Shares shall be in the form of an order for share transfer (ordre de movement) relating to the sale of the French Target Shares established in the name of the Purchaser, duly completed and signed by French Seller together with original copies of the tax form (formulaire Cerfa 2759) duly completed and signed by the French Seller in connection with the transfer of the French Target Shares; and

1.8.3	the NL Target Shares shall be in the form of a notarial deed of transfer. The notarial deed of transfer shall be drafted and executed by the civil law notary of Eversheds Faasen, the Netherlands.

1.9	the share certificates for the UK Target Shares (or an express indemnity in a form satisfactory to the Purchaser if any share certificate is found to be missing);

1.10	share certificates for all issued shares in the capital of each Target Group Subsidiary (excluding the French Targets where no such certificates are available) (or an express indemnity in a form satisfactory to the Purchaser if any share certificate is found to be missing);

1.11	the updated shareholder’s register in respect of the NL Target; reflecting the transfer of the NL Target Shares from the NL Seller to the Purchaser;

1.12	duly executed transfers of the shares in French Target 2 by the individuals as specified in part (b) of part 1 of schedule 3 to the French Seller;

1.13	Each of the UK Seller, the French Seller and the NL Seller shall procure the payment by the relevant members of the Retained Group of the amount, if any, by which the Estimated Intercompany Receivables exceed the Estimated Intercompany Payables in the UK, France and Holland respectively;

1.14	the following duly executed releases from security (including fixed charges, legal assignments, mortgages and debentures) over the assets and/or undertaking of the Target Companies, including:

1.14.1	in relation to each of the UK Target and the UK Target Subsidiary, duly executed releases in respect of:

1.14.1.1	a fixed charge for purchased debts which fail to vest in favour of HSBC Invoice Finance (UK) Limited dated 4 November 2011;

1.14.1.2	a legal assignment of debts in favour of HSBC Bank plc dated 4 November 2011;

1.14.1.3	a fixed charge on book debts in favour of HSBC Bank plc dated 4 November 2011;

1.15	evidence in a form reasonably satisfactory to the Purchaser that the UK Target and the UK Target Subsidiary have been released from all obligations and have no further liability in connection the receivables finance agreement dated 4 November 2011 and entered into between HSBC Invoice Finance (UK) Limited (1) Specialist Computer Centres Plc, the UK Target, the UK Target Subsidiary (2) Specialist Computer Holdings (UK) Plc, SCH Distribution Limited and SCH Corporate Services Limited (3);

1.16	evidence in a form reasonably satisfactory to the Purchaser that the UK Target and the UK Target Subsidiary have been released from all obligations and have no further liability in connection with the collective sterling and net overdraft and other facilities made available by HSBC Bank plc by way of facility letter dated 1 November 2011 addressed to Specialist Computer Holdings (UK) Plc;

1.17	evidence in a form reasonably satisfactory to the Purchaser that French Target 1 has been released from all obligations and has no further liability in connection with the overdraft facility made available by BNP Paribas to French Target 1 and all outstanding sums thereunder have been settled in full;

1.18	evidence in a form reasonably satisfactory to the Purchaser that the French Target 1 and French Target 2 have no outstanding amounts drawn down pursuant to and no amounts are owed in respect of and there are no obligations or further liabilities in connection with the EURO 3,000,000 credit facility short term master agreement dated 4 July 2007 and entered into between SCC SA, French Target 1 and French Target 2 and all outstanding sums thereunder have been settled in full;

Auditors, officers and employees

1.19	a copy of the written resignation of the auditors of the UK Target and the UK Target Subsidiary in the Agreed Form with effect from Completion, together with their statement required by section 519 of the Companies Act 2006 to the effect that there are no circumstances connected with their resignation that need to be brought to the attention of members or creditors;

1.20	the written resignations in the Agreed Form of such directors and the secretary of each Target Group Company as the Purchaser shall notify art least 15 days prior to Completion;

Records

1.21	the statutory registers and minute books made up to the Completion Date, the common seal (if any), share certificate books, the certificate of incorporation and any certificates of incorporation on change of name of each Target Group Company including for the French Targets the register des mouvements de titres, compte individual d’actionnaire;

1.22

1.23

1.24

1.25

2.	Board meetings and shareholder resolutions of the Target Group Companies

The Sellers shall procure that:

2.1	a meeting of the board of directors of each Target Group Company is held at which:

2.1.1	in relation to the Target Companies only, the transfers of the Shares are approved for registration (subject only to being duly stamped) and share certificates are authorised to be delivered to the Purchaser or its nominee(s) in respect of the Shares;

2.1.2	the resignations referred to in paragraph 1.20 be accepted with effect from the end of the meeting;

2.1.3	such persons as the Purchaser nominates be appointed as directors and the secretary with effect from the end of the meeting;

2.1.4	the registered office be changed, the accounting reference date be changed, the resignation of the auditors be accepted and new auditors be appointed;

2.1.5	its bank mandates be revised in such manner as the Purchaser requires; and

2.1.6	the execution of each of the Agreed Form Documents and the other agreements and documents referred to in this part to which such Target Group Company is party be approved and authorised.

2.2	a meeting of the supervisory board of the NL Seller is held at which the sale of the NL Target Group is approved based upon article 14.9 of the articles of association of the NL Seller; and

2.3	a meeting of the board of the NL Seller is held at which the sale of the NL Target Group is approved based upon article 14.5 of the articles of association of the NL Seller.

2.4	a shareholder resolution of the NL Seller is passed to approve the sale of the NL Target.

3.	Delivery of estimates and Sample Stocktake

3.1	The Sellers shall procure, in accordance with the Estimation Mechanics and following consultation with the Purchaser as to the proposed estimates and the basis of their composition the delivery of the UK Estimated Cash, the French Estimated Cash, the NL Estimated Cash, the UK Estimated Indebtedness, the French Estimated Indebtedness, the NL Estimated Indebtedness, the UK Estimated Working Capital, the French Estimated Working Capital and the NL Estimated Working Capital not more than 15 days and not less than 10 days prior to the Completion Date.

3.2	By no later than 10 October 2012 (or such later date as the parties shall agree) the Sellers shall provide the Purchaser with a summary of the Inventory held by the Seller Group (including the Target Group Companies) on behalf of the Business in the UK and France.

4.	Within three Business Days of receipt of the SKU Details (as defined in paragraph 4 of part 4 of this schedule 7) from the Purchaser, the Sellers shall make arrangements to enable the Sample Stocktake to occur over the course of two consecutive weekends.

Part 4: Purchaser’s obligations on and prior to Completion

1.	Documents, etc to be delivered

The Purchaser shall deliver or procure to be delivered to the Sellers:

1.1	duly executed copies of the Agreed Form Documents to which it is a party;

1.2	counterparts of the agreements and other documents referred to in paragraphs 1.1, 1.4,1.5 and 1.8.3 of part 3.

2.	Payments

The Purchaser shall pay:

2.1	the Completion Payment to the Nominated Account; and

2.2	the Retention into the Retention Account.

2.3	to the relevant members of the Retained Group the amount (if any) by which the Estimated Intercompany Payables exceed the Estimated Intercompany Receivables in each of the UK, France and Holland.

3.	Satisfaction of the Condition

The Purchaser shall produce evidence of the satisfaction of the Condition (for which it is responsible).

4.	SKU Details

By no later than 15 October 2012 (or if it is clear that the Completion Date will not be 31 October 2012 such later date as the parties shall agree) the Purchaser shall provide details of those stock keeping units representing no more than 25% of the Inventory by value held by the Seller Group (including the Target Group Companies) on behalf of the Business in the UK and France (“SKU Details”) that they wish to inspect prior to Completion.

SCHEDULE 8: CONDITIONS AND PRE-COMPLETION MATTERS

Conditions

1.	Competition

1.1	The occurrence of any one of the following events:

1.1.1	the European Commission (“Commission”) issuing a decision under Article 6(1)(a) of Council Regulation 139/2004/EC (“Regulation”) declaring that the proposed acquisition of the Shares by the Purchaser pursuant to this agreement (“Acquisition”) falls outside the scope of the Regulation;

1.1.2	the Commission issuing a decision under Article 6(1)(b) of the Regulation, or being deemed to have done so under Article 10(6) of the Regulation, declaring that the Acquisition is compatible with the Common Market without attaching to its decision any conditions or obligations;

1.1.3	the issuing by the Commission of a decision under Article 6(1)(b) of the Regulation declaring that the Acquisition is unconditionally compatible with the Common Market or subject to the fulfilment of one or more conditions or obligations which are fully acceptable to the Purchaser (acting reasonably);

1.1.4	the relevant time period for a decision under Article 6(1) of the Regulation in respect of the Acquisition expiring without the Commission issuing such a decision and, in the event that a request under Article 9(2) of the Regulation has been made by a Member State, the Commission indicating that it has decided not to refer the Acquisition, any part of it or any matter arising from it to a Competent Authority of such Member State under Article 9(1) of the Regulation; or

1.1.5	after the referral by the Commission under Article 9(1) of the Regulation of all or part of the Acquisition to the Competent Authority of one or more Member States:

1.1.5.1	if all the Acquisition is so referred, the issuing by such Competent Authority or authorities of a decision or decisions which satisfies (or together satisfy) any of paragraphs 1.1.1 to 1.1.3 (those paragraphs being applied with the necessary changes); or

1.1.5.2	if part of the Acquisition is so referred, the making by such Competent Authority or authorities of a decision or decisions which, in conjunction with a decision of the Commission, together satisfy any of paragraphs 1.1.1 to 1.1.3 (those paragraphs being applied with the necessary changes).

Pre-Completion matters

1.	Information

1.1	Pending Completion the Sellers shall (subject to compliance with Competition Laws) give the Purchaser:

1.1.1	access to senior personnel of each Target Company by way of a pre-arranged weekly conference call, during which the Purchaser will be provided with (i) key financial and operational updates on the business of the Target Group Companies; and (ii) an opportunity to raise reasonable enquiries in relation to the financial position, business and affairs of the business of the Target Group Companies; and

1.1.2	further access upon reasonable notice to such personnel and information relating to the Business, the Sellers and the Target Group as the Purchaser may reasonably require for reporting purposes.

1.2	Pending Completion, the Sellers will, in relation to their obligations under paragraph 11 of schedule 14 keep the Purchaser fully and promptly informed of all relevant developments and progress on a regular basis (and at least fortnightly);

2.	Conduct

2.1	Pending Completion, the Sellers shall procure that each Target Group Company

2.1.1	complies with the provisions of part 3 of this schedule 8;

2.1.2	otherwise carries on its business in its ordinary and usual course.

2.2	On or prior to Completion, the Sellers shall use all reasonable endeavours to deliver or procure to be delivered to the Purchaser:

2.2.1	copies of the declarations sent to the French Data Protection Authority (CNIL) by the French Targets;

2.2.2	copies of the applications for registration as data controller sent to the UK Information Commission on behalf of the UK Target and the UK Target Subsidiary;

2.2.3	evidence of the registration as data controller with the UK Information Commissioner of the UK Target and the UK Target Subsidiary;

2.2.4	a letter from Strategic Decisions Group Limited acknowledging the right of the UK Target Group to continue to use the name and style “SDG” for the purposes of the Business;

2.2.5	evidence in a form reasonably satisfactory to the Purchaser that the registrations of the following domain names have been transferred to the relevant entity set out below:

Domain Name	To be transferred to

www.sdg.eu.com	UK Target

bestware.nl	NL Target Subsidiary

best-ware.nl	NL Target Subsidiary

etcdist.nl	NL Target Subsidiary

etcdist.com	NL Target Subsidiary

etcdistribution.nl	NL Target Subsidiary

etc-distribution.nl	NL Target Subsidiary

etcdistribution.be	NL Target Subsidiary

etcdistribution.com	NL Target Subsidiary

best-rent.nl	NL Target Subsidiary

etcbestware.nl	NL Target Subsidiary

etc-bestware.nl	NL Target Subsidiary

codis.nl	NL Target Subsidiary

datelcom.nl	NL Target Subsidiary

pluz.nl	NL Target Subsidiary

etcpluz.nl	NL Target Subsidiary

uhoorthetbij.nl	NL Target Subsidiary

kiezenvoorcitrix.nl	NL Target Subsidiary

hpbusinessclub.nl	NL Target Subsidiary

ibmbc.nl	NL Target Subsidiary

acerbusinessclub.nl	NL Target Subsidiary

etcbusinessclub.nl	NL Target Subsidiary

lenovobusinessclub.nl	NL Target Subsidiary

lenovobusinessclub.com	NL Target Subsidiary

lenovobusinessclub.org	NL Target Subsidiary

ibmbusinessclub.com	NL Target Subsidiary

ibmbusinessclub.org	NL Target Subsidiary

ibmbusinessclub.nl	NL Target Subsidiary

ibmclub.nl	NL Target Subsidiary

ibmetc.nl	NL Target Subsidiary

topsellerclub.nl	NL Target Subsidiary

systemsellerclub.nl	NL Target Subsidiary

partner-store.nl	NL Target Subsidiary

toshibabusinessclub.nl	NL Target Subsidiary

lanbackupserver.nl	NL Target Subsidiary

etcdist.eu	NL Target Subsidiary

ibmbusinessclub.eu	NL Target Subsidiary

lenovobusinessclub.eu	NL Target Subsidiary

etcdistribution.eu	NL Target Subsidiary

etc-distribution.eu	NL Target Subsidiary

etcdistributie.nl	NL Target Subsidiary

vindenishetnieuwezoeken.nl	NL Target Subsidiary

officejetpro.nl	NL Target Subsidiary

etcloud.nl	NL Target Subsidiary

itcserviceprovider.nl	NL Target Subsidiary

etc-tv.nl	NL Target Subsidiary

ict-tv.nl	NL Target Subsidiary

ict-tv.com	NL Target Subsidiary

sdg-nederland.nl	NL Target Subsidiary

sdg-nederland.com	NL Target Subsidiary

sdgnederland.nl	NL Target Subsidiary

sdgnederland.com	NL Target Subsidiary

sdg-netherlands.nl	NL Target Subsidiary

sdg-netherlands.com	NL Target Subsidiary

sdgnetherlands.nl	NL Target Subsidiary

sdgnetherlands.com	NL Target Subsidiary

2.3	To the extent that the Purchaser notifies the Sellers’ Representative in writing within 14 days of the date of this agreement that it requires the same, the Sellers and the Purchaser will use reasonable endeavours to obtain by Completion:

2.3.1	change of control consent from IBM United Kingdom Financial Services Limited in relation to the supplier agreement between the UK Target Subsidiary and IBM United Kingdom Financial Services Limited dated 27 April 2011 (as amended);

2.3.2	change of control consent from Factobail in relation to the factoring agreement between Factobail and French Target 1 dated 1 July 2012;

2.3.3	change of control consent from GE Facto in relation to the factoring agreement between GE Facto and ETC France Sarl dated 21 June 2002 (as amended from time to time);

2.3.4	change of control consent from Fortis Commercial N.V. in relation to the factoring agreement between Fortis and Plux BV and/or Cofin BV dated 3 March 2003 (as amended from time to time);

2.3.5	change of control consent from IBM France Financement in relation to the “Plan Gold” Credit Facility Agreement between IBM France Financement and French Target 1 dated 25 March 2002;

2.3.6	change of control consent from IBM France Financement in relation to the “Plan Gold” Credit Facility Agreement between IBM France Financement and French Target 2 dated 25 March 2002;

2.3.7	change of control consent from IBM France Financement in relation to the Multi Supplier Financing Agreement between IBM France Financement and French Target where required under the terms of such agreement;

2.3.8	change of control consent from IBM Franec Financement in relation to the Multi Supplier Financing Agreement between IBM France Financement and French Target 2 where required under the terms of such agreement.

2.4	In the event that the Purchaser notifies the Sellers’ Representative that it wishes to obtain a change of control consent in accordance with paragraph 2.3, the Sellers will keep the Purchaser informed of progress on a regular basis (and at least weekly) and will confirm in writing to the Purchaser the position reached in respect of each consent sought by no later than the date falling 15 Business Days prior to the Completion Date.

3.	Restructuring

3.1	Prior to Completion:

3.1.1	the Sellers and SCH shall comply with their obligations set out in schedule 14;.

3.1.2	in addition, if requested in writing by the Purchaser within 14 days after the signing of this agreement, the Sellers will use all reasonable endeavours to convert French Target 1 to a Société par Actions simplifiée (S.A.S.), taking into account the reasonable instructions of the Purchaser in connection with the same;

3.1.3	the French Sellers shall procure that the HP Africa Contract is assigned to French Target 3.

3.1.4	the Sellers will procure that no notice to terminate possession is served in respect of either the Langley Licence to Occupy or the Lyndon Place Licence to Occupy and no right to occupy shall be granted to any other person in respect of such premises.

4.	Termination rights pre-Completion

4.1	If at any time before Completion:

4.1.1	there has been or, circumstances exist such that were Completion to occur, there would be a material breach of this agreement (excluding schedule 14); or

4.1.2	a Material Adverse Change (as defined in paragraph 4.3) has occurred after entry into this agreement,

then the Purchaser may (i) proceed to Completion or (ii) postpone Completion for a period of up to 15 Business Days following the Completion Date or (iii) terminate this agreement by notice to the Sellers.

4.2	If at any time before Completion there has been a material breach of schedule 14 (or would be if Completion was to take place) the Purchaser may (i) proceed to Completion giving notice, if applicable that the Sellers’ obligations in paragraph 11 of schedule 14 have not been fully satisfied (a “Paragraph 11 Notice”) or (ii) terminate this agreement by notice to the Sellers or (iii) postpone Completion for a period of up to 15 Business Days following the Completion Date).

4.3

For the purpose of paragraph 4.1.1 “a material breach of this agreement (excluding schedule 14)” means any breach or breaches of this agreement (excluding schedule 14 and Small Claims (but including a Tax

Claim) which would result in the Purchaser being entitled to make a claim or series of claims for a sum or sums which alone or in aggregate would have an impact on the forecast aggregate earnings before interest, tax, depreciation and amortisation of the Target Group for the 12 month period commencing on the date on which the matter occurred of more than £2,700,000.

4.4	For the purpose of paragraph 4.1.2 “Material Adverse Change” means any matter or thing which relates directly and specifically to the Business, that has had or will have an impact on the forecast aggregate earnings before interest, tax, depreciation and amortisation of the Target Group for the 12 month period (commencing on the date on which the matter occurred) of more than £2,700,000, but excluding anything arising from;

4.4.1	variations in stock market conditions, interest rates, exchange rates, commodity prices or other general economic conditions;

4.4.2	changes in conditions generally affecting the value added distribution sector; and

4.4.3	any matter or thing Disclosed (to the extent so Disclosed).

4.5	For the purposes of paragraph 4.2, “a material breach of schedule 14” shall mean, in respect of a Target Group Company, a breach or breaches of schedule 14 which would (i) result in the Purchaser being entitled to make a claim or series of claims under this agreement for a sum or sums which alone or in aggregate would have an impact on the forecast aggregate earnings before interest, tax, depreciation and amortisation of the Target Group for the 12 month period (commencing on the date on which the matter occurred) of more than £2,700,000 or (ii) in the case of paragraphs 1 to 5, 11 and 12 of schedule 14 materially prejudice the ability of the Target Group to continue to operate the Business in a manner substantially consistent with how the Business was operated in the 12 month period prior to the date on which the breach occurred. For the purposes of paragraph 4.2 “a material breach of schedule 4.2” shall also mean (i) in relation to paragraph 2 of schedule 14, a failure by the Sellers to procure that the Target Group Companies (save in relation to any change of control provisions contained within such Vendor Contracts the impact of which shall be ignored for the purposes of this provision) have the benefit of and/or are party to Vendor Contracts which, performed in accordance with their terms, would generate a sum equal to 95% of the aggregate gross trading profit of the Business in the 12 month period to 31 March 2012; and (ii) in the case of paragraph 11 of schedule 14, circumstances where the Purchaser can demonstrate that significantly adverse consequences, in terms of compliance with laws and/or regulatory requirements (in either case) in the United States of America, are reasonably likely to exist or arise following Completion as result of the ownership of an interest of a MENA Entity.

4.6	In the event that the Purchaser elects to terminate this agreement on the grounds of a material breach of schedule 14 in accordance with paragraph 4.2 and provides written notice of the same to the Sellers in accordance with clause 26, the Break Fee (together with any applicable VAT) shall become immediately due and payable to the Purchaser by the Sellers upon service of such notice.

4.7	If the Purchaser postpones Completion to another date in accordance with paragraphs 4.1 or 4.2, references in this agreement to “ Completion” and “Completion Date” shall, in respect of the Target Group Company or Target Group Companies in respect of which the postponement has taken place, be deemed to be references to such postponed date.

4.8	In the event that the Purchaser elects to proceed to Completion or to postpone Completion (in whole or in part) following the occurrence of any of the events referred to in paragraphs 4.1 and 4.2, such election shall be without prejudice to any other rights and remedies available to the Purchaser under the terms of this agreement or otherwise.

Pre-Completion restrictions and obligations

1.	The Sellers will procure that each Target Group Company and each member of the Seller Group in relation to the Business will:

1.1	carry on its business in the ordinary course so as to maintain its business as a going concern;

1.2	take all reasonable steps to preserve and protect its assets and minimise its liabilities;

1.3	not sell, transfer or otherwise dispose of, or create any Encumbrance over any asset having a net book value exceeding £500,000 (or Euro equivalent where appropriate), except in the ordinary course of business;

1.4	not acquire the shares or business undertaking of any person, by way of share purchase, asset purchase or otherwise;

1.5	not commit to or make any capital expenditure exceeding £500,000 (or Euro equivalent where appropriate) in the aggregate, except for capital expenditure already committed as of the date hereof;

1.6	not make any change in accounting procedures and practices of any member of the Group unless responsive to changes of applicable accounting principles;

1.7	not incur any financial indebtedness except in the ordinary course of business pursuant to facilities existing on the date hereof;

1.8	not enter into any guarantee or indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person’s obligations;

1.9	not enter into any long term, unusual or onerous Contract or commitment outside the ordinary course of business;

1.10	not grant any lease, licence or third party right or terminate, or give notice to terminate, a lease, licence or third party right in respect of any real property forming part of the Real Estate;

1.11	not change the existing use or dispose of any real property forming part of the Property;

1.12	not declare, make or pay any dividend or other distribution;

1.13	not take on or appoint any new employees, officers or directors if as a result the aggregate annual remuneration of such appointees would increase the Target Group’s liability to pay remuneration by more than £500,000 (or £50,000 in respect of any individual employee) or terminate or give notice to terminate the employment or engagement of any employee, officer or director other than for cause or make or propose to make any material change in the terms or conditions of employment or engagement or pension benefits of any employee, officer or director;

1.14	not permit any insurance to lapse or intentionally do anything which would make any policy of insurance void or voidable;

1.15	not request any material change or variation to any of its arrangements with Key Vendors or Key Customers or a Principal Vendor Contract;

1.16	without prejudice to the generality of the foregoing, carry on its business in compliance with all Laws;

1.17	ensure compliance with all material obligations of the Target Group under the Principal Vendor Contracts and Key Customer Contracts;

1.18	enter into any arrangement or make any commitment to take any of the actions set out in paragraphs 1.1 through 1.16 above;

1.19	that from the date of incorporation to the date of Completion the only assets and/or liabilities incurred by French Target 3 shall be in performance of the HP Africa Contract.

2.	Nothing in this part 3 of schedule 8 shall prevent the Sellers from complying with their obligations in schedule 14.

SCHEDULE 9: COMPLETION ACCOUNTS

SCHEDULE 10: RETENTION PROVISIONS

1.	Release from the Retention

1.1	While there is a Retention, upon a Retention Claim or part of it becoming a Settled Retention Claim, an amount equal to the lower of:

1.1.1	the sum due to the Purchaser in respect of that Settled Retention Claim; and

1.1.2	the Retention,

shall be released immediately from the Retention Account to the Purchaser in complete or partial satisfaction (as the case may be) of that Settled Retention Claim.

If there is no MENA Claim outstanding on the earliest of the (i) date the Sellers fully comply with their obligations under paragraph 11 of schedule 14 to this agreement or (ii) the date falling 24 months after the date of this agreement or; (iii) the date falling 12 months after the date upon which the shares in the last of the MENA Entities are transferred out of the Target Group (the “MENA Release Date”) the sum of £5,000,000 less any sum already paid in respect of a MENA Claim (plus the accrued interest on that sum) will be immediately released to the Sellers from the Retention Account.

If there is no Disputed Retention Claim on the Release Date, then, subject to satisfaction of all Settled Retention Claims, the Retention (if any) shall be released immediately from the Retention Account to the Sellers.

Subject to paragraph 2, if there is a MENA Claim on the MENA Release Date or a Disputed Retention Claim on the Release Date, then the Purchaser and the Sellers’ Representative shall each irrevocably instruct the Retention Account Agents to retain the Estimated Amounts relating to the MENA Claim or the Disputed Retention Claim as the case may be (as defined more fully in this paragraph 1.4) in the Retention Account, provided that the Purchaser has provided the Sellers’ Representative with:

1.1.3	reasonable details of the nature of the claim;

1.1.4	a reasonable estimate of the amounts claimed by counsel of at least 10 years call (“Counsel”), based on the facts and circumstances made available to him or her by or on behalf of the Purchaser (“Estimated Amount”); and

1.1.5	a written opinion of Counsel which states that, on a balance of probabilities, the claim would have a reasonable prospect of success (having regard to such facts and circumstances as have been made available).

For the purpose of paragraph 1.4.2, the Purchaser shall be obliged to provide Counsel with all facts and circumstances available to it in relation to the MENA Claim or the Disputed Retention Claim as the case may be.

2.	Retention claim

If, after the MENA Release Date, and following notification of the Estimated Amount for all MENA Claims pursuant to paragraph 1.4 the aggregate value of:

the Estimated Amounts for all disputed MENA Claims then outstanding; and

the value of all Settled Retention Claims arising from paragraph 11 of schedule 14 to this agreement is less than £5,000,000 then a sum equivalent to the amount by which £5,000,000 exceeds the aggregate value derived from paragraphs 2.1.1 and 2.1.2 above shall be released from the Retention Account to the Sellers immediately.

If, after the Release Date and following notification of the Estimated Amounts for all Disputed Retention Claims pursuant to paragraph 1.4, the Retention exceeds the aggregate of:

2.1.1	the Estimated Amounts for all Disputed Retention Claims then outstanding; and

2.1.2	the value of all Settled Retention Claims to the extent that they then remain unsatisfied,

then a sum equal to the excess shall be released immediately from the Retention Account to the Sellers.

Upon all Disputed Retention Claims becoming Settled Retention Claims and subject to satisfaction of all Settled Retention Claims, the Retention (if any) shall be released immediately from the Retention Account to the Sellers.

3.	Interest on the Retention

Interest which accrues on the Retention shall belong to the Sellers, but shall be credited to the Retention Account and form part of the Retention. The liability to Tax on any such interest shall be borne by the Sellers.

1.	Bank charges

1.1	Each payment from the Retention Account shall be made after the deduction of all charges to be levied by the Bank for making such payment.

1.2	All charges, fees, costs and expenses levied by the Bank arising out of or in connection with the Retention Account shall be debited to the Retention Account.

2.	Instructions to Retention Account Agents

The Purchaser and the Sellers’ Representative shall promptly give all necessary written instructions to the Retention Account Agents to effect releases from the Retention Account in accordance with this schedule and the terms of the Retention Account Agreement.

3.	No set-off

Save as required by Law, any sum payable to the Sellers from the Retention Account pursuant to this schedule shall be paid in full without any deduction or withholding, and the Purchaser shall not be entitled to assert any credit, set-off or counterclaim against the Sellers in order to justify withholding all or any part of such sum.

SCHEDULE 11: INDEMNITIES

SCHEDULE 12: PROPERTY

Part 1: UK Leasehold Property

Warrington

Lessee:	Specialist Distribution Group (SDG) Ltd.

Description of property:	Unit 740 Birchwood Boulevard, Warrington

Date of lease:	7 May 2009

Lease term:	24 June 2009 - 28 September 2019

Current landlord:	Credential Estates Limited

Title number:	None - to follow registration of the lease

Lyndon Place

Lessee:	Specialist Distribution Group (SDG) Ltd.

Description of property:	Part First Floor East Wing, Prime Point, Coventry Road, Birmingham (Lyndon Place)

Date of lease:	17 September 2009

Lease term:	21 September 2008 - 24 October 2016

Current landlord:	Specialist Computer Centres plc

Title number:	WM956670

Lyndon Place: A licence to occupy part of the First Floor of the West Wing at Prime Point, Coventry Road, Birmingham between Specialist Computer Centres plc and Specialist Distribution Group (SDG) Limited

Langley: a licence to occupy ground floor premises, Unit 6B, Langley Business Centre, 11-49 Station Road, Langley, Berkshire between (1) Specialist Computer Centres plc and (2) Specialist Distribution Group (SDG) Limited

Part 2: French Leasehold Property

Colombes

Lessee:	ETC Métrologie

Description of property:	In a real estate complex “Les Corvettes” located at 142/160 avenue de Stalingrad, Colombes.

Date of lease:	31 October 2007

Lease term:	1 August 2007 - 31 July 2016

Current landlord:	SAS Les Corvettes Invest

Title number:	Not applicable

Ecully

Lessee:	Best’Ware France

Description of property:	Ground floor, office premises of 90 sq.m. approx and 3 car park spaces, in a building “Le Norly 3” located at 136 Chemin Moulin Carron, Ecully

Date of lease:	31 August and 6 September 2005

Lease term:	1 September 2005 - 31 August 2014

Current landlord:	SCPI Dauphi Pierre

Title number:	Not applicable

Part 3: NL Leasehold Property

Bodegraven

Lessee:	ETC B.V.

Description of property:	Tolnasingel 2, 2411 PV, Bodegraven, The Netherlands, registered with the Dutch land register as follows: municipality of Bodegraven, section F, numbers 3392, 3683 and 3802.

Date of lease:	Commencement - 31 October 2012

Lease term:	Five years (lessee break after two years)

Current landlord:	SCH International B.V.

Title number:	Not applicable

SCHEDULE 13: APPORTIONMENT

Part 1: Consideration

1.	The Consideration shall be apportioned between the Sellers as follows:

1.1	the UK Seller shall receive, for the UK Target Shares, an amount equal to:

1.1.1	£102,000,000; plus

1.1.2	UK Actual Cash less UK Actual Indebtedness; plus

1.1.3	UK Actual Intercompany Receivables less UK Actual Intercompany Payables; plus

1.1.4	UK Actual Working Capital less UK Normalised Working Capital,

(the “UK Consideration”);

1.2	the French Seller shall receive, for the French Target Shares, an amount equal to:

1.2.1	£63,500,000; plus

1.2.2	French Actual Cash less French Actual Indebtedness; plus

1.2.3	French Actual Intercompany Receivables less French Actual Intercompany Payables; plus

1.2.4	French Actual Working Capital less French Normalised Working Capital,

(the “French Consideration”); and

1.3	the NL Seller shall receive, for the NL Target Shares, an amount equal to:

1.3.1	£54,500,000; plus

1.3.2	NL Actual Cash less NL Actual Indebtedness; plus

1.3.3	NL Actual Intercompany Receivables less NL Actual Intercompany Payables; plus

1.3.4	NL Actual Working Capital less NL Nominated Working Capital,

(the “NL Consideration”).

Part 2: Completion Payment

The Completion Payment shall be apportioned between the Sellers as follows:

1.	the UK Seller shall receive, by way of consideration (and on account of its proportion of the Consideration) an amount equal to:

1.1	£96,900,000; plus

1.2	UK Estimated Cash less UK Estimated Indebtedness; plus

1.3	UK Estimated Intercompany Receivables less UK Estimated Intercompany Payables; plus

1.4	UK Estimated Working Capital less UK Normalised Working Capital,

(the “UK Completion Payment”);

2.	the French Seller shall receive, by way of consideration (and on account of its proportion of the Consideration) an amount equal to:

2.1	£60,300,000 (or in any event that the additional Retention in relation to the MENA Entities is required, £55,300,000); plus

2.2	French Estimated Cash less French Estimated Indebtedness; plus

2.3	French Estimated Intercompany Receivables less French Estimated Intercompany Payables; plus

2.4	French Estimated Working Capital less French Normalised Working Capital,

(the “French Completion Payment”); and

3.	the NL Seller shall receive, by way of consideration (and on account of its proportion of the Consideration), an amount equal to:

3.1	£51,800,000; plus

3.2	NL Estimated Cash less NL Estimated Indebtedness; plus

3.3	NL Estimated Intercompany Receivables less NL Estimated Intercompany Payables; plus

3.4	NL Estimated Working Capital less NL Normalised Working Capital,

(the “NL Completion Payment”).

Part 3: Adjustment

1.	Any Excess and/or Shortfall shall be apportioned between the Sellers as follows:

1.1	UK Seller

1.1.1	If the aggregate of:

1.1.1.1	UK Actual Working Capital; plus

1.1.1.2	UK Actual Cash less UK Actual Indebtedness; plus

1.1.1.3	UK Actual Intercompany Receivables less UK Actual Intercompany Payables,

exceeds the aggregate of:

1.1.1.4	UK Estimated Working Capital; plus

1.1.1.5	UK Estimated Cash less UK Estimated Indebtedness; plus

1.1.1.6	UK Estimated Intercompany Receivables less UK Estimated Intercompany Payables,

then the UK Seller shall receive the amount of such excess as its proportion of the Excess (if any).

1.1.2	If the aggregate of:

1.1.2.1	UK Actual Working Capital; plus

1.1.2.2	UK Actual Cash less UK Actual Indebtedness; plus

1.1.2.3	UK Actual Intercompany Receivables less UK Actual Intercompany Payables,

is less than the aggregate of:

1.1.2.4	UK Estimated Working Capital; plus

1.1.2.5	UK Estimated Cash less UK Estimated Indebtedness; plus

1.1.2.6	UK Estimated Intercompany Receivables less UK Estimated Intercompany Payables,

Then the UK Seller shall pay an amount equal to such shortfall to the Purchaser as its proportion of the Shortfall(if any).

1.2	French Seller

1.2.1	If the aggregate of:

1.2.1.1	French Actual Working Capital; plus

1.2.1.2	French Actual Cash less French Actual Indebtedness; plus

1.2.1.3	French Actual Intercompany Receivables less French Actual Intercompany Payables,

exceeds the aggregate of:

1.2.1.4	French Estimated Working Capital; plus

1.2.1.5	French Estimated Cash less French Estimated Indebtedness; plus

1.2.1.6	French Estimated Intercompany Receivables less French Estimated Intercompany Payables,

then the French Seller shall receive the amount of such excess as its proportion of the Excess (if any).

1.2.2	If the aggregate of:

1.2.2.1	French Actual Working Capital; plus

1.2.2.2	French Actual Cash less French Actual Indebtedness; plus

1.2.2.3	French Actual Intercompany Receivables less French Actual Intercompany Payables,

is less than the aggregate of:

1.2.2.4	French Estimated Working Capital; plus

1.2.2.5	French Estimated Cash less French Estimated Indebtedness; plus

1.2.2.6	French Estimated Intercompany Receivables less French Estimated Intercompany Payables,

then the French Seller shall pay an amount equal to such shortfall to the Purchaser as its proportion of the Shortfall (if any).

1.3	NL Seller

1.3.1	If the aggregate of:

1.3.1.1	NL Actual Working Capital; plus

1.3.1.2	NL Actual Cash less NL Actual Indebtedness; plus

1.3.1.3	NL Actual Intercompany Receivables less NL Actual Intercompany Payables,

exceeds the aggregate of:

1.3.1.4	NL Estimated Working Capital; plus

1.3.1.5	NL Estimated Cash less NL Estimated Indebtedness; plus

1.3.1.6	NL Estimated Intercompany Receivables less NL Estimated Intercompany Payables,

then the NL Seller shall receive the amount of such excess as its proportion of the Excess (if any).

1.3.2	If the aggregate of:

1.3.2.1	NL Actual Working Capital; plus

1.3.2.2	NL Actual Cash less NL Actual Indebtedness; plus

1.3.2.3	NL Actual Intercompany Receivables less NL Actual Intercompany Payables,

is less than the aggregate of:

1.3.2.4	NL Estimated Working Capital; plus

1.3.2.5	NL Estimated Cash less NL Estimated Indebtedness; plus

1.3.2.6	NL Estimated Intercompany Receivables less NL Estimated Intercompany Payables,

then the NL Seller shall pay an amount equal to such shortfall to the Purchaser as its proportion of the Shortfall (if any).

SCHEDULE 14: RESTRUCTURING

Prior to Completion, SCH and the Sellers shall procure that:

1.	to the extent not already owned licensed to or otherwise held by the Target Group Companies good and full legal title to all assets of the Business (excluding the Employees) and to the entire issued share capital of NL Subsidiary are transferred to the Target Group Companies in accordance with and/or pursuant to the Pre Completion Transfer Agreements and the NL Demerger Documents and the Target Group Companies do not assume any liabilities other than in respect of the Business as a consequence thereof;

2.	save in relation to any change of control provisions contained therein, the Target Group Companies have the benefit of and/or are party to Vendor Contracts which, performed in accordance with their terms, would generate a sum equal to 98% of the aggregate gross trading profit (“GTP”) of the Business derived from the sale of product but excluding any GTP derived from the sale of spares or the provision of services by the Target Group Companies (including but not limited to the provision of consultancy and configuration services) in the 12 month period to 31 March 2012;

3.	the Restructuring is completed on terms that its implementation is not in breach of any Contract, Law, regulation, order, judgement, injunction, undertaking, clause or similar imposition to which a Target Group Company or a Retained Group member is subject;

4.	not less than eighty percent (80%) of the Employees of each Target Group Company (which for the purpose of this provision shall include Transferring Employees and individuals recruited to replace Employees who have ceased to be employed by the relevant Target Group Company on substantially similar terms) are employed by each Target Group Company (for these purposes, the NL Target and NL Subsidiary shall be treated as one Target Group Company and the Employees of the NL Target Group shall be those stated at 12.1.1 and DL Document 2 in the Disclosure Letter);

5.	save for replacement staff recruited on terms substantially the same as those applicable to the individual they are intended to replace the Target Group Companies employ no individuals other than the Employees;

6.	the Pre-Completion Transfer Agreements are completed;

7.	the Applied House Assignment is completed;

8.	no notice to terminate has been served in respect of either the Lyndon Place Licence to Occupy or the Langley Licence to Occupy whether by a member of the Retained Group or the superior landlord of the relevant premises and no right to occupy such premises has been granted to any other person;

9.	the Colombes Sub-Leases are completed and the landlord’s consent is obtained in respect of the Colombes Sub-Leases for the period after the Completion Date when French Target 1 ceases to be a member of the Seller Group;

10.	the Bodegraven Lease is completed;

11.	each of French Target 1 and French Target 2 disposes of the shares held by it in the capital of BW Algeria, SDG Dubai and BW Morocco on the terms of the Agreed Form Documents and further obtains all necessary consents (shareholder, governmental, regulatory or otherwise) in relation to such disposals so that the disposition is on terms that the relevant member of the Seller Group (excluding the French Targets) that acquires such shares (or any of them) has good legal title to such shares free from Encumbrance and any obligation, contract or arrangement that may require such member of the Seller Group to transfer the shares to any of the French Targets;

12.	the demerger of the NL Seller has been completed in accordance with the NL Demerger Documentation;

Executed as a deed, but not delivered until the first date specified on page 1, by Steve Rigby	) )
as attorney for SCH DISTRIBUTION LIMITED	) ) )
under a power of attorney dated in the presence of:	) )	Signature	Steve Rigby

		Name (block capitals)	Steve Rigby
Attorney

Witness signature	Phillip Becker

Witness name	PHILLIP BECKER
(block capitals)

Witness address	One Wood Street
London
EC2V 7WS

Executed as a deed, but not delivered until the first date specified on page 1, by Steve Rigby as attorney for SCH SAS under a power of attorney dated in the presence of:	) ) ) ) ) )	Signature	Steve Rigby

		Name (block capitals)	Steve Rigby
Attorney

Witness signature	Phillip Becker

Witness name	PHILLIP BECKER
(block capitals)

Witness address	One Wood Street
London
EC2V 7WS

Executed as a deed, but not delivered until the	)
first date specified on page 1, by Steve Rigby	)
)
as attorney for SCH NEDERLAND B.V.	)
under power of attorney dated	)
in the presence of:	)	Signature	Steve Rigby

		Name (block capitals)	Steve Rigby
Attorney

Witness signature	Phillip Becker

Witness name	PHILLIP BECKER
(block capitals)

Witness address	One Wood Street
London
EC2V 7WS

Executed as a deed, but not delivered until the	)		Shai Sorek
first date specified on page 1, by Steve Rigby	)
	)		Norber Loudek
as attorney for	)
TECH DATA EUROPE GMBH	)
under power of attorney dated	)
in the presence of:	)	Signature
Shai Sorek
		Name (block capitals)	Norbert Loudek
Attorney
Witness signature	Phillip Becker

Witness name	PHILLIP BECKER
(block capitals)

Witness address	One Wood Street
London
EC2V 7WS

Executed as a deed, but not delivered until the	)
first date specified on page 1, by	)
SPECIALIST COMPUTER	)
HOLDINGS PLC by a director in the	)
presence of a witness:	)	Signature	Steve Rigby

		Name (block capitals)	Steve Rigby
Director

Witness signature	Phillip Becker

Witness name	PHILLIP BECKER
(block capitals)

Witness address	One Wood Street
London
EC2V 7WS